EXHIBIT 99.1

AMENDED AND RESTATED CREDIT AGREEMENT

by and among

MIDAMERICAN ENERGY HOLDINGS COMPANY,
as Borrower

THE BANKS AND OTHER FINANCIAL
INSTITUTIONS PARTIES HERETO,
as Banks

JPMORGAN CHASE BANK, N.A.,
as L/C Issuer

UNION BANK OF CALIFORNIA, N.A.,
as Agent

THE ROYAL BANK OF SCOTLAND PLC,
as Syndication Agent

and

JPMORGAN CHASE BANK, N.A.,
ABN AMRO BANK N.V.,
and
BNP PARIBAS,
as Co-Documentation Agents
____________________________________________________________

RBS SECURITIES CORPORATION,
as Joint Lead Arranger and Joint Book Runner

UNION BANK OF CALIFORNIA, N.A.,
as Joint Lead Arranger and Joint Book Runner

____________________________________________________________

Dated as of July 6, 2006

APPENDICES

Appendix A	-	Defined Terms

SCHEDULES

Schedule I	-	Commitment Schedule
Schedule II	-	Pricing Schedules
Schedule III	-	Letters of Credit

EXHIBITS

Exhibit A	-	Form of Assignment and Assumption
Exhibit B-1	-	Form of Notice of Borrowing
Exhibit B-2	-	Form of Request for Continuation of a Eurodollar Committed Loan
Exhibit B-3	-	Form of Request for Conversion of or to a Eurodollar Committed Loan
Exhibit B-4	-	Form of Bid Request
Exhibit C-1	-	Form of Note (Committed Loans)
Exhibit C-2	-	Form of Note (Bid Rate Loans)
Exhibit D-1	-	Form of Opinion of Latham & Watkins LLP

Exhibit D-2	-	Form of Opinion of Borrower’s In-house Counsel
Exhibit E	-	Form of L/C Issuance Request
Exhibit F	-	Form of Accession and Amendment Agreement
Exhibit G	-	Form of Increasing Bank Agreement

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT, dated as of July 6, 2006 (this “Agreement”), is made by and among MIDAMERICAN ENERGY HOLDINGS COMPANY, an Iowa corporation (“Borrower”), the banks listed on the signature pages hereof as “Existing Banks” (the “Existing Banks”) and the banks listed on the signature pages hereof as “Additional Banks” (the “Additional Banks”) (the Existing Banks and the Additional Banks, collectively, the “Banks”), JPMORGAN CHASE BANK, N.A., as L/C Issuer, UNION BANK OF CALIFORNIA, N.A. (“UBOC”), as Agent, THE ROYAL BANK OF SCOTLAND PLC (“RBS”), as Syndication Agent, and JPMORGAN CHASE BANK, N.A., ABN AMRO BANK N.V. and BNP PARIBAS, as Co-Documentation Agents.

WHEREAS, Borrower, the Existing Banks, JPMorgan Chase Bank, N.A., as L/C Issuer, the Agent and ABN AMRO Bank N.V., JPMorgan Chase Bank, N.A. and BNP Paribas, as co-documentation agents, previously entered into that certain Credit Agreement, dated as of August 26, 2005 (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”);

WHEREAS, the parties hereto desire to amend and restate the Existing Credit Agreement, on the terms and conditions set forth herein;

WHEREAS, Borrower has requested that the Banks make loans to, and the L/C Issuer issue letters of credit for the account of, Borrower for the purposes described herein; and

WHEREAS, the Banks are willing to make loans to, and the L/C Issuer is willing to issue letters of credit for the account of, Borrower on the terms and subject to the conditions contained herein.

NOW, THEREFORE, the parties hereto hereby agree that the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 Defined Terms. For all purposes of this Agreement, capitalized terms used but not otherwise defined herein shall have the meanings set forth in Appendix A, which Appendix is hereby incorporated into this Agreement and made a part hereof as if set forth herein in full.

Section 1.2 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” mean “to but excluding.”

Section 1.3 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. If any “Accounting Change” (as defined below) shall occur and such change results in a change in the calculation of financial covenants, standards or terms in this Agreement, Borrower and Agent shall enter into negotiations to amend the affected provisions of this Agreement with the desired result that the criteria for evaluating Borrower’s consolidated financial condition and results of operations shall be substantially the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such an amendment shall have been executed and delivered by Borrower, Agent and the Majority Banks, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. “Accounting Change” means a change in accounting principles required by the promulgation of any final rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC (or successors thereto or agencies with similar functions).

Section 1.4 No Presumption Against Any Party. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Agent, the L/C Issuer, any Bank or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties and their counsel and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

Section 1.5 Use of Certain Terms. Unless the context of any Credit Document requires otherwise, as used in any Appendix or Schedule hereto or to any other Credit Document or in any Credit Document: the plural includes the singular, the singular includes the plural, the part includes the whole, “including” is not limiting and “or” has the inclusive meaning of the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder” and other similar terms in this Agreement or in Appendix A refer to this Agreement and Appendix A as a whole and not exclusively to any particular provision of this Agreement or of Appendix A. The terms “knowledge of”, “awareness of” and “receipt of notice of” in relation to Borrower, and other similar expressions, mean knowledge of, awareness of, or receipt of notice by, a Responsible Officer of Borrower.

Section 1.6 Headings and References. Section and other headings are for reference only and shall not affect the interpretation or meaning of any provision of this Agreement. Unless otherwise provided, references to Articles, Sections, Schedules and Exhibits herein or in Appendix A shall be deemed references to Articles, Sections, Schedules and Exhibits of and to this Agreement. References to this Agreement or to any other Credit Document include this Agreement or such other Credit Document, as the case may be, as it may be modified, amended, restated or supplemented from time to time pursuant to the provisions hereof or thereof. A reference to a Person, herein or in any other Credit Document, includes the successors and assigns of such Person, but such successors and assigns shall have rights under this Agreement only to the extent permitted hereby.

Section 1.7 Independence of Provisions. All agreements and covenants hereunder and under the other Credit Documents shall be given independent effect such that if a particular action or condition is prohibited by the terms of any such agreement or covenant, the fact that such action or condition would be permitted within the limitations of another agreement or covenant shall not be construed as allowing such action to be taken or condition to exist.

ARTICLE II

AMOUNTS AND TERMS OF THE
LOANS AND THE LETTERS OF CREDIT

Section 2.1 The Loans.

(a) The Loan Commitments. Each Bank severally agrees on the terms and conditions set forth in this Agreement (including those of Article III) to make loans to Borrower on any Banking Day at the Applicable Lending Office for such Bank during the period from the date hereof until the Termination Date in an aggregate principal amount at any one time outstanding not to exceed (i) such Bank’s Commitment then in effect less (ii) the sum of (A) such Bank’s pro rata share (based on the ratio of its Commitment to the Aggregate Commitments) of the L/C Outstandings and (B) such Bank’s pro rata share (based on the ratio of its Commitment to the Aggregate Commitments) of the Bid Rate Loan Outstandings. Each borrowing of Committed Loans shall be funded by the Banks ratably according to each Bank’s Commitment, and shall be in an aggregate amount of not less than One Million Dollars ($1,000,000) or an integral multiple of One Million Dollars ($1,000,000) in excess thereof. Committed Loans may be borrowed, repaid or prepaid pursuant to Section 2.3, and reborrowed (including a reborrowing for the purpose of refunding an outstanding Loan in whole or in part) under this Section 2.1(a). Notwithstanding the foregoing, no Committed Loan shall be made that would cause the sum of (1) the amount of such Committed Loan (together with the amounts of all other Committed Loans and all Bid Rate Loans to be made on the same Funding Date and the face amounts of all L/Cs to be issued on such Funding Date), (2) the L/C Outstandings, (3) the aggregate principal amount of outstanding Committed Loans, and (4) the Bid Rate Loan Outstandings to exceed the Aggregate Commitments, and Committed Loans must be repaid immediately in an amount sufficient to eliminate any excess.

(b)   Post-Closing Commitment Increase Option.

(i)  Notwithstanding anything in Section 8.3 to the contrary, this Agreement may be amended from time to time following the Closing Date, pursuant to subsection (ii) and/or subsection (iii) of this clause (b), to increase the Aggregate Commitments, at the option of Borrower, pursuant to one or more Accession and Amendment Agreements and/or Increasing Bank Agreements, as applicable, entered into by Borrower, Agent and each Bank or other financial institution that shall agree to provide an additional or increased Commitment, without the consent of any other Bank; provided, that (A) the aggregate principal amount of such additional or increased Commitments shall not exceed Two Hundred Million Dollars ($200,000,000), (B) such option may be exercised no later than the date that occurs 30 days prior to the Termination Date, (C) the aggregate amount of any such increase of the Aggregate Commitments on any date shall not be less than Twenty-Five Million Dollars ($25,000,000) or an integral multiple of One Million Dollars ($1,000,000) in excess thereof, (D) no Default or Event of Default shall have occurred and be continuing at the time of such increase, (E) the representations and warranties contained in Article IV of this Agreement shall be true and correct in all material respects on and as of the date of such increase, both before and after giving effect to such increase, as though made on and as of such date (except to the extent that such representations and warranties are specifically limited to a prior date, in which case such representations and warranties shall be true and correct in all material respects on and as of such prior date), (F) on the date of such increase, Borrower shall pay to Agent for distribution to the then-existing Banks all interest (other than interest in respect of any Bid Rate Loans), Utilization Fees, Facility Fees and L/C Fees payable under Section 2.6(a)(iv), in each case accrued to the date of such increase, together with any amounts payable to such Banks pursuant to Section 2.4(d) attributable to the reduction (prior to the Maturity Date of the applicable Interest Period) of any such Bank’s outstanding Eurodollar Rate Loans pursuant to subsection (v) below, calculated on the basis set forth in Section 2.4(d) as though Borrower has prepaid such Eurodollar Rate Loans on the date of such increase, (G) no Commitment of any Bank shall be increased without the consent of such Bank in its sole and absolute discretion, (H) Borrower shall have delivered to Agent such consents, authorizations, certificates, opinions and other documents as Agent may reasonably request in connection with such increase (including, without limitation, any new Note or replacement Note requested by the applicable New Bank or Increasing Bank pursuant to Section 2.5(i)(iii)) and (I) any New Bank shall be acceptable to the L/C Issuer based upon its then-existing credit criteria (such acceptance not to be unreasonably withheld or delayed, and shall be evidenced by the L/C Issuer’s execution of the applicable Accession and Amendment Agreement).

(ii)  In the event that the Aggregate Commitments shall be increased at any time following the Closing Date in accordance with subsection (i) above through a post-closing syndication to one or more additional financial institutions (other than an existing Bank) (“New Banks”), each New Bank shall execute and deliver to Agent an Accession and Amendment Agreement. Upon (A) the execution and delivery of an Accession and Amendment Agreement by a New Bank and the other parties thereto, (B) the payment by such New Bank of any amounts required to be paid by such New Bank pursuant to subsection (v) below and (C) the satisfaction of the other applicable conditions set forth in subsection (i) above, such New Bank shall automatically become a Bank hereunder with a Commitment equal to the amount set forth opposite its name on the signature pages of such Accession and Amendment Agreement.

(iii)   In the event that any Bank shall agree (in its sole and absolute discretion) to increase its Commitment (an “Increasing Bank”) at any time following the Closing Date in accordance with subsection (i) above, such Increasing Bank shall execute and deliver to Agent an Increasing Bank Agreement. Upon (A) the execution and delivery of an Increasing Bank Agreement by an Increasing Bank and the other parties thereto, (B) the payment by such Increasing Bank of any amounts required to be paid by such Increasing Bank pursuant to subsection (v) below and (C) the satisfaction of the other applicable conditions set forth in subsection (i) above, the Commitment of such Increasing Bank shall automatically increase to the amount set forth opposite its name on the signature pages of such Increasing Bank Agreement.

(iv)  Agent shall promptly notify the Banks and the L/C Issuer of each New Bank and Increasing Bank, each New Bank’s and Increasing Bank’s Commitment and the Percentage of each Bank after taking into account the Commitment of each New Bank and Increasing Bank.

(v)  On the effective date of each Accession and Amendment Agreement and Increasing Bank Agreement, each New Bank and Increasing Bank shall purchase by assignment from the other Banks (and such other Banks shall assign to the New Banks and Increasing Banks) such portion of the Loans (other than any outstanding Bid Rate Loans), if any, owing to them as shall be designated by Agent such that, after giving effect to all such purchases and assignments, the outstanding Loans (other than Bid Rate Loans) owing to each Bank shall equal such Bank’s Percentage of the aggregate amount of Loans (other than Bid Rate Loans) owing to all Banks. In addition, on the effective date of each Accession and Amendment Agreement and Increasing Bank Agreement, each New Bank and Increasing Bank shall be deemed to have purchased by assignment from the other Banks (and such other Banks shall be deemed to have assigned to the New Banks and Increasing Banks) a portion of the undivided interests and participations (if any) then held by such other Banks in each outstanding L/C, each substitute letter of credit, each drawing made thereunder, the related Application Documents, all L/C Obligations (other than fees under Section 2.6(a)(v)) relating to such L/C and all Credit Documents securing, guaranteeing, supporting or otherwise benefiting the payment of such L/C Obligations, such that, after giving effect to all such deemed purchases and assignments, each Bank’s undivided interests and participations in the foregoing shall equal such Bank’s Percentage of the aggregate amount of such undivided interests and participations held by all of the Banks.

(c)   Notice of Borrowing. Each Committed Loan shall be made pursuant to a Notice of Borrowing (substantially in the form of Exhibit B-1) given by Borrower to Agent at the Agency Office not later than 12:00 Noon (local time in the city where the Agency Office is situated) on (i) the third Banking Day prior to the date of the proposed Committed Loan, in the case of any Eurodollar Committed Loan, or (ii) the Banking Day prior to the date of the proposed Committed Loan, in the case of any Base Rate Loan. Agent shall give to each Bank prompt notice thereof by telex, cable or telefacsimile. Committed Loans may also be requested by telephonic request made no later than the time by which the Notice of Borrowing would otherwise be due pursuant to the preceding sentence, provided that a Notice of Borrowing confirming such telephonic request is received by Agent no later than 12:00 Noon (local time in the city where the Agency Office is situated) on the Banking Day prior to such Committed Loan. Each Notice of Borrowing or telephonic request for a Committed Loan shall specify (1) the date of such Committed Loan, (2) the amount of such Committed Loan, (3) whether such Committed Loan is to be a Base Rate Loan or a Eurodollar Committed Loan, and (4) if such Committed Loan is to be a Eurodollar Committed Loan, the Interest Period with respect thereto. Each Bank shall, before 12:00 Noon (local time in the city where the Agency Office is situated) on the date of such Committed Loan, make available to Agent at the Agency Office, in same day funds in Dollars for credit to the Applicable Agent’s Account, such Bank’s ratable portion of such Committed Loan and, unless Agent has been notified by a Bank pursuant to Section 2.1(f) that such Bank will not make available its ratable portion of such Committed Loan, Agent will make such funds available to Borrower at the Agency Office on the date of such Committed Loan.

(d)   Notice of Borrowing Irrevocable. Each Notice of Borrowing and telephonic request for a Committed Loan shall be irrevocable and binding on Borrower. Borrower shall indemnify each Bank against any loss, cost or expense incurred by such Bank as a result of any failure to fulfill, on or before the date specified in the Notice of Borrowing or telephonic request for a Committed Loan, the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund the Committed Loans to be made by such Bank when the Committed Loans, as a result of such failure, are not made on such date.

(e)   Bid Rate Loan Procedures.

(i)  Subject to the terms and conditions set forth herein (including, without limitation, Section 2.1(k)), from the date hereof until the Termination Date, Borrower may request Bids for loans denominated in Dollars and may (but shall not have any obligation to) accept Bids and borrow loans from one or more Banks pursuant to this Section 2.1(e); provided that (A) after giving effect to any requested Bid Rate Loan and to any other Bid Rate Loan and any Committed Loans or L/Cs requested to be made or issued on the same Funding Date as such Bid Rate Loan, the sum of the outstanding principal amount of all Committed Loans and Bid Rate Loans plus the L/C Outstandings shall not exceed the Aggregate Commitments; and (B) Bid Requests may not be submitted more often than once in any period of five consecutive Banking Days. Each request for Bids shall be made pursuant to a Bid Request (substantially in the form of Exhibit B-4) given by Borrower to Agent at the Agency Office not later than 12:00 Noon (local time in the city where the Agency Office is situated) on (X) the fourth Banking Day prior to the date of the proposed Bid Rate Loan, in the case of any Eurodollar Bid Rate Loan, or (Y) the second Banking Day prior to the date of the proposed Bid Rate Loan, in the case of any Fixed Rate Loan. Agent shall give to each Bank prompt notice thereof by telex, cable or telefacsimile, inviting the Banks to submit Bids. Each Bid Request shall specify (1) the date of such Bid Rate Loan, (2) the amount of such Bid Rate Loan (which shall not be less than One Million Dollars ($1,000,000) or an integral multiple of One Million Dollars ($1,000,000) in excess thereof), (3) whether such Bid Rate Loan is to be a Eurodollar Bid Rate Loan or a Fixed Rate Loan, and (4) the Interest Period to be applicable to such Bid Rate Loan (and, if such Bid Rate Loan is a Fixed Rate Loan for an Interest Period in excess of three months, the intervals at which interest shall be payable with respect to the requested Fixed Rate Loan).

                (ii)  Each Bank may (but shall not have any obligation to) make one or more Bids to Borrower in response to a Bid Request. Each Bid by a Bank must be in a form approved by Agent and must be received by Agent at the Agency Office, and by Borrower, not later than 9:30 a.m. (local time in the city where the Agency Office is situated) on (A) the third Banking Day prior to the date of the proposed Bid Rate Loan, in the case of any Eurodollar Bid Rate Loan, or (B) the Banking Day prior to the date of the proposed Bid Rate Loan, in the case of any Fixed Rate Loan. Bids that do not conform substantially to the form approved by Agent or that are not timely received by Agent and Borrower shall be rejected by Agent, and Agent shall notify the applicable Bank as promptly as practicable. Borrower shall notify Agent, promptly after 9:30 a.m. (local time in the city where the Agency Office is located) of the Banks from which Bids have been received by Borrower by such time. Each Bid shall specify (X) the principal amount of the Bid Rate Loan or Bid Rate Loans that the submitting Bank is willing to make, (Y) the Bid Rate or Bid Rates at which such Bank is prepared to make such Bid Rate Loan or Bid Rate Loans (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) and (Z) the Interest Period applicable to each such Bid Rate Loan and the last day thereof.

    (iii)  If Agent shall elect to submit a Bid in its capacity as a Bank, it shall submit such Bid directly to Borrower at least one quarter of an hour earlier than the time by which the other Banks are required to submit their Bids to Agent pursuant to subsection (ii) of this clause (e).

                (iv)  Subject only to the provisions of this subsection (iv), Borrower may, in its sole and absolute discretion, accept or reject any Bid. Borrower shall notify Agent whether and to what extent it has decided to accept or reject each Bid at the Agency Office not later than 11:00 a.m. (local time in the city where the Agency Office is situated) on (A) the third Banking Day prior to the date of the proposed Bid Rate Loan, in the case of any Eurodollar Bid Rate Loan, or (B) the Banking Day prior to the date of the proposed Bid Rate Loan, in the case of any Fixed Rate Loan; provided that (W) the failure of Borrower to give such notice shall be deemed to be a rejection of each Bid, (X) Borrower shall not accept a Bid made at a particular Bid Rate if Borrower rejects a Bid made at a lower Bid Rate, (Y) the aggregate amount of the Bids accepted by Borrower shall not exceed the aggregate amount of the requested Bid Rate Loans specified in the related Bid Request, and (Z) to the extent necessary to comply with clause (Y) above, Borrower may accept Bids at the same Bid Rate in part, which acceptance, in the case of multiple Bids at such Bid Rate, shall be made pro rata in accordance with the amount of each such Bid, rounded to the nearest $1,000,000. A notice given by Borrower pursuant to this subsection (iv) shall be irrevocable.

                (v)  Agent shall promptly notify each bidding Bank by telecopy whether or not its Bid has been accepted (and, if so, the amount and Bid Rate so accepted), and each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Bid Rate Loan in respect of which its Bid has been accepted. Borrower shall indemnify each Bank that becomes so bound to make a Bid Rate Loan against any loss, cost or expense incurred by such Bank as a result of any failure to fulfill, on or before the date specified in the relevant Bid Request, the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund the Bid Rate Loan to be made by such Bank when the affected Bid Rate Loan, as a result of such failure, is not made on such date.

(f)   Agent’s Reliance on Bank Loans. Unless Agent shall have received notice from a Bank prior to the time of any Loan that such Bank will not make available to Agent the amount of such Bank’s ratable portion of such Loan (or, in the case of a Bid Rate Loan, that such Bank will not make available to Agent the amount of such Bank’s Bid Rate Loan), Agent may assume that such Bank has made such amount available to Agent on the date of such Loan in accordance with this Section 2.1, and Agent may, in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such amount available to Agent, such Bank and Borrower severally agree to repay to Agent forthwith on demand such corresponding amount advanced to Borrower, together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to Agent, at (i) in the case of Borrower, the interest rate applicable at the time to such Loan, and (ii) in the case of such Bank, the Federal Funds Rate. If such Bank shall repay such amount to Agent, such repayment shall constitute such Bank’s ratable portion of the affected Committed Loan, or such Bank’s Bid Rate Loan, as the case may be, for purposes of this Agreement.

(g)   Failure to Make Loan. The failure of any Bank to make a Loan to be made by it shall not relieve any other Bank of its obligation, if any, hereunder to make its Loan on the date of such Loan, but no Bank shall be responsible for the failure of any other Bank to make the Loan to be made by such other Bank on the date of any Loan.

(h)   Notice of Interest Rate and Interest Period. Agent shall give prompt notice to Borrower and the Banks of the applicable interest rate for each Loan determined by Agent pursuant to Section 2.4 as soon as reasonably practicable after such rate is determined by Agent and in no event later than two (2) Banking Days prior to the making of such Loan in the case of any Eurodollar Rate Loan. Such notice shall also provide the Interest Period for any Eurodollar Rate Loan or Fixed Rate Loan.

          (i)    Conversion Options. Subject to the provisions of Sections 2.1(k) and 2.4(d), Borrower may elect from time to time to convert any amount of Eurodollar Committed Loans to Base Rate Loans by delivering a Request for Conversion of or to a Eurodollar Committed Loan (substantially in the form of Exhibit B-3) to Agent prior to 12:00 Noon, New York City time, at least one (1) Banking Day prior to the requested date of conversion. Subject to the provisions of Section 2.1(k), Borrower may elect from time to time to convert any amount of Base Rate Loans to Eurodollar Committed Loans by delivering a Request for Conversion of or to a Eurodollar Committed Loan to Agent prior to 12:00 Noon, New York City time, at least three (3) Banking Days prior to the requested date of conversion. Any such Request for Conversion of or to a Eurodollar Committed Loan with respect to a conversion to Eurodollar Committed Loans shall be irrevocable and shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such Request for Conversion of or to a Eurodollar Committed Loan, Agent shall promptly notify each Bank thereof. All or any part of outstanding Eurodollar Committed Loans and Base Rate Loans may be converted as provided herein, provided that no Base Rate Loan may be converted into a Eurodollar Committed Loan when any Event of Default has occurred and is continuing and the Majority Banks have determined that such a conversion is not appropriate.

 (j)    Continuation Options. Subject to the provisions of Section 2.1(k), all or a portion of any maturing Eurodollar Tranche may be continued as Eurodollar Committed Loans upon the expiration of the then current Interest Period with respect thereto by Borrower delivering a Request for Continuation of a Eurodollar Committed Loan (substantially in the form of Exhibit B-2) to Agent, prior to 12:00 Noon (New York City time) on the third Banking Day prior to the last day of the then current Interest Period, specifying the length of the next Interest Period to be applicable to such Eurodollar Committed Loans, provided that (i) no portion of a Eurodollar Tranche may be continued as Eurodollar Committed Loans when any Event of Default has occurred and is continuing and the Majority Banks have determined that such a continuation is not appropriate and (ii) if Borrower shall fail to give such notice or if such continuation is not permitted, such Eurodollar Tranche shall be automatically converted to a Base Rate Loan on the last day of such then expiring Interest Period.

(k)    Eurodollar Tranches. All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, each Eurodollar Tranche shall be in an amount equal to One Million Dollars ($1,000,000) or a whole multiple of One Million Dollars ($1,000,000) in excess thereof and there shall be, in the aggregate, no more than ten (10) Eurodollar Tranches outstanding at any one time.

Section 2.2 Letters of Credit.

          (a)    Amount and Expiration.

(i) Subject to the terms and conditions of this Agreement, from the Closing Date to the date which is thirty (30) days before the Termination Date, Borrower may request that the L/C Issuer, in its individual capacity, issue one or more L/Cs for the account of Borrower; provided, however, that no L/C shall be issued if, after giving effect to the issuance of such L/C and of any other L/Cs requested to be issued on the same Funding Date and to the making of any Committed Loans or Bid Rate Loans requested to be made on the same Funding Date, (A) the aggregate amount of all L/C Outstandings plus the aggregate amount of all Committed Loans and Bid Rate Loans then outstanding would exceed the Aggregate Commitments at such time, (B) the aggregate amount of all L/C Outstandings would exceed the L/C Sublimit or (C) if the Termination Date shall have been extended pursuant to Section 2.12, the aggregate amount of all L/C Outstandings would exceed the Aggregate Commitments scheduled to be in effect on the latest Termination Date. Subject to the foregoing, Borrower may request the issuance of L/Cs under this subsection (i), repay any drawings thereunder and request the issuance of additional L/Cs under this subsection (i). For all purposes of this Agreement, reference to the “issue” or “issuance” of any L/C or any L/C being “issued” shall include the amendment, supplement or modification of any L/C, including, without limitation, any increase in the amount thereof, or any extension or renewal thereof.

(ii) Each L/C shall expire by its terms not later than the L/C Expiration Date. Any L/C may by its terms be automatically renewable for a period not to exceed 365 days; provided, that any such L/C shall also expressly provide that its final expiry date shall in any event occur not later than the Termination Date, and such L/C shall not be extended beyond such date. No L/C may be denominated or drawable other than in Dollars.

(iii) On and after the Closing Date, the L/Cs set forth on Schedule III shall be deemed to have been issued by the L/C Issuer under this Agreement.

          (b)   Notice and Issuance.

               (i) Borrower shall give notice to the L/C Issuer and Agent of a request for issuance of any L/C (a “L/C Issuance Request”) not less than five (5) Banking Days prior to the proposed issuance date (which prescribed time period may be waived at the option of the L/C Issuer in the exercise of its sole discretion). Each L/C Issuance Request shall be substantially in the form of Exhibit E and shall specify: (A) the requested date of such issuance (which shall be a Banking Day); (B) the maximum amount of such L/C; (C) the expiration date of such L/C; (D) the purpose of such L/C; (E) the name and address of the beneficiary of such L/C; and (F) if requested by the L/C Issuer, the form of such L/C and any related draw requests and similar documents (which shall be acceptable to the L/C Issuer in its reasonable discretion). The making of each L/C Issuance Request shall be deemed to be a representation and warranty by Borrower that the L/C requested therein may be issued in accordance with and will not violate the terms of Section 2.2(a). Each L/C Issuance Request shall be accompanied by the Application Documents, each duly completed and executed and delivered by Borrower.

                (ii) Upon acceptance of the form of the proposed L/C by the L/C Issuer and upon fulfillment of the conditions set forth above in this Section 2.2(b) and the applicable conditions in Article III, the L/C Issuer shall issue such L/C.

(iii) Notwithstanding the foregoing, the L/C Issuer shall not be under any obligation to issue any L/C if at the time of such issuance:

    (A)  any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain the L/C Issuer from issuing such L/C or any requirement of law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such L/C in particular, or shall impose upon the L/C Issuer with respect to such L/C any requirement (for which the L/C Issuer is not otherwise compensated) not in effect on the date hereof, or any unreimbursed loss, cost or expense which was not applicable, in effect or known to the L/C Issuer as of the date hereof and which the L/C Issuer in good faith deems material to it; or

    (B)  the L/C Issuer shall have received notice from Agent or any Bank prior to the issuance of such L/C that one or more of the applicable conditions specified in this Section 2.2(b) or in Article III are not then satisfied, or that the issuance of such L/C would violate Section 2.2(a).

(iv) Upon the request of any Bank, the L/C Issuer shall promptly deliver to such Bank the information specified in Sections 2.2(b)(i)(A) through (F) above and copies of any L/C issued by the L/C Issuer.

          (c)    Reimbursement Obligations.

                (i) The L/C Issuer shall give prompt notice to Agent of each payment under an L/C by the L/C Issuer for drafts drawn or any other amount paid or disbursed under an L/C. Borrower shall be obligated to reimburse Agent, for the account of the L/C Issuer, in immediately available funds at the address set forth below the L/C Issuer’s signature to this Agreement, on the day of each payment under an L/C issued by the L/C Issuer for drafts drawn and any other amounts paid or disbursed under such L/C (all such amounts so drawn, paid or disbursed until reimbursed are hereinafter referred to as “Unreimbursed Drawings”); provided that if any such Unreimbursed Drawings are not so reimbursed on the date of any drafts drawn, Borrower’s reimbursement obligation in respect of such Unreimbursed Drawings shall be funded on such date (or on the next succeeding Banking Day, if applicable, as described in the last sentence of this clause (c)(i)) with the borrowing of Base Rate Loans (each such borrowing a “Mandatory L/C Borrowing”) in the full amount of the Unreimbursed Drawings from all Banks based on each Bank’s pro rata share of the Aggregate Commitments. Agent shall promptly notify the L/C Issuer of the amount of any Unreimbursed Drawings and Agent shall promptly notify the Banks of the amount of the related Mandatory L/C Borrowing not later than 2:00 p.m. (New York City time) on the date on which such Mandatory L/C Borrowing is to be made. Each Bank hereby irrevocably agrees to make Loans pursuant to each Mandatory L/C Borrowing in the amount, and not later than 5:00 p.m. (New York City time) on the date, and in the manner specified in the preceding sentence, notwithstanding (A) that the amount of the Mandatory L/C Borrowing may not comply with the minimum amount for borrowings otherwise required hereunder, (B) whether any conditions specified in Article III are then satisfied, (C) whether a Default or an Event of Default then exists, (D) the date of such Mandatory L/C Borrowing and (E) any reduction in the Aggregate Commitments after any such L/C was issued. If Agent delivers the above-described notice to any Bank later than 2:00 p.m. (New York City time) on the date of the required Mandatory L/C Borrowing, then such Bank shall not be obligated to effect such Mandatory L/C Borrowing until the next succeeding Banking Day (but not later than 5:00 p.m. (New York City time)), and interest on the amount of the related Unreimbursed Drawing, at the rate of interest then applicable to Base Rate Loans, shall accrue and be payable by Borrower (for the account of the L/C Issuer to the extent that such Unreimbursed Drawing has not been reimbursed in full) on the date on which interest on Base Rate Loans next becomes due and payable.

                (ii) Notwithstanding the foregoing (but without limiting the obligations of the Banks to make Loans pursuant to Mandatory L/C Borrowings in accordance with subsection (i) above), if at any time when a draft is drawn under an L/C there are not sufficient funds in any account of Borrower with the L/C Issuer or sufficient availability of Commitments hereunder to permit the making of Loans sufficient to fund the payment of such draft, any funds advanced by the L/C Issuer and the other Banks in payment thereof shall be due and payable immediately and shall bear interest until paid in full at the Default Rate, such interest to be payable on demand. In the event of any conflict, discrepancy or omission of terms provided herein between the terms established by the L/C Issuer in its Application Documents or otherwise and this Agreement, the terms provided herein shall prevail. The obligations of the Banks in respect of any funds so advanced or to be advanced by the L/C Issuer under this Section 2.2(c)(ii) and Section 2.2(c)(i) shall be as more particularly described in Sections 2.2(e)(ii) and (iii).

          (d)    General Unconditional Obligations. The L/C Obligations shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the Application Documents under all circumstances whatsoever, including, without limitation, the following circumstances, whether relating to any one or more L/Cs:

(i)  any agreement between Borrower and any beneficiary of an L/C or any agreement or instrument relating thereto (the “Beneficiary Documents”) proving to be forged, fraudulent, invalid, unenforceable or insufficient in any respect;

(ii)  any amendment or waiver of or any consent to departure from all or any of the Beneficiary Documents;

(iii)  the existence of any claim, setoff, defense or other rights which Borrower may have at any time against any beneficiary or any transferee of any L/C (or any Persons for whom any applicable beneficiary or any such transferee may be acting), the L/C Issuer, any other Bank, Agent or any other Person, whether in connection with this Agreement, the Beneficiary Documents or any unrelated transaction;

(iv)  any demand presented under any L/C (or any endorsement thereon) proving to be forged, fraudulent, invalid, unenforceable or insufficient in any respect or any statement therein being inaccurate in any respect whatsoever;

(v)  payment by the L/C Issuer under any L/C against presentation of a demand which does not comply with the terms of such L/C, including, without limitation, the circumstances referred to in subsection (iv) above or the failure of any document to bear reference or to bear adequate reference to such L/C, except to the extent resulting from the gross negligence or willful misconduct of the L/C Issuer;

(vi)  the use to which any L/C may be put or any acts or omissions of any beneficiary in connection therewith; or

(vii)  any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, except to the extent resulting from the gross negligence or willful misconduct of the L/C Issuer.

(e)     Participations by Banks.

                  (i) On the date of issuance of each L/C (or, in the case of an L/C set forth on Schedule III, on the Closing Date), the L/C Issuer shall be deemed irrevocably and unconditionally to have sold and transferred to each Bank (excluding, for all purposes of this Section 2.2(e), the L/C Issuer, which shall retain a portion equal to its pro rata share of the Aggregate Commitments) without recourse or warranty, and each Bank shall be deemed to have irrevocably and unconditionally purchased and received from the L/C Issuer, an undivided interest and participation, to the extent of such Bank’s pro rata share of the Aggregate Commitments in effect on the date of such issuance, in such L/C, each substitute letter of credit, each drawing made thereunder, the related Application Documents, all L/C Obligations (other than fees under Section 2.6(a)(v)) relating to such L/C and all Credit Documents securing, guaranteeing, supporting or otherwise benefiting the payment of such L/C Obligations. The L/C Issuer shall furnish to any Bank, upon request, copies of any L/C and any Application Documents as may be requested by such Bank.

                 (ii) If any reimbursement obligation under Section 2.2(c) is not paid to the L/C Issuer with respect to any L/C in full immediately or by a Mandatory L/C Borrowing from all the Banks pro rata pursuant to Section 2.2(c)(i), the L/C Issuer shall promptly notify Agent to that effect, and Agent shall promptly notify the Banks of the amount of such reimbursement obligation and each Bank shall immediately pay to Agent, for immediate payment to the L/C Issuer, in lawful money of the United States and in immediately available funds, an amount equal to such Bank’s ratable portion of the amount of such unpaid reimbursement obligation.

                (iii) The obligation of each Bank to make Loans in respect of each Mandatory L/C Borrowing and to make payments under the preceding Section 2.2(e)(ii) shall be absolute, unconditional and irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances and shall not be subject to any conditions set forth in Article III or otherwise affected by any circumstance including, without limitation, (A) the occurrence or continuance of a Default or an Event of Default; (B) any adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of Borrower; (C) any breach of this Agreement or any Application Documents or other Credit Documents by Borrower or any Bank; (D) any set-off, counterclaim, recoupment, defense or other right which such Bank or Borrower may have at any time against the L/C Issuer, any other Bank or any beneficiary named in any L/C in connection herewith or otherwise; (E) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (F) any lack of validity or enforceability of this Agreement or any of the other Credit Documents; (G) the granting, surrender or impairment of any security for the performance or observance of any of the terms of any of the other Credit Documents; or (H) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Borrower agrees that any Bank purchasing a participation in any L/C from the L/C Issuer hereunder may, to the fullest extent permitted by law, exercise all of its rights of payment with respect to such participation as fully as if such Bank were the direct creditor of Borrower in the amount of such participation.

                (iv) Promptly after the L/C Issuer receives a payment on account of a reimbursement obligation with respect to any L/C as to which any other Bank has funded its participation pursuant to Section 2.2(e)(ii), the L/C Issuer shall promptly pay to Agent, and Agent shall promptly pay to each Bank which funded its participation therein, in lawful money of the United States and in the kind of funds so received, an amount equal to such Bank’s ratable share thereof.

                (v) If any payment received on account of any reimbursement obligation with respect to an L/C and distributed to a Bank as a participant under Section 2.2(e)(iv) is thereafter recovered from the L/C Issuer in connection with any bankruptcy or insolvency proceeding relating to Borrower or otherwise, each Bank which received such distribution shall, upon demand by Agent, repay to the L/C Issuer such Bank’s ratable share of the amount so recovered together with an amount equal to such Bank’s ratable share (according to the proportion of (A) the amount of such Bank’s required repayment to (B) the total amount so recovered) of any interest or other amount paid or payable by the L/C Issuer in respect of the total amount so recovered.

(f)    Non-Liability. Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any L/C with respect to its use of such L/C. Neither Agent, the L/C Issuer nor any other Bank, nor any of their respective officers or directors, shall be liable or responsible for: (i) the use that may be made of any L/C or any acts or omissions of any beneficiary or transferee in connection therewith; (ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (iii) payment by the L/C Issuer against presentation of documents that do not comply with the terms of an L/C, including failure of any documents to bear any reference or adequate reference to an L/C, except that Borrower shall have a claim against the L/C Issuer, and the L/C Issuer shall be liable to Borrower, to the extent of any direct, but not consequential, damages suffered by Borrower that Borrower proves were caused solely by (A) the L/C Issuer’s willful misconduct or gross negligence in determining whether documents presented under any L/C comply with the terms of the L/C or (B) the L/C Issuer’s willful failure to make lawful payment under an L/C after the presentation to it of a draft and documents and/or certificates strictly complying with the terms and conditions of the L/C; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they are in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any L/C or of the proceeds thereof; and (vii) any consequence arising from causes beyond the control of the L/C Issuer, including, without limitation, any government acts. None of the above shall affect, impair or prevent the vesting of any of the L/C Issuer’s rights or powers hereunder. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary. The Uniform Customs and Practice for Documentary Credits or, with respect to standby L/Cs, The International Standby Practices, in each case, as most recently published by the International Chamber of Commerce, shall be deemed a part of this Section 2.2 as if incorporated herein in all respects and shall apply to commercial L/Cs or standby L/Cs, as the case may be.

(g)    Indemnification. In addition to amounts payable as elsewhere provided in this Agreement, without duplication, Borrower agrees to indemnify and save harmless Agent and each Bank, including the L/C Issuer, from and against any and all claims, demands, liabilities, damages, losses, penalties, costs, charges and expenses (including reasonable attorneys’ fees and disbursements) which Agent or any such Bank may incur or be subject to as a consequence, direct or indirect, of the issuance of any L/C or any action or proceeding relating to a court order, injunction or other process or decree restraining or seeking to restrain the L/C Issuer or Agent from paying any amount under any applicable L/C or the failure of the L/C Issuer to honor a drawing under an L/C as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, except that no such Person shall be entitled to indemnification for matters to the extent caused by such Person’s gross negligence or willful misconduct. Without modifying the foregoing, and anything contained herein to the contrary notwithstanding, Borrower shall cause each L/C issued for its account to be canceled and returned to the L/C Issuer on or before its expiration date.

(h)    Domestic Affiliates. At the request of Borrower (if necessary to satisfy contractual or regulatory requirements), the L/C Issuer shall arrange for one or more L/Cs to be issued by Affiliates of the L/C Issuer (provided, that any such Affiliate shall be organized under the laws of the United States or any State thereof), in which case the term “L/C Issuer” shall include any such Affiliate with respect to L/Cs issued by such Affiliate. If no such Affiliate is available, Borrower may request that another Bank, organized under the laws of the United States or any State thereof, agree to issue such L/Cs, and, if such Bank agrees to, and does, issue such L/Cs, the term “L/C Issuer” shall include such Bank with respect to the L/Cs issued by such Person.

Section 2.3   Repayment; Reductions.

 (a)     Mandatory Repayments. Borrower shall repay each Bank’s outstanding Committed Loans on the Termination Date applicable to such Bank. Borrower shall repay each Bid Rate Loan on the last day of the Interest Period for such Bid Rate Loan. Borrower shall repay such of the outstanding Loans, together with accrued interest to the date of such repayment on the principal amount repaid and any amounts due under Section 2.4(d), or cash collateralize the L/C Obligations, or both, as may be required at any time or from time to time, by reason of a reduction in the Commitments pursuant to Section 2.3(c) or Section 2.12, the occurrence of the Termination Date or otherwise, to assure that the principal balance of all outstanding Loans plus the amount of the L/C Outstandings does not at any time exceed the Aggregate Commitments. Amounts to be applied pursuant to this clause (a) shall be applied first to repay the principal amount of the Loans then outstanding, together with interest thereon and any amounts due under Section 2.4(d), until all Loans, together with such interest and other amounts, shall have been repaid in full, and if any excess then remains, such excess shall be deposited with Agent in the Cash Collateral Account to be held, applied or released for application as provided in Section 2.10. The particular Loans to be repaid shall be as designated by Borrower (or, failing such designation, in accordance with Section 2.5(e)).

   (b)      Voluntary Prepayments. Upon prior written notice to Agent by Borrower (which notice must be received by Agent not later than 12:00 Noon, New York City time, three (3) Banking Days prior to the proposed date of prepayment and which notice Agent shall promptly give to the Banks) stating the proposed date and aggregate principal amount of the prepayment, Borrower may, and if such notice is given Borrower shall, prepay the outstanding principal amount of any Loan, as identified by Borrower in such notice, in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid, as well as any additional amount owed by Borrower pursuant to Section 2.4(d), provided that each partial prepayment shall be in an aggregate amount of One Million Dollars ($1,000,000) or an integral multiple of One Million Dollars ($1,000,000) in excess thereof.

    (c)     Reduction or Termination. On or after the Closing Date, Borrower may upon at least three (3) Banking Days’ notice to Agent at the Agency Office, permanently terminate in whole at any time, or ratably reduce from time to time by an aggregate amount of Five Million Dollars ($5,000,000) or an integral multiple of One Million Dollars ($1,000,000) in excess thereof, the Aggregate Commitments to an amount that is not less than the sum of the aggregate outstanding principal amount of all Loans and the L/C Outstandings, after giving effect to any repayments of the Loans effected on the date of such reduction. All such reductions shall be permanent. If the Commitments are terminated in their entirety, all accrued Fees in respect thereof shall be payable on the effective date of such termination. Agent shall give prompt notice to the Banks of any such termination or reduction.

    (d)      Cash Collateralization of L/C Outstandings. Borrower shall cash collateralize the L/C Obligations as may be required at any time or from time to time, by reason of a reduction in the Aggregate Commitments pursuant to Section 2.3(c) or Section 2.12, the occurrence of the Termination Date or otherwise, to assure that the amount of the L/C Outstandings does not at any time exceed the L/C Sublimit.

    Section 2.4   Interest on Loans.

    (a)     Base Rate Loans. Borrower shall pay interest on the unpaid principal amount of each Base Rate Loan, from the Funding Date of such Loan until such principal amount is paid in full, at a rate per annum equal to the sum of (i) the Base Rate plus (ii) the Applicable Margin from time to time in effect, together with any additional interest rate margin as shall be applicable under clause (g) of this Section 2.4.

    (b)     Eurodollar Rate Loans.

                (i) Borrower shall pay interest on the unpaid principal amount of each Eurodollar Committed Loan, for each Interest Period applicable thereto in accordance with the provisions hereof, at a rate per annum equal to the sum of (A) the Eurodollar Rate for such Interest Period plus (B) the Applicable Margin from time to time in effect, together with any additional interest rate margin as shall be applicable under clause (g) of this Section 2.4. From and after the Maturity Date of the Interest Period applicable to any portion of a Eurodollar Committed Loan that is not continued as such, the unpaid principal balance thereof shall automatically become, and bear interest as, a Base Rate Loan.

                (ii) Borrower shall pay interest on the unpaid principal amount of each Eurodollar Bid Rate Loan, for the Interest Period applicable to such Eurodollar Bid Rate Loan, at a rate per annum equal to (A) the Eurodollar Rate for such Interest Period plus (or minus, as the case may be) (B) the Eurodollar Bid Margin applicable to such Eurodollar Bid Rate Loan, together with any additional interest rate margin as shall be applicable under clause (g) of this Section 2.4.

     (c)     Fixed Rate Loans. Borrower shall pay interest on the unpaid principal amount of each Fixed Rate Loan, for the Interest Period applicable to such Fixed Rate Loan, at a rate per annum equal to the Fixed Rate applicable to such Fixed Rate Loan, together with any additional interest rate margin as shall be applicable under clause (g) of this Section 2.4.

     (d)     Breakage Expenses. If for any reason and at any time or from time to time, including, without limitation, voluntary or mandatory prepayment of principal or payment of principal at any accelerated maturity, the outstanding principal balance of any Eurodollar Rate Loan or Fixed Rate Loan is repaid in whole or in part, or (in the case of a Eurodollar Committed Loan) converted into a Base Rate Loan, or assigned pursuant to Section 2.1(b), 2.9 or 2.12, in each case prior to the Maturity Date of the applicable Interest Period, then, in addition to accrued interest thereon, Borrower shall pay to the Applicable Agent’s Account for credit to each Bank for the account of its Applicable Lending Office, on demand by such Bank, (i) the amount by which (x) the interest which would have accrued on the amount of such principal reduction subject to such Interest Period until such Maturity Date had such principal reduction not been made exceeds (y) the interest obtained by such Bank in the reemployment of such principal reduction for the balance of such Interest Period, and (ii) any cancellation or similar fees incurred by or allocated to such Bank on funds borrowed by such Bank to carry the unpaid principal sum thereof at the applicable Eurodollar Rate or Fixed Rate, as the case may be, and a certificate as to such excess and fees submitted by such Bank to Borrower shall, absent manifest error, be final and conclusive.

    (e)    Eurodollar Rate Loans Not Available. If, prior to the commencement of any Interest Period applicable to any Eurodollar Rate Loan, (x) Agent notifies Borrower and each Bank that (1) adequate and fair means do not exist for Agent to ascertain the relevant Eurodollar Rate, or (2) one or more of the Reference Banks or Agent, as applicable, is not offering deposits in Dollars in the relevant interbank market in the amount, at the time, or for the Interest Period necessary fairly and adequately to determine the relevant Eurodollar Rate, or (y) Banks whose Eurodollar Committed Loans will exceed 50% of all Eurodollar Committed Loans at the commencement of such Interest Period (after giving effect to any Loans to be made on such date) notify Agent (in which case Agent shall promptly notify all other Banks and Borrower) that the relevant Eurodollar Rate will not adequately reflect the cost to the Banks giving such notification of making or maintaining their Eurodollar Committed Loans for such Interest Period, then, and in each such event, and until Agent shall notify Borrower and the Banks that the circumstances specified in clause (x) or (y) above no longer continue, (i) the obligation of the Banks to make or continue Eurodollar Rate Loans, and to convert Base Rate Loans into Eurodollar Committed Loans, shall be suspended, and (ii) all Eurodollar Committed Loans outstanding on or after notice of such an event shall (unless repaid) be converted into Base Rate Loans on the Maturity Dates of the respective Interest Periods applicable thereto.

    (f)     Eurodollar Rate Loans Unlawful. If any Bank shall have determined (which determination, absent manifest error, shall be final and conclusive) that the continuation of any interest rate based on the Eurodollar Rate has become unlawful (or impracticable by compliance by such Bank in good faith with any Directive) with respect to a Commitment of such Bank, then, and in any such event, effective upon notice by such Bank to Agent and Borrower and until such notice is rescinded, no Eurodollar Rate Loans shall be available under such Commitment with respect to future Loans made by such Bank and any such existing Eurodollar Rate Loan shall from and after such notice be immediately converted into a Base Rate Loan for the balance of the applicable Interest Period, and Borrower shall pay to such Bank, upon demand, all amounts necessary to compensate such Bank in making such change in interest rates, including any interest (without duplication) or fees payable by such Bank on funds obtained by it in order to make or maintain such Loan, and a certificate of such Bank as to such interest, fees and other amounts shall be conclusive absent manifest error; provided, however, that (i) to the extent it may lawfully do so without incurring any penalty or increased costs, such Bank shall continue any such existing Eurodollar Rate Loan until the Maturity Date of the relevant Interest Period, and (ii) before such termination, such Bank shall use reasonable efforts (consistent with internal policies and applicable Directives) to designate a different Applicable Lending Office if the making of such designation would avoid such illegality and would not, in the sole judgment of such Bank, be otherwise to its disadvantage in any material respect.

    (g)     Default Interest Rate. If an Event of Default has occurred, then from and after the date of occurrence of such Event of Default, and so long as such Event of Default continues, (i) the rate or rates of interest applicable to the then and any subsequent outstanding Loans shall in all cases be increased to (A) for Base Rate Loans, the Base Rate plus the Applicable Margin plus 200 basis points (2.0%) per annum, (B) for Eurodollar Committed Loans, the rate of interest in effect thereon at the time of the Event of Default plus 200 basis points (2.0%) per annum until the end of the then current Interest Period therefor and thereafter the Base Rate plus the Applicable Margin plus 200 basis points (2.0%) per annum, (C) for Eurodollar Bid Rate Loans, the rate of interest in effect thereon at the time of the Event of Default plus 200 basis points (2.0%) per annum, and (D) for Fixed Rate Loans, the rate of interest in effect thereon at the time of the Event of Default plus 200 basis points (2.0%) per annum, and (ii) the Applicable L/C Fee Rate shall be increased by 200 basis points (2.0%) per annum. Other amounts payable by Borrower hereunder that are not paid when due (whether at Stated Maturity, by acceleration or otherwise) shall accrue interest at a rate per annum during the period commencing on the date due until such other amounts are paid in full equal to the Base Rate plus the Applicable Margin plus 200 basis points (2.0%) per annum.

  (h)     Interest Payment Dates. Borrower shall pay accrued interest on each Loan (without duplication), determined and calculated as herein provided, payable as follows:

(i)  in the case of a Eurodollar Rate Loan, on the Maturity Date for the Interest Period applicable to such Eurodollar Rate Loan, and if such Interest Period is for more than three months, then also on the same day of each third month of such Interest Period as corresponds to the first day of such Interest Period (and if there is no such corresponding day of the month, then on the last Banking Day of such month);

(ii)  in the case of a Base Rate Loan, on the last Banking Day of each March, June, September and December, commencing with the first such Banking Day following the making of such Loan;

(iii)  in the case of a Fixed Rate Loan, on the Maturity Date for the Interest Period applicable to such Fixed Rate Loan, and if such Interest Period is for more than three months, then (A) also on the same day of each third month of such Interest Period as corresponds to the first day of such Interest Period (and if there is no such corresponding day of the month, then on the last Banking Day of such month), or (B) as otherwise specified in the applicable Bid Request;

(iv)  on the date such Loan is converted pursuant to Section 2.1(i);

(v)  in the case of all Loans, on the Termination Date, if the Termination Date falls before the other applicable payment dates specified in this clause (h); provided that interest accruing on such Loans on and after the Termination Date shall be due daily; or

(vi)  on the date of any repayment or prepayment of such Loan, in whole or in part, with respect to the principal thereof so repaid or prepaid.

     (i)    Limitation. In no contingency or event whatsoever shall the interest rate charged pursuant to the terms of this Agreement or any Note exceed the maximum amount of interest permitted by applicable law. If a court of competent jurisdiction determines that this Agreement provides for interest in excess of the maximum amount of interest permitted by applicable law, the excess amount of interest paid shall be promptly refunded to Borrower.

        Section 2.5   Payments and Computations.

    (a)    Payments to Applicable Agent’s Account. Borrower shall pay all amounts due to Agent and Banks hereunder and under any other Credit Document to which it is a party without condition or deduction for any counterclaim, defense, recoupment, setoff or (except as expressly provided in Section 2.8) any other deduction or withholding whatsoever, in Dollars and in same day funds delivered to Agent not later than 1:00 p.m. (New York City time) on the day when due by deposit of such funds to the Applicable Agent’s Account. Agent shall promptly thereafter cause to be distributed like funds relating to the payment of principal, interest or Fees ratably (other than amounts subject to Taxes pursuant to Section 2.8, Agent’s Fees payable under Section 2.6(a)(i), amounts payable under Section 2.7 and amounts payable pursuant to the second sentence of the last paragraph of Section 2.12, and provided that payments of principal and interest in respect of Bid Rate Loans shall be distributed ratably to Banks that have made the Bid Rate Loans to which such payments relate, in accordance with the principal or interest then due and payable to each Bank, respectively), in accordance with the outstanding Loans of the Banks (in the case of payments of principal or interest) or the Commitments of the Banks (in the case of payments of Fees, other than Agent’s Fees payable under Section 2.6(a)(i)), to the Banks for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Bank to such Bank for the account of its Applicable Lending Office to be applied in accordance with, and subject to, the terms of this Agreement. Upon an Assignment and Assumption becoming effective as provided in Section 8.11 and recording by Agent of the information contained therein in the register maintained for purposes of this Agreement by Agent at its Agency Office, from and after the effective date specified in such Assignment and Assumption, Agent shall make all payments hereunder and under any other Credit Document in respect of the interest assigned thereby to the Assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

    (b)     Setoff. Borrower hereby authorizes each Bank, if and to the extent payment owing to such Bank from Borrower is not made when due hereunder, to charge from time to time against any or all of Borrower’s accounts with such Bank or any of such Bank’s Affiliates any amount so due.

    (c)     Interest and Fee Computations. (i) Computations of interest based on the Eurodollar Rate, the Federal Funds Rate (including the Base Rate, when it is based on the Federal Funds Rate) and any Fixed Rate, and the computation of Fees, shall be made by Agent on the basis of a year of 360 days, (ii) computations of interest based on the Base Rate (when the Base Rate is based on the Reference Rate) shall be made by Agent on the basis of a year of 365 or 366 days, as appropriate to reflect the actual number of days in such year, and (iii) all computations in every case shall be for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or Fees are payable. Each determination by Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error. Any change in (x) the Base Rate due to a change in the Reference Rate or the Federal Funds Rate shall be effective as of the opening of business on the effective day of such change in the Reference Rate or the Federal Funds Rate, respectively, (y) the interest rate on a Loan resulting from a change in the Base Rate or the Eurodollar Rate Reserve Percentage shall become effective as of the opening of business on the day on which such change becomes effective or (z) the interest rate on a Loan or the amount of any Fee resulting from a change in the Applicable Margin, the Applicable L/C Fee Rate, the Applicable Facility Fee Rate or the Applicable Utilization Fee Rate shall become effective on the applicable Rating Adjustment Date.

    (d)    Agent’s Reliance on Borrower Payments. Unless Agent shall have received notice from Borrower prior to the date on which any payment is due to a Bank hereunder that Borrower will not make such payment in full, Agent may assume that Borrower has made such payment in full to Agent on such date and Agent may, in reliance upon such assumption, cause to be distributed to the relevant Banks on such due date an amount equal to the amount then due to such Banks. If and to the extent Borrower shall not have so made such payment in full to Agent, each affected Bank shall repay to Agent forthwith on demand the amount so distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to Agent, at the Federal Funds Rate.

  (e)     Application of Payments.

(i)  Amounts received by Agent for application to the principal of any Committed Loans shall be applied (A) if received on or before the Termination Date (if not specified by Borrower at or prior to the time of receipt or if received after the occurrence and during the continuance of an Event of Default), first to the ratable payment of the outstanding Committed Loans that constitute Base Rate Loans, and second to the ratable payment of the outstanding Committed Loans that constitute Eurodollar Rate Loans, and (B) if received after the Termination Date, to the ratable payment of all the outstanding Committed Loans.

(ii)  Amounts received by Agent for application to the principal of any Bid Rate Loans shall be applied as specified by Borrower (or, if not specified by Borrower at or prior to the time of receipt or if received after the occurrence and during the continuance of an Event of Default, to the ratable payment of the outstanding Bid Rate Loans).

(iii)  Amounts received by Agent for application to the principal of any Loan after the occurrence and during the continuance of an Event of Default shall be deemed to have been received for application to the Committed Loans and the Bid Rate Loans on a ratable basis.

     (f)    Payments on Non-Banking Days. Whenever any payment hereunder shall be stated to be due on a day other than a Banking Day, such payment shall be made on the next succeeding Banking Day (except as otherwise provided with respect to the determination of Interest Periods), and such extension of time shall in such case be included in the computation of payment of interest or Fees, as the case may be.

     (g)   Adjustments. If any Bank shall obtain any payment whether voluntary, involuntary, through the exercise of any right of setoff or otherwise with respect to principal, interest or Fees due under the Credit Documents (other than Fees payable under Sections 2.6(a)(i) and 2.6(a)(v) and other than payments pursuant to Sections 2.7 and 2.8), in excess of its ratable share (based (x) in the case of principal or interest, on the ratio of the amount of principal or interest, as the case may be, then due and payable to such Bank to the aggregate amount of principal or interest, respectively, then due and payable hereunder, and (y) in the case of Fees, on the ratio of such Bank’s Commitment to the Aggregate Commitments) of payments on account of principal, interest or such Fees, as the case may be, then due and owing to all Banks under the Credit Documents, such Bank shall forthwith purchase from such other Banks such participations in the principal, interest or such Fees, as the case may be, owing to them as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of the other Banks, in accordance with the outstanding Loans of the other Banks (in the case of payments on account of principal), the amount of interest then due and payable to the other Banks (in the case of payments on account of interest) or the Commitments of the other Banks (in the case of payments on account of Fees, other than Fees payable under Sections 2.6(a)(i) and 2.6(a)(v) and other than payments pursuant to Sections 2.7 and 2.8); provided, however, that if all or any portion of such excess payment is thereafter recovered from such Bank, such purchase from such other Banks shall be rescinded and each such other Bank shall repay to the purchasing Bank the purchase price to the extent of such recovery, without interest. Borrower agrees that any Bank purchasing a participation from another Bank pursuant to this Section 2.5(g) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Bank were the direct creditor of Borrower in the amount of such participation.

   (h)    Loan Register. Agent shall maintain a register at the Agency Office with respect to the Loans, which register shall record (i) the date of and amount of each Loan, the Type of each Loan and, with respect to Eurodollar Rate Loans and Fixed Rate Loans, the Interest Period applicable thereto from time to time, (ii) the terms of each Assignment and Assumption, Increasing Bank Agreement and Accession and Amendment Agreement delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Bank, (iv) the amount of any sum received by Agent from Borrower under any Credit Document and each Bank’s share thereof, and (v) the interest rate for each Loan. The entries made in such register shall be conclusive and binding for all purposes, absent manifest error.

    (i)     Notes Optional.

(i)  Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Bank resulting from each Loan made hereunder from time to time, including the amounts of principal and interest payable and paid to such Bank from time to time hereunder.

(ii)  The entries made in the accounts maintained pursuant to Section 2.5(h) and the foregoing subsection (i) of this clause (i) shall be prima facie evidence of the existence and amounts of the Loans therein recorded; provided, however, that neither the failure of Agent or any Bank to maintain such accounts, nor any error therein, shall in any manner affect the obligation of Borrower to repay the Loans in accordance with the terms of this Agreement and the other Credit Documents.

(iii)  Any Bank may request that Borrower’s Obligations to it in respect of Loans be evidenced by an appropriate Note. In such event, Borrower shall prepare, execute and deliver to such Bank such Note, payable to the order of such Bank. Thereafter, the Obligations evidenced by such Note, and interest thereon, shall at all times (including after any assignment pursuant to Section 8.11) be represented by one or more Notes payable to the order of the payee named therein or any assignee, except to the extent that any such Bank or assignee subsequently returns any such Note(s) for cancellation and requests that such Obligations once again be evidenced as described in Section 2.5(h) and the foregoing subsection (i) of this clause (i).

            Section 2.6 Fees.

            (a)    Fees Payable. Borrower shall pay the following fees (the “Fees”) at the Agency Office:

          (i)  to the Person(s) entitled thereto, the fees provided for in that certain letter agreement among UBOC, RBS Securities Corporation and Borrower, dated June 15, 2006, in the amounts and at the times specified therein;

          (ii)  to Agent for the benefit of all Banks (based on their respective Commitments), a utilization fee (the “Utilization Fee”) accruing for each day during the period from the Closing Date to the Termination Date in an amount equal to (A) the sum of the aggregate principal amount of all outstanding Loans (excluding Bid Rate Loan Outstandings) and the L/C Outstandings on such day multiplied by (B) 1/360th of the Applicable Utilization Fee Rate in effect on such day. The accrued portion of the Utilization Fee shall be payable quarterly in arrears on the last Banking Day of March, June, September and December of each year, on the Termination Date and thereafter on demand;

          (iii)  to Agent for the benefit of all Banks (based on their respective Commitments), a facility fee in respect of such Banks’ Commitments (the “Facility Fee”) accruing for each day during the period from the Closing Date to the Termination Date in an amount equal to (A) the Aggregate Commitments on such day multiplied by (B) 1/360th of the Applicable Facility Fee Rate in effect on such day. The accrued portion of the Facility Fee shall be payable quarterly in arrears on the last Banking Day of March, June, September and December of each year, on the Termination Date and thereafter on demand;

          (iv)  to Agent, for the benefit of all Banks committed to make Committed Loans (based upon their respective Commitments), a fee for each L/C accruing for each day during the period from the date of issuance thereof to the date of termination thereof equal to (A) the amount of outstanding L/C Obligations for such L/C on such day multiplied by (B) 1/360th of the Applicable L/C Fee Rate in effect on such day. The accrued portion of such fee shall be payable quarterly in arrears on the last Banking Day of March, June, September and December of each year, on the Termination Date and thereafter on demand; and

          (v)  to the L/C Issuer, exclusively for the account of the L/C Issuer, (A) a fee for each L/C in such amount, and calculated and payable on such basis, as is set forth in a separate letter agreement between Borrower and the L/C Issuer, and (B) on demand, such standard fees, charges and expenses as are customarily charged or incurred by the L/C Issuer from time to time in connection with the issuance, amendment, transfer, administration or cancellation of, or payment under, the L/Cs, as referred to in a separate letter agreement between Borrower and the L/C Issuer.

The fees referred to in Sections 2.6(a)(iv) and (v) are hereinafter sometimes referred to individually as an “L/C Fee” and collectively as the “L/C Fees”.

          (b)     Fees Nonrefundable. Borrower acknowledges that all Fees (i) are fully earned on the date on which they are payable, (ii) are nonrefundable when paid (exclusive of over-payments and other manifest errors), and (iii) are for the sole account of the Person for whose benefit they are payable.

          Section 2.7   Increased Costs and Capital Requirements.

          (a)     Reserves and Similar Requirements. If at any time or from time to time after the date of this Agreement any Directive, or a change in any existing or future Directive (including any change resulting from the operation of any transitional or phase-in requirements) or in the interpretation or application thereof by any judicial authority or other Governmental Authority, or any action pursuant thereto, or compliance in good faith by Agent or any Bank with any request or Directive imposed or modified by any central bank or by any other financial authority, monetary authority or other Governmental Authority (any of the foregoing, a “Change in Directives”, and Agent, or any Bank, if subject to a Change in Directives, an “Affected Person”)) shall (i) impose, increase, modify or apply any reserve (including basic, supplemental, marginal and emergency reserves, but excluding reserve requirements which are expressly included in the determination of any interest rate pursuant to the provisions hereof), special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities with or for the account of, or credit extended by, or any other acquisition of funds by, any office of an Affected Person; or (ii) impose on any Affected Person any fee, charge, tax (other than “Indemnified Taxes,” “Other Taxes” and “Excluded Taxes,” to which the provisions of Section 2.8 shall apply) or condition with respect to this Agreement, any Note, any L/C, any Commitment or any part thereof, or any sums outstanding or payable hereunder or thereunder, and the result of any of the foregoing is to increase the cost to such Affected Person of making or maintaining such Commitment or any Loan, or to reduce the amount of any sum received or receivable by such Affected Person with respect to such Commitment, any L/C, any Loan or any interest, Fees or other sums payable hereunder or under any Note, then, upon demand by such Affected Person, Borrower shall, subject to clause (c) of this Section 2.7, pay with respect to any affected Commitment (including Loans thereunder), promptly for the account of the relevant Affected Person, such additional amount or amounts as such Affected Person, in good faith, certifies in writing to Borrower shall compensate such Affected Person for the amount of such increased cost or reduced amount receivable, which certification shall state that similar demands have been made to other customers of such Affected Person that are subject to provisions similar to this Section 2.7(a) and shall be conclusive and binding for all purposes hereof absent manifest error.

          (b)     Capital Adequacy. If any Change in Directives shall impose, modify or deem applicable any capital adequacy or similar requirement (including without limitation a request or requirement which affects the manner in which any Bank (including the L/C Issuer) allocates capital resources to its commitments, including its obligations hereunder) and as a result thereof, in the sole opinion of such Bank, the rate of return on such Bank’s capital as a consequence of its obligations hereunder (including with respect to L/Cs) is or will be reduced to a level below that which such Bank could have achieved but for such circumstances, then upon notice to Borrower through Agent, Borrower shall, subject to clause (c) of this Section 2.7, pay to such Bank such additional amount or amounts as shall compensate such Bank for such reduction in rate of return for (i) any Loans that are outstanding under any Interest Period commencing after such Change in Directives becomes effective, (ii) any Loans bearing interest at the Base Rate with respect to the period, or L/Cs that are outstanding, after the end of the calendar month in which such Change in Directives becomes effective, and (iii) any portion of the affected Bank’s Commitment outstanding with respect to the period after the end of the calendar month in which such Change in Directives becomes effective. If a Bank determines that it may be entitled to claim any additional amounts pursuant to this Section 2.7(b) during the next succeeding Interest Period or month, as the case may be, it shall promptly notify, through Agent, Borrower and each other Bank of the event by reason of which it has become so entitled. A certificate as to any such additional amount or amounts submitted by a Bank, through Agent, to Borrower and the other Banks shall certify that similar demands have been made to other customers of such Bank that are subject to provisions similar to this Section 2.7(b) and shall, in the absence of manifest error, be final and conclusive. In determining such amount, a Bank may use any reasonable averaging and attribution methods.

          (c)     Limitation. Notwithstanding the foregoing, Borrower shall be obligated to compensate Agent, or any Bank, for any amount described in Section 2.7(a) or (b) only if such amount arises or occurs during (i) any time period commencing not more than ninety (90) days prior to the date on which such Bank notifies Agent and Borrower, or Agent notifies Borrower, that such Bank or Agent, as the case may be, proposes to demand such compensation and (ii) any time period during which, because of the unannounced retroactive application of the relevant Change in Directives, such Bank could not have known that such amount might arise or accrue.

          (d)     Mitigation. If Agent, or any Bank, claims any additional amounts payable pursuant to Section 2.7(a) or (b), Agent, or such Bank, as the case may be, shall use its reasonable efforts (consistent with its internal legal policy and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office or any other office from which it makes or maintains any extension of credit under this Agreement, if the making of such change would avoid the need for, or reduce the amount of, any such additional amounts which may thereafter accrue and would not, in the sole judgment of Agent or such Bank, as the case may be, be otherwise disadvantageous to it in any material respect.

          (e)     Survival. Without prejudice to the survival of any other agreement of Borrower hereunder, the agreement and obligations of Borrower contained in this Section 2.7 shall survive the termination of the Commitments and the payment in full of the Obligations.

          Section 2.8 Taxes.

          (a)     Payments Free of Taxes. Any and all payments or reimbursements made hereunder or under any other Credit Document shall be made free and clear of and without deduction for any and all present and future taxes, levies, imposts, deductions, fees, charges or withholdings of any kind, or any interest, penalties or additions to tax or liabilities whatsoever with respect thereto (“Taxes”), excluding (i) in the case of payments to each Bank, (A) Taxes imposed on, or measured by, its net income or receipts (including branch profits tax) and franchise taxes imposed on it by the jurisdiction under the laws of which such Bank is organized (or any political subdivision thereof), or by the jurisdiction of such Bank’s Applicable Lending Office (or any political subdivision thereof) and (B) U.S. Withholding Taxes, if and to the extent that such U.S. Withholding Taxes shall be in effect and shall be applicable (after giving effect to any treaty or other applicable basis for exemption) under current laws and regulations (including judicial and administrative interpretations thereof) to payments to be made for the account of such Bank’s Applicable Lending Office on the Closing Date, or, in the case of an Assignee, on the effective date of the Assignment and Assumption pursuant to which it became a Bank, or on the date the Bank changes its Applicable Lending Office, or, if such U.S. Withholding Taxes result therefrom, changes any other office from which such Bank makes or maintains any extension of credit under this Agreement (other than any change pursuant to Section 2.8(e)); and (ii) in the case of payments to Agent, (A) Taxes imposed on, or measured by, its net income or receipts (including branch profits tax) and franchise taxes imposed on it by the jurisdiction under the laws of which it is organized (or any political subdivision thereof) or by any jurisdiction in which Agent is doing business (other than where such circumstances would not exist but for a connection arising in respect of this Agreement) and (B) U.S. Withholding Taxes, if and to the extent that such U.S. Withholding Taxes shall be in effect and shall be applicable (after giving effect to any treaty or other applicable basis for exemption) under current laws and regulations (including judicial and administrative interpretations thereof) to payments to Agent under any Credit Document on the Closing Date (all Taxes described in clauses (i) and (ii) being referred to as “Excluded Taxes” and all Taxes not described in clause (i) or (ii) being hereinafter referred to as “Indemnified Taxes”). Subject to Section 2.8(h), if Borrower shall be required by law to deduct any Indemnified Taxes from or in respect of any sum payable hereunder or under any other Credit Document to any Bank or Agent (each of Agent and any Bank to which any rights accrue under this Section 2.8, a “Tax Indemnitee”), (1) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) such Tax Indemnitee receives an amount equal to the sum it would have received had such deductions of Indemnified Taxes not been made, (2) Borrower shall make such deductions, and (3) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law (and shall be entitled to any Tax Credit with respect to such payment pursuant to Section 2.8(g)).

          (b)     Other Taxes. In addition, Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (but not any tax on any transfer or assignment of, or any participation in, the Loans (or a portion thereof) or this Agreement) that arise from any payment made hereunder or under any other Credit Document or from the execution, delivery, registration, filing or recording of, or otherwise with respect to, this Agreement or any other Credit Document or document delivered hereunder or under any other Credit Document (hereinafter referred to as “Other Taxes”). Agent, and each Bank, represents that, to its knowledge, except for any such Other Taxes as may be imposed under the federal, state or local laws of the United States of America (or any political subdivision thereof), it is not aware, as of the date of this Agreement, of any Other Taxes that may apply to payments to it under this Agreement or any Note or to the transactions by it that are contemplated by this Agreement.

          (c)     Tax Indemnity. Borrower will indemnify each Tax Indemnitee for the full amount of Indemnified Taxes (but not any Tax on any transfer or assignment of, or any participation in, the Loans or this Agreement) or Other Taxes (and any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by such Tax Indemnitee, including any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted. Any indemnification payment to which any Tax Indemnitee is entitled pursuant to this clause (c) shall be made within thirty (30) days from the date such Tax Indemnitee makes written demand therefor; provided, however, that Borrower shall not be obligated to make payment to such Tax Indemnitee pursuant to this Section 2.8(c) in respect of penalties, interest or additions to taxes attributable to any Indemnified Taxes or Other Taxes if (i) written demand for such Indemnified Taxes or Other Taxes has not been made by such Tax Indemnitee within 60 days from the date on which such Tax Indemnitee received written notice of the imposition of such Indemnified Taxes or Other Taxes by the relevant taxing authority or other Governmental Authority, but only to the extent such penalties, interest and additions to taxes are attributable to such failure or delay by such Tax Indemnitee in making such written demand, or (ii) such penalties, interest or additions to taxes are attributable to the gross negligence or willful misconduct of such Tax Indemnitee. After such Tax Indemnitee receives written notice of the imposition of any Indemnified Taxes or Other Taxes that are subject to this Section 2.8(c), such Tax Indemnitee shall act in good faith to promptly notify Borrower of Borrower’s Obligations under this Section 2.8(c); provided, however, that, except to the extent expressly provided in clause (i) of the preceding sentence, no failure to give notice shall prejudice any Tax Indemnitee’s rights hereunder.

          (d)    Evidence of Tax Payments. Within forty-five (45) days after the date of any payment of Indemnified Taxes with respect to any Tax Indemnitee, Borrower shall (as to Indemnified Taxes paid by it) furnish to Agent, at the Agency Office, the original or a certified copy of a receipt or other evidence reasonably satisfactory to Agent of payment thereof.

          (e)     Change of Applicable Lending Office, Etc. Any Tax Indemnitee claiming any additional amounts payable pursuant to this Section 2.8 shall use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office or any other office from which such Tax Indemnitee makes or maintains any extension of credit under this Agreement, if the making of such a change would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue and would not, in the sole judgment of such Tax Indemnitee, be otherwise disadvantageous to such Tax Indemnitee in any material respect. In addition, each Tax Indemnitee shall take all reasonable actions reasonably requested by Borrower in writing that are (i) without material risk and cost to such Tax Indemnitee, and (ii) consistent with the internal policies of such Tax Indemnitee and applicable legal and regulatory restrictions, in order to (1) maintain all exemptions, if any, available to it from withholding taxes (whether available by treaty or existing administrative waiver) and (2) otherwise to minimize any amounts payable by Borrower under this Section 2.8; provided, however, that in each case any cost relating to such action requested by Borrower shall be borne by Borrower.

          (f)     Survival. Without prejudice to the survival of any other agreement of Borrower hereunder, the agreement and obligations of Borrower contained in this Section 2.8 shall survive the payment in full of the Obligations for a period expiring concurrently with the expiration of the statute of limitations applicable to claims made by the relevant taxing authorities to collect Taxes or Other Taxes.

          (g)     Tax Credits. If any Tax Indemnitee shall receive a credit or refund from a taxing authority with respect to, and actually resulting from, an amount of Indemnified Taxes or Other Taxes actually paid to or on behalf of such Tax Indemnitee by Borrower, which credit or refund would not arise but for such Indemnified Taxes or Other Taxes (a “Tax Credit”), such Tax Indemnitee shall promptly notify Borrower of such Tax Credit. If such Tax Credit is received by such Tax Indemnitee in the form of cash, such Tax Indemnitee shall promptly pay to Borrower the amount so received with respect to the Tax Credit. If such Tax Credit is not received by such Tax Indemnitee in the form of cash, such Tax Indemnitee shall pay the amount of such Tax Credit to Borrower in cash not later than the time prescribed by applicable law for filing the return (including extensions of time) for such Tax Indemnitee’s taxable period that includes the period in which such Tax Indemnitee receives the economic benefit of such Tax Credit. In any event, the amount of any Tax Credit payable by a Tax Indemnitee to Borrower pursuant to this Section 2.8(g) shall not exceed the actual amount of cash refunded to, or credits received and usable by, such Tax Indemnitee from a taxing authority. In determining the amount of any Tax Credit, a Tax Indemnitee shall use such apportionment and attribution rules as such Tax Indemnitee customarily employs in allocating taxes among its various operations and income sources, and such determination shall be conclusive absent manifest error. Borrower shall promptly return to a Tax Indemnitee the amount paid to Borrower with respect to a Tax Credit by such Tax Indemnitee if such Tax Indemnitee is required to repay, or is determined to be ineligible for, a Tax Credit for such amount.

          (h)     Withholding. Each Bank that is organized under the laws of the United States of America or any State thereof or the District of Columbia shall deliver to Borrower and Agent at the time or times prescribed by applicable law or reasonably requested by Borrower two properly completed and executed originals of Internal Revenue Service Form W-9 (or any subsequent versions thereof of successors thereto). Each Bank organized under the laws of a jurisdiction outside the United States (a “Foreign Bank”) as to which payments to be made under any Credit Document are exempt from (or are subject to a reduced rate of) U.S. Withholding Tax under an applicable statute or tax treaty shall provide to Borrower and Agent two properly completed and executed originals of (i) Internal Revenue Service Form W-8BEN or Form W-8ECI claiming exemption from U.S. Withholding Tax under an applicable treaty or as “effectively connected income,” or (ii) in each case of a Foreign Bank that is not a “bank” (for applicable United States federal income tax purposes) and that does not comply with the requirements of clause (i) of this Section 2.8(h), (x) a statement to the effect that such Bank is eligible for a complete exemption from withholding of U.S Withholding Tax under the “portfolio interest” exemption, and (y) Internal Revenue Service Form W-8BEN, or (iii) any other applicable form, certificate or document prescribed by the federal government of the United States of America certifying as to such Foreign Bank’s entitlement to exemption from (or reduced rate of) U.S. Withholding Tax with respect to payments to be made to such Foreign Bank under any Credit Document (each form, statement, certificate and document described in the first sentence of this Section 2.8(h) or in clauses (i), (ii) and (iii) of this Section 2.8(h) is referred to as a “Certificate of Exemption”). Prior to becoming a Bank under this Agreement and on or before the date the Certificate of Exemption previously submitted by a Foreign Bank expires or becomes obsolete, such Foreign Bank, if legally able to do so, shall provide a newly executed Certificate of Exemption to Borrower and Agent. Notwithstanding anything to the contrary, if a Foreign Bank is entitled to an exemption (or reduced rate) with respect to payments to be made to such Foreign Bank under any Credit Document and does not provide a Certificate of Exemption to Borrower and Agent within the time periods set forth in the preceding sentence, Borrower shall withhold taxes from payments to such Foreign Bank at the applicable statutory rates and Borrower shall not be required to pay any additional amounts as a result of such withholding; provided, however, that all such withholding shall cease (or be reduced, as appropriate) upon delivery by such Foreign Bank of a Certificate of Exemption to Borrower and Agent in accordance with the relevant law. In those circumstances as shall be necessary to allow payments hereunder to be made free of (or at a reduced rate of) U.S. Withholding Tax, at the written request of Borrower, Agent shall provide Borrower with two properly completed executed originals of Internal Revenue Service Form W-8IMY (or any subsequent versions thereof or successors thereto), together with such documentation to be supplied therewith as shall have been received from the Banks pursuant hereto.

          Section 2.9   Replacement of Bank; Reimbursement for Bid Rate Loans.

          (a)    If (i) a Bank delivers a notice pursuant to Section 2.4(f), (ii) a Bank makes a demand for additional amounts pursuant to Section 2.7, (iii) a Bank makes a demand for additional amounts pursuant to Section 2.8, (iv) Borrower is required to pay additional amounts in respect of a Bank pursuant to Section 2.8 or (v) a Bank does not consent to Borrower’s request for an extension of the Initial Termination Date pursuant to Section 2.12 (but only if Agent and the Majority Banks have consented to such extension), Borrower shall have the right, at its expense, to require the affected Bank to assign without recourse (in accordance with Section 8.11) all of such Bank’s rights and obligations under the Credit Documents to another Bank or to another Person approved by Agent (which approval shall not be unreasonably withheld or delayed) that is willing to, and that does, assume such rights and obligations; provided that (1) no such assignment shall conflict with any applicable Directive, and (2) Borrower shall pay (or the replacement Bank shall purchase) all principal, interest, Fees and other amounts owed to the replaced Bank on or prior to the effective date of such assignment.

          (b)    Notwithstanding anything contained herein to the contrary, no Bank shall be entitled to receive any additional amounts pursuant to Section 2.7 or 2.8 with respect to any Bid Rate Loan if the circumstance giving rise to such Bank’s request for such additional amounts was applicable to such Bank at the time of submission of the Bid Request pursuant to which such Bid Rate Loan was made.

          Section 2.10 Cash Collateral Account.

          (a)    All amounts required to be deposited as cash collateral with Agent pursuant to Section 2.3(a), Section 2.3(d) or Section 6.2 shall be deposited in a cash collateral account (such account, and any replacement or supplemental account into which any such cash collateral may at any time be deposited, collectively, the “Cash Collateral Account”) established by Borrower with Agent and under the dominion and control of Agent, to be held or applied, or released for application, as provided in this Section 2.10. Borrower hereby grants to Agent, for the ratable benefit of Agent, the L/C Issuer and the Banks, as security for the payment and performance of the Obligations, a security interest in and lien on (i) the Cash Collateral Account, (ii) all amounts now or at any time on deposit therein, (iii) all investment property or other financial assets from time to time credited thereto, and (iv) all proceeds of any of the foregoing, in whatever form. Upon the termination of the Commitments, the termination, expiration, drawing in full or cancellation of all outstanding L/Cs and payment in full of all Obligations, Agent (and the Banks, if required under applicable law) shall take, at Borrower’s expense, such actions as Borrower may reasonably request to effect the release of the security interest and lien granted pursuant to this clause (a).

          (b)    If and when any portion of the L/C Obligations on which a deposit of cash collateral was based (the “Relevant Contingent Exposure”) shall become fixed (a “Direct Exposure”) as a result of the payment by the L/C Issuer of a draft presented under an L/C, the amount of such Direct Exposure (but not more than the amount in the Cash Collateral Account at the time) shall be withdrawn by Agent from the Cash Collateral Account and shall be paid to the L/C Issuer to be applied against such Direct Exposure and the Relevant Contingent Exposure shall thereupon be reduced by such amount. If at any time the amount in the Cash Collateral Account exceeds the Relevant Contingent Exposure, the excess amount shall, so long as no Default or Event of Default shall have occurred and be continuing, be withdrawn by Agent and paid to Borrower. If a Default or an Event of Default shall have occurred and be continuing, such excess amount shall be retained in the Cash Collateral Account and, if and when requested by the Majority Banks during the continuance of an Event of Default, shall be withdrawn by Agent and applied to repay the Loans, Unreimbursed Drawings and other due and unpaid Obligations. Any amount remaining after payment of such Obligations in full shall be paid to Borrower. If at any time the amount in the Cash Collateral Account is less than the Relevant Contingent Exposure, Borrower shall promptly deposit in the Cash Collateral Account additional cash collateral in the amount of such shortfall.

          (c)     Interest and other payments and distributions made on or with respect to the cash collateral held by Agent in the Cash Collateral Account shall be for the account of Borrower and shall constitute cash collateral to be held by Agent or returned to Borrower in accordance with clause (b) of this Section 2.10; provided that Agent shall have no obligation to invest any cash collateral on behalf of Borrower or any other Person. Beyond the exercise of reasonable care in the custody thereof, Agent shall have no duty as to any cash collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. Agent shall be deemed to have exercised reasonable care in the custody and preservation of the cash collateral in its possession if the cash collateral is accorded treatment substantially equal to that which it accords its own property, and shall not be liable or responsible for any loss or damage to any of the cash collateral, or for any diminution in the value thereof, by reason of the act or omission of any agent or bailee selected by Agent in good faith. All expenses and liabilities incurred by Agent in connection with taking, holding and disposing of any cash collateral (including customary custody and similar fees with respect to any cash collateral held directly by Agent) shall be paid by Borrower from time to time upon demand. Upon the occurrence and during the continuance of an Event of Default, Agent shall be entitled to apply (and, at the request of the Majority Banks but subject to applicable law, shall apply) cash collateral or the proceeds thereof to payment of any such expenses, liabilities and fees.

Section 2.11 Additional Banks. On the Closing Date, each Additional Bank and Increasing Existing Bank shall purchase by assignment from the Existing Banks (and the Existing Banks shall assign to the Additional Banks and Increasing Existing Banks) such portion of the Loans (other than any outstanding Bid Rate Loans), if any, owing to them as shall be designated by Agent such that, after giving effect to all such purchases and assignments, the outstanding Loans (other than Bid Rate Loans) owing to each Bank shall equal such Bank’s Percentage of the aggregate amount of Loans (other than Bid Rate Loans) owing to all Banks. In addition, on the Closing Date, each Additional Bank and Increasing Existing Bank shall be deemed to have purchased by assignment from the Existing Banks (and the Existing Banks shall be deemed to have assigned to the Additional Banks and Increasing Existing Banks) a portion of the undivided interests and participations, if any, then held by the Existing Banks in each outstanding L/C, the related Application Documents, all L/C Obligations (other than fees under Section 2.6(a)(v)) relating to such L/C and all Credit Documents securing, guaranteeing, supporting or otherwise benefiting the payment of such L/C Obligations, such that, after giving effect to all such deemed purchases and assignments, each Bank’s undivided interests and participations in the foregoing shall equal such Bank’s Percentage of the aggregate amount of such undivided interests and participations held by all of the Banks.

          Section 2.12   Extension of Termination Date. This Agreement will terminate on July 6, 2011 (the “Initial Termination Date”). Borrower may make two (2) elections to extend the Initial Termination Date, for each such election, by one (1) additional year, on the first and second anniversary of the Closing Date by giving Agent and the Banks written notice of such election at least 30 days (but not more than 60 days) prior to the relevant anniversary of the Closing Date; provided, however, that the following conditions must be satisfied for such extension to be effected:

(a)    Borrower must obtain the written consent of (i) Agent and the Majority Banks to such extension, which consent shall be given in their sole discretion, and (ii) each Bank that will participate in this Agreement as extended (provided, that all such Banks constitute the Majority Banks), which consent shall be given in such Bank’s sole discretion;

(b)    there shall be no Default or Event of Default that has occurred and is continuing as of the date of such election and as of the effective date of such extension, both before and after giving effect to such extension;

(c)    the representations and warranties set forth in Article IV shall be true and correct in all material respects as of the date of such election and as of the effective date of such extension as though such representations and warranties had been made as of the date of such election and as of the effective date of such extension (it being understood, that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date);

(d)    there shall have been no material adverse change in the business, financial condition, operations or properties of Borrower or any of its Subsidiaries from the most recent financial statements of Borrower delivered to Agent; and

          (e)    concurrently with the notice requesting such extension and on the effective date of such extension, Borrower shall deliver to Agent a certificate of a Responsible Officer thereof certifying, as of the date of such election or as of the effective date of such extension, as applicable, as to the accuracy of the matters set forth above in clauses (b), (c) and (d).

          If any Bank does not consent to Borrower’s request for such an extension (each, a “non-consenting Bank”), Borrower will have the right to replace any such non-consenting Bank with a new Bank acceptable to Borrower and Agent, pursuant to Section 2.9. The Commitment of any non-consenting Bank that is not replaced by Borrower pursuant to Section 2.9 (including such non-consenting Bank’s participation interest in any L/Cs and L/C Obligations) shall terminate on the then-scheduled Termination Date applicable to such non-consenting Bank, and the Borrower shall repay the principal amount of all Loans, accrued interest thereon and all other amounts payable to such non-consenting Bank hereunder on such Termination Date. For purposes of clarity, at any date of determination, this Agreement will have a term of no more than five (5) years, whether such determination is made before or after giving effect to any extension election made by Borrower.

ARTICLE III

CONDITIONS PRECEDENT

          Section 3.1   Closing Date Conditions Precedent. The effectiveness of this Agreement, the obligation of each Bank to make its ratable share of Loans on the Closing Date or any date thereafter and the obligation of the L/C Issuer to issue L/Cs on the Closing Date or any date thereafter are subject to the condition precedent that Agent shall have received the following items, on or before the Closing Date, in form and substance reasonably satisfactory to Agent in its sole discretion:

          (a)    Articles of Incorporation or Other Organizational Documents. A copy of the articles of incorporation or other organizational documents of Borrower and each amendment thereto, certified by the Secretary of State of the State of Borrower’s incorporation or other appropriate Governmental Authority as being a true and correct copy thereof, such certification to be dated a recent date prior to the Closing Date.

          (b)    Certificate of Good Standing. A certificate or other appropriate document from the Secretary of State of the State of Borrower’s incorporation or other Governmental Authority listing the articles of incorporation or other organizational documents of Borrower and each amendment thereto on file in the office of such Secretary of State or other Governmental Authority, and, if available, certifying that (i) such amendments are the only amendments to such articles of incorporation or other organizational documents on file in such office, (ii) Borrower has paid all franchise taxes to the date of such certificate and (iii) Borrower is duly incorporated and in good standing under the laws of the jurisdiction of Borrower’s incorporation, such certification to be dated a recent date prior to the Closing Date.

          (c)     By-Laws and Resolutions. Copies of (i) Borrower’s by-laws or other equivalent organizational documents, (ii) the resolutions of Borrower’s Board of Directors approving each Credit Document to which Borrower is a party, and (iii) all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to each such Credit Document, certified as of the Closing Date as true and correct in each case by a Responsible Officer of Borrower.

          (d)     Incumbency Certificate. A certificate of a Responsible Officer of Borrower, dated as of the Closing Date, certifying the names and true signatures of the officers of Borrower authorized to sign each Credit Document to which Borrower is a party and the other documents to be delivered by Borrower pursuant to any Credit Document.

          (e)     Opinions of Counsel. A favorable opinion of (i) Latham & Watkins LLP, as special New York counsel to Borrower, substantially in the form of Exhibit D-1, and (ii) Paul J. Leighton, as in-house counsel to Borrower, substantially in the form of Exhibit D-2, in each case dated the Closing Date and addressed to Agent and the Banks.

          (f)     Fees. All Fees and expenses that are required under this Agreement or pursuant to the letter agreement described in Section 2.6(a)(i) to be paid by Borrower on or before the Closing Date and for which Borrower receives a written invoice at least one (1) Banking Day prior to the Closing Date.

          (g)     Notes. If requested by any Bank, fully executed Notes completed, issued and delivered in conformity with this Agreement with respect to the Committed Loans and Bid Rate Loans, if any, of such Bank.

          (h)     Officer’s Certificate. A certificate of a Responsible Officer of Borrower, dated the Closing Date, stating (which statements shall be true and correct) that: (i) on the Closing Date and after giving effect to the funding of Loans and the issuance of L/Cs on the Closing Date, if any, no Default or Event of Default has occurred and is continuing; (ii) the representations and warranties set forth in Article IV are true and correct in all material respects on and as of such date with the same effect as though made on and as of such date; and (iii) neither Borrower nor any of its Material Subsidiaries is in material default under any material agreement, indenture, credit agreement or other document to which it is a party.

          (i)     Confirmation of Agent for Service. Confirmation from CT Corporation System of its acceptance of its appointment as agent for service of process as required under Section 8.13.

          (j)     Bank Regulatory Requirements. All documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act, to the extent requested by Agent or any Bank.

          (k)     Existing Credit Agreement. All accrued and unpaid interest and fees payable by Borrower under the Existing Credit Agreement shall have been paid in full.

          Section 3.2   Conditions Precedent to Each Loan and Each L/C. The commitment of each Bank to make each Loan and of the L/C Issuer to issue each L/C shall be subject to the further conditions precedent that, on the Funding Date therefor:

          (a)    Representations and Warranties; No Defaults; Aggregate Commitments Not Exceeded. The following statements shall be true (and the delivery of a Notice of Borrowing or Request for L/C Issuance shall be deemed to constitute a representation and warranty by Borrower that on such Funding Date such statements are true):

          (i)  The representations and warranties contained in Article IV (other than Section 4.1(i)) of this Agreement are true and correct in all material respects on and as of the date of the making of such Loan or the issuance of such L/C, before and after giving effect to such Loan or L/C and to any other Loans to be made or L/Cs to be issued contemporaneously therewith, and to the application of the proceeds therefrom, as though made on and as of such date (except to the extent that such representations and warranties are specifically limited to a prior date, in which case such representations and warranties shall be true and correct in all material respects on and as of such prior date);

            (ii)  No Default or Event of Default has occurred and is continuing, or would result from such Loan or L/C or any other Loans to be made or L/Cs to be issued contemporaneously therewith, or from the application of the proceeds thereof; and

            (iii)  After giving effect to (A) such Loan or L/C, together with all other Loans to be made or L/Cs to be issued contemporaneously therewith, and (B) the repayment of any Loans that are to be contemporaneously repaid at the time such Loan is made or L/C issued, such Loan or L/C will not result in (x) the sum of the then current amount of outstanding Loans plus the then current amount of L/C Outstandings exceeding the Aggregate Commitments or (y) the then current amount of L/C Outstandings exceeding the L/C Sublimit.

          (b)    Notice of Borrowing/Bids Accepted/L/C Issuance Request.

           (i)  In connection with the making of a Committed Loan (other than a Committed Loan to be made pursuant to Section 2.2(c)(i)), Borrower shall have timely delivered to Agent a Notice of Borrowing in accordance with Section 2.1(c) with respect thereto;

            (ii)  in connection with the issuance of an L/C, (A) Borrower shall have timely delivered to the L/C Issuer and to Agent an L/C Issuance Request in accordance with Section 2.2(b) with respect to such L/C, if applicable, (B) the L/C Issuer shall have accepted the form of proposed L/C in accordance with Section 2.2(b), if required by that Section, (C) the conditions expressly set forth in Section 2.2(b) shall have been fulfilled, and (D) no circumstance described in Section 2.2(b)(iii) shall exist; and

                  (iii)  in connection with the making of a Bid Rate Loan, the related Bid shall have been timely accepted by Borrower in accordance with Section 2.1(e).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

          Section 4.1 Representations and Warranties. In order to induce Agent and each Bank to enter into this Agreement and to induce each Bank to make the Loans and the L/C Issuer to issue the L/Cs hereunder, Borrower represents and warrants to Agent and each Bank as follows:

          (a)    Organization. Borrower and each of its Material Subsidiaries are duly organized and validly existing under the Laws of their respective jurisdictions of formation, and are properly qualified to do business and in good standing in every jurisdiction where the failure to maintain such qualification or good standing would reasonably be expected to have a Material Adverse Effect.

          (b)    Authorization of Credit Documents. The execution, delivery and performance of this Agreement and each of the Credit Documents by Borrower are within its corporate powers and have been duly authorized. Each of the Credit Documents to which Borrower is a party has been validly executed and delivered by Borrower.

          (c)     Consents. The execution, delivery and performance of each of the Credit Documents to which Borrower is a party do not and will not require any registration with, consent or approval of, notice to, or other action to, with or by, any Governmental Authority, regulatory body or any other Person, except for (i) such filings as may be required by federal or state securities laws (which filings (to the extent so required) have been made and true and complete copies of which have been delivered to Agent) and (ii) other filings, authorizations, consents and approvals, all of which have been made or obtained or the absence of which would not reasonably be expected to have a Material Adverse Effect.

          d)     No Conflicts. The execution, delivery and performance by Borrower of the Credit Documents will not (i) violate (A) the articles of incorporation or by-laws (or comparable documents) of Borrower or any of its Material Subsidiaries, (B) any applicable Law or (C) any provision of any material contract, agreement, indenture or instrument to which Borrower or any of its Material Subsidiaries is a party or by which any of its or their respective properties is bound, (ii) be in conflict with, or result in a breach of or constitute a default under, any contract, agreement, indenture or instrument referred to in the preceding subclause (d)(i)(C), (iii) result in the creation or imposition of any Lien on the property of Borrower or any of its Material Subsidiaries other than Permitted Liens, or (iv) give to any Person rights to cancel, terminate or suspend performance of its obligations to Borrower or any of its Material Subsidiaries under, or accelerate payment of amounts owed by Borrower or any of its Material Subsidiaries to others under, any of the foregoing, in the case of any of the foregoing subclauses other than subclause (d)(i)(A), that would reasonably be expected to have a Material Adverse Effect.

          (e)     Enforceability of Credit Documents. Each Credit Document to which Borrower is a party is a legal, valid and binding agreement of Borrower, enforceable against Borrower in accordance with its terms, except for bankruptcy and similar laws affecting the enforcement of creditors’ rights generally and for the application of general equitable principles.

          (f)     Compliance with Law. Borrower, and each of its Material Subsidiaries, is in compliance with all applicable Laws (including Environmental Laws) that such Person’s failure to comply with would reasonably be expected to have a Material Adverse Effect.

          (g)    No Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to Borrower’s knowledge, threatened against or affecting Borrower or any of its Material Subsidiaries, or any of its or their respective properties or assets, before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, in the aggregate, would reasonably be expected to have a Material Adverse Effect. There is no injunction, writ, preliminary restraining order or any other order of any nature issued by an arbitrator, court or other Governmental Authority directing that any material aspect of the transactions expressly provided for in any of the Credit Documents not be consummated as herein or therein provided.

          (h)    Financial Condition. The consolidated balance sheet of Borrower and its Subsidiaries as at December 31, 2005, and the related consolidated statements of income, cash flows and stockholders’ equity for the fiscal year ended on such date, certified by Deloitte & Touche LLP, copies of which have heretofore been furnished to Agent with sufficient copies for each Bank, are complete and correct in all material respects and present fairly the financial condition of Borrower and its Subsidiaries on a consolidated basis as at such date, and the consolidated results of their operations and cash flows for the fiscal year then ended. The consolidated balance sheet of Borrower and its Subsidiaries as at March 31, 2006, and the related consolidated statements of income, cash flows and stockholders’ equity for the fiscal quarter ended on such date, copies of which have heretofore been furnished to Agent with sufficient copies for each Bank, are complete and correct in all material respects and present fairly the consolidated financial condition of Borrower and its Subsidiaries as at such date, and the consolidated results of their operations and cash flows for the fiscal quarter then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as may be disclosed therein).

           (i)     No Material Adverse Effect. Since March 31, 2006, there has been no Material Adverse Effect.

          (j)    Taxes. Borrower and each of its Material Subsidiaries have filed or caused to be filed all federal and other material tax returns which are required by Law to be filed, and have paid all material taxes shown to be due and payable on said returns or on any assessments made against it or any of its property (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Borrower or the applicable Material Subsidiary, as the case may be).

          (k)    ERISA and IRC Compliance and Liability.

          (i)  No Termination Event has occurred that, together with all other Termination Events that have occurred, has had, or would reasonably be expected to have, a Material Adverse Effect.

          (ii)  No proceeding, claim, lawsuit or investigation is existing or, to the knowledge of Borrower, threatened concerning or involving any (A) employee welfare benefit plan (as defined in Section 3(l) of ERISA) currently maintained or contributed to by Borrower or any of its Subsidiaries or any of its ERISA Affiliates to which Borrower or any of its Subsidiaries may have liability, (B) Pension Plan, or (C) to the knowledge of Borrower, Multiemployer Plan, in any such case, that has resulted in or would reasonably be expected to result in a Material Adverse Effect.

          (iii)  Neither Borrower nor any of its Subsidiaries has any obligation to provide post-retirement welfare benefits under any Employee Benefit Plan or other plan or agreement that has resulted in or would reasonably be expected to result in a Material Adverse Effect.

          (l)    Margin Regulations. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X of the Board of Governors of the Federal Reserve System), and no proceeds of any Loan will be used in a manner that would violate, or result in a violation of, such Regulation T, U or X.

          (m)    Investment Company Act. Neither Borrower nor any of its Material Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

          (n)     Environmental Matters.

            (i)  There are no claims, liabilities, investigations, litigation, notices of violation or liability, administrative proceedings, judgments or orders, whether asserted, pending or threatened, relating to any liability under or compliance with any applicable Environmental Law, against Borrower or any of its Material Subsidiaries or relating to any real property currently or formerly owned, leased or operated by Borrower or any of its Material Subsidiaries, that would reasonably be expected to have a Material Adverse Effect.

            (ii)  No Hazardous Materials have been or are present or are being spilled, discharged or released on, in, under or from property (real, personal or mixed) currently or formerly owned, leased or operated by Borrower or any of its Material Subsidiaries in any quantity or manner violating, or resulting in liability under, any applicable Environmental Law, which violation or liability would reasonably be expected to have a Material Adverse Effect.

          (o)    Disclosure. No representation or warranty of Borrower (excluding projections, forecasts and similar information) contained in any Credit Document or any other document, certificate or written statement furnished to Agent or any Bank by or on behalf of Borrower for use in connection with the Credit Documents contains any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein, when taken as a whole, not misleading in any material respect in light of the circumstances in which the same were made.

          (p)    Rank of Indebtedness. The Obligations outstanding hereunder are, and will continue to be, pari passu with all other existing and future senior unsecured indebtedness of Borrower.

          (q)    Regulatory Restrictions on Distributions. No Material Subsidiary is subject to any prohibition, restriction or limitation on its ability to make or pay dividends or other distributions to Borrower (i) that has been imposed by a Governmental Authority, and (ii) that, as imposed on any date on which this representation is made or is deemed made, would reasonably be expected to have a Material Adverse Effect.

ARTICLE V

COVENANTS OF BORROWER

          Section 5.1   Affirmative Covenants. So long as any Obligations shall remain outstanding or any of the Commitments shall remain available hereunder or any L/C is outstanding, Borrower shall, unless the Majority Banks shall otherwise give their prior written consent:

          (a)    Payment of Taxes, Etc. Pay and discharge, and cause each of its Material Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or its property, and (ii) all lawful claims that, if unpaid, would by Law become a Lien upon its property, in each case, to the extent that the failure to pay and discharge such amounts, either singly or in the aggregate, would reasonably be expected to have a Material Adverse Effect; provided, however, that neither Borrower nor any of its Material Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim which is being contested in good faith and by proper proceedings and as to which adequate reserves have been established.

          (b)    Maintenance of Insurance. Maintain, and cause each of its Material Subsidiaries to maintain, or cause to be maintained for each of its Material Subsidiaries, with responsible and reputable insurance companies or associations or through self-insurance (limited to such risks and to such amounts as are customary for companies engaged in similar businesses and owning similar properties), insurance in such amounts and covering such risks (including, but not limited to, catastrophe perils insurance (i.e., hurricane, earthquake, flood and storm) and business interruption insurance) as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which Borrower or any of its Material Subsidiaries operates to the extent available on commercially reasonable terms (the “Industry Standard”); provided that if the Industry Standard is such that the insurance coverage then being maintained by Borrower and its Material Subsidiaries is below the Industry Standard, Borrower shall only be required to use its reasonable best efforts to obtain the necessary insurance coverage such that its and its Material Subsidiaries’ insurance coverage equals or is greater than the Industry Standard.

          (c)    Preservation of Corporate Existence, Etc. Preserve (subject to Section 5.2(b)), maintain and keep in full force and effect, and cause each of its Material Subsidiaries to preserve, maintain and keep in full force and effect, its corporate existence, rights (charter and statutory) and franchises, if the failure to do so would reasonably be expected to have a Material Adverse Effect.

          (d)    Compliance with Laws. Comply, and cause each of its Material Subsidiaries to comply, with the requirements of all applicable Laws, if noncompliance would reasonably be expected to have a Material Adverse Effect.

          (e)    Inspection Rights. At any reasonable time and from time to time upon reasonable notice (but not more than once in any calendar quarter unless an Event of Default has occurred and is continuing), permit Agent or any agents or representatives thereof, at Agent’s (or the Banks’) expense, to (i) examine (at the location where normally kept) and make abstracts from the records and books of account of, and visit the properties of, Borrower and its Material Subsidiaries, (ii) discuss the affairs, finances and accounts of Borrower and its Material Subsidiaries with any of their respective officers, and (iii) following the occurrence and during the continuance of an Event of Default, (A) discuss the affairs, finances and accounts of Borrower and its Material Subsidiaries with Borrower’s independent certified public accountants (at which discussion, if Borrower or its Material Subsidiary or Material Subsidiaries so requests, a representative of Borrower or such Material Subsidiary or Material Subsidiaries shall be permitted to be present, and if such accountants should require that a representative of Borrower be present, Borrower agrees to provide a representative to attend such discussion), and (B) permit such accountants to disclose to Agent any and all financial statements and other reasonably requested information of any kind that they may have with respect to Borrower and its Material Subsidiaries.

          (f)     Keeping of Books. Keep, and cause each of its Material Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of Borrower and its Material Subsidiaries in a form, in the case of Borrower, such that Borrower may readily produce, no less frequently than the time periods specified in Section 5.1(h), financial statements in accordance with GAAP consistently applied.

          (g)    Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Material Subsidiaries to maintain and preserve, (i) all rights with respect to licenses, franchises or agreements with respect to the usage of technology or other permits, in each case, that are necessary for the ownership, operation or maintenance of the business of Borrower and its Material Subsidiaries and the termination or loss of which would reasonably be expected to have a Material Adverse Effect, and (ii) all of its properties that are material to the conduct of its business in good working order and condition, ordinary wear and tear excepted (subject to any customary mandatory requirement of any contractual obligation); provided, however, that nothing in this Section 5.1(g) shall prevent Borrower or any of its Material Subsidiaries from (A) discontinuing the operation or maintenance of, or ceasing to preserve, any such properties or rights, or (B) if not prohibited under Section 5.2(b), disposing of any of them, if such discontinuance, cessation or disposal is, as determined by Borrower in good faith, desirable in the conduct of its business or the business of any of its Material Subsidiaries and would not reasonably be expected to have a Material Adverse Effect.

          (h)     Reporting Requirements. Furnish to Agent, with sufficient copies for each Bank (as designated by Agent):

           (i)  Quarterly Consolidated Financial Statements. Within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of Borrower, the consolidated balance sheet of Borrower and its Subsidiaries (on a consolidated basis) as of the end of such quarter and consolidated statements of operations, stockholders’ equity and cash flows of Borrower and its Subsidiaries (on a consolidated basis) for such quarter and for the period commencing at the beginning of such fiscal year and ending with the end of such quarter, all in reasonable detail and duly certified (subject to year-end audit adjustments) by a Responsible Officer of Borrower as having been prepared in accordance with GAAP consistently applied;

           ii)  Annual Consolidated Financial Statements. Within ninety (90) days after the end of each fiscal year of Borrower, the consolidated balance sheet of Borrower and its Subsidiaries (on a consolidated basis) as of the end of such fiscal year and the consolidated statements of operations, stockholders’ equity and cash flows of Borrower and its Subsidiaries (on a consolidated basis) for such fiscal year, in each case certified, without material qualifications or limitations as to scope of the audit, by independent public accountants of recognized standing as having been prepared in accordance with GAAP consistently applied;

      (iii)  Defaults; Events of Default. As soon as practicable and in any event within five (5) days after a Responsible Officer of Borrower has actual knowledge of the occurrence of a Default or an Event of Default, a statement of a Responsible Officer of Borrower setting forth the details of such Default or Event of Default and the action that Borrower has taken and proposes to take with respect thereto;

          (iv)  Litigation. Promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, against Borrower or any of its Subsidiaries, or any of its or their respective assets or properties, that would reasonably be expected to have a Material Adverse Effect;

           (v)  Officer’s Certificate. Together with the financial statements referred to in Sections 5.1(h)(i) and (ii), a certificate of the Chief Financial Officer, Treasurer or Chief Accounting Officer of Borrower (A) to the effect that during the course of such officer’s review of the operations of Borrower and its condition as of the end of the fiscal quarter to which such certificate relates, nothing has come to such officer’s attention that would indicate that a Default or an Event of Default has occurred or that there was any violation of the covenants of Borrower contained in Section 5.2 or 5.3, or if such cannot be so certified, specifying in reasonable detail the exceptions, if any, to such statement, and (B) setting forth calculations, in reasonable detail, establishing Borrower’s compliance, as at the end of such fiscal quarter, with the financial covenants contained in Section 5.3;

           (vi)  ERISA. Promptly upon a Responsible Officer of Borrower becoming aware of any of the following, if such occurrence has resulted in, or would reasonably be expected to result in, liability of Borrower and its Subsidiaries that would reasonably be expected to have a Material Adverse Effect: (A) the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA, (B) the taking of any action with respect to a Pension Plan that has resulted, or would reasonably be expected to result, in the requirement that Borrower or any of its Material Subsidiaries furnish a bond or other security to the PBGC or such Pension Plan, or (C) the occurrence of any Termination Event;

          (vii)  Additional Information. Such other customary financial information regarding Borrower or its Material Subsidiaries as any Bank through Agent may from time to time reasonably request;

provided that if the financial statements required to be delivered pursuant to Section 5.1(h)(i) or (ii) are included any Form 10-K or 10-Q filed by Borrower, Borrower’s obligation to deliver such documents or information to Agent shall be deemed to be satisfied upon (1) delivery of a copy of the relevant form to Agent (with sufficient copies for each Bank, as designated by Agent), within the time period required by such Section or (y) the relevant form being available on EDGAR within the time period required by such Section. Agent shall promptly deliver to each Bank any documents furnished to Agent pursuant to Section 5.1(h).

        (i)     Use of Proceeds. Use the proceeds of the Loans made and any L/C issued under this Agreement for general corporate purposes (including the acquisition of the capital stock or other equity interests in a Person or assets in transactions that are not otherwise prohibited by this Agreement and that do not cause a breach of Borrower’s representation and warranty contained in Section 4.1(l)) and to provide liquidity support for Commercial Paper.

          (j)     Maintenance of Rank. Cause the Obligations hereunder to rank pari passu with all other senior unsecured indebtedness of Borrower.

          Section 5.2   Negative Covenants. So long as any Obligations shall remain outstanding or any of the Commitments shall remain available hereunder or any L/C is outstanding, Borrower shall not, without the prior written consent of the Majority Banks:

          (a)    Liens. Create, incur, assume or suffer to exist any Lien, except Permitted Liens, upon any assets or property of Borrower.

          (b)    Fundamental Changes.

           (i)  Consolidate with or merge with or into any other Person, whether or not Borrower is the surviving entity, or sell, lease or otherwise transfer all or substantially all of the assets of Borrower and its Subsidiaries, taken as a whole, to any other Person, unless, in each case, (A) both immediately before and immediately after giving effect to such transaction, no Default or Event of Default exists or would exist (determined, for purposes of compliance with Section 5.3(a) after giving effect to such transaction, on a pro forma basis for the period of four consecutive fiscal quarters of Borrower then most recently ended, as if such transaction had occurred on the first day of such period, and, for purposes of compliance with Section 5.3(b) after giving effect to such transaction, on a pro forma basis as if such transaction had occurred on the last day of Borrower’s fiscal quarter then most recently ended), and (B) the surviving Person or the purchaser of assets, as applicable, is a corporation or limited liability company formed under the laws of the United States of America, one of the States thereof or the District of Columbia and assumes or is responsible by operation of law for the Obligations; or

           (ii)  Permit any Material Subsidiary to consolidate with or merge with or into any other Person, or sell, lease or otherwise transfer all or substantially all of its assets, except that (A) any Material Subsidiary may liquidate or dissolve voluntarily into, and may merge with and into, Borrower or any of its Subsidiaries, and substantially all of the assets of any Material Subsidiary may be purchased by Borrower or any of its Subsidiaries; and (B) provided that, both immediately before and immediately after giving effect thereto, no Default or Event of Default exists or would exist (determined, for purposes of compliance with Section 5.3(a) after giving effect to such transaction, on a pro forma basis for the period of four consecutive fiscal quarters of Borrower then most recently ended, as if such transaction had occurred on the first day of such period, and, for purposes of compliance with Section 5.3(b) after giving effect to such transaction, on a pro forma basis as if such transaction had occurred on the last day of Borrower’s fiscal quarter then most recently ended), any Material Subsidiary may (I) merge with or into another Person, or (II) sell all or substantially all of its assets pursuant to a transaction described in any of clauses (b) through (e) of the definition of “Permitted Asset Sales.”

          (c)    Transactions with Affiliates. Enter into, or permit any of its Material Subsidiaries to enter into, any material transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate of Borrower except (i) transactions that are upon fair and reasonable terms no less favorable to Borrower or such Material Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of Borrower, and (ii) transactions between or among Borrower and/or its wholly-owned Subsidiaries that do not involve any other Affiliate. The foregoing provision shall not be construed to prohibit (x) the Trust Preferred Securities and any financing transactions provided by Berkshire Hathaway with comparable terms as the Trust Preferred Securities, or (y) the payment of reasonable and customary directors’ fees, indemnification and similar arrangements, employee salaries, bonuses or employment agreements, consulting agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, director or employee of Borrower or such Material Subsidiary entered into in the ordinary course of business.

          (d)    Sales of Assets. Sell or otherwise dispose of, or permit any of its consolidated Subsidiaries to sell or otherwise dispose of, directly or indirectly, any of its consolidated assets, except for Permitted Asset Sales.

          (e)    Incurrence of Debt.

                 (i) Incur any Debt (other than the Obligations and Debt outstanding on the Closing Date) unless, after giving effect to the incurrence of such Debt, Borrower would be in compliance with the covenants contained in Section 5.3 (determined, for purposes of compliance with Section 5.3(a), on a pro forma basis for the period of four consecutive fiscal quarters of Borrower then most recently ended, as if such Debt had been incurred on the first day of such period, and, for purposes of compliance with Section 5.3(b), on a pro forma basis as if such Debt had been incurred on the last day of Borrower’s fiscal quarter then most recently ended).

                (ii) Permit any of its Subsidiaries to incur any Debt other than Permitted Subsidiary Debt.

          (f)    Restricted Payments. Pay, or permit any of its Subsidiaries to pay, any Restricted Payments after the Closing Date if a Default or an Event of Default exists at the time of, or would result from, the payment of such Restricted Payments (determined, for purposes of compliance with Section 5.3(a), on a pro forma basis for the period of four consecutive fiscal quarters of Borrower then most recently ended, as if such Restricted Payment had been made on the first day of such period, and, for purposes of compliance with Section 5.3(b), on a pro forma basis as if such Restricted Payment had been made on the last day of Borrower’s fiscal quarter then most recently ended).

          (g)   Restrictive Agreements. Permit any of its Subsidiaries to enter into any agreement that prohibits such Subsidiary from making any payments, directly or indirectly, to Borrower by way of dividends, advances, repayment of loans or advances, reimbursements of management or other intercompany charges, expenses and accruals or other returns on investment, or any other agreement that restricts the ability of such Subsidiary to make any payment, directly or indirectly, to Borrower, if such prohibition or restriction has or would reasonably be expected to have a Material Adverse Effect, other than agreements entered into in connection with the incurrence of (i) Debt described in clause (e) of the definition of “Permitted Subsidiary Debt” and (ii) to the extent related to Debt described in such clause (e), Debt described in clause (h) of the definition of “Permitted Subsidiary Debt”.

          (h)    Investments. Make, or permit any of its Subsidiaries to make, any Investment in any Person that is not engaged in a line of business that is similar or related to any business (including any geographic extensions thereof) engaged in by Borrower or any of its Subsidiaries as of the Closing Date if (i) such Investment, when combined into one Person with all other such Investments, would constitute a Material Subsidiary, or (ii) a Default or an Event of Default exists at the time of, or would result from, the making of such Investment (determined, for purposes of compliance with Section 5.3(a), on a pro forma basis for the period of four consecutive fiscal quarters of Borrower then most recently ended, as if such Investment had been made on the first day of such period, and, for purposes of compliance with Section 5.3(b), on a pro forma basis as if such Investment had been made on the last day of Borrower’s fiscal quarter then most recently ended).

          Section 5.3   Financial Covenants. So long as any Obligations shall remain outstanding or any of the Commitments shall remain available hereunder or any L/C is outstanding, Borrower agrees that the financial covenants set forth below under this Section 5.3 shall be applicable:

          (a)     Coverage Ratio. As of the last day of each fiscal quarter of Borrower, the Coverage Ratio for the period of four consecutive fiscal quarters of Borrower then ended shall not be less than 2.50 to 1.00; provided, however, that Borrower shall not be required to comply with this Section 5.3(a), and this Section 5.3(a) shall not apply, in the event that, and at all times during which, the Index Debt is rated BBB or higher by S&P and Baa2 or higher by Moody’s.

          (b)     Consolidated Debt to Capital. The ratio (expressed as a percentage) of (i) Consolidated Debt plus Aggregate Operating Lease Obligations to (ii) Capital plus Aggregate Operating Lease Obligations shall not be greater than 70% at the end of any fiscal quarter of Borrower.

          The calculations of the financial covenants contained in this Section 5.3 shall exclude any non-cash effects resulting from the proposed Statement of Financial Accounting Standards dated March 31, 2006 - Employers’ Accounting for Defined Pension and other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R).

ARTICLE VI

EVENTS OF DEFAULT

          Section 6.1 Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

          (a)    Payments. Borrower shall (i) fail to pay any principal of any of the Loans when the same becomes due and payable, or (ii) fail to pay any interest on any of the Loans within three (3) days of the due date therefor, or (iii) fail to reimburse the L/C Issuer for any payment made by the L/C Issuer under or in respect of any L/C Obligations when due, or (iv) fail to pay any fees payable under this Agreement or any other sum due under this Agreement or any other Credit Document within five (5) Banking Days of the date when the same becomes due and payable; or

          (b)    Representations and Warranties. Any representation or warranty made or deemed to be made by Borrower under or in connection with any Credit Document shall have been incorrect or misleading in any material respect when made or deemed to be made; or

          (c)    Particular Covenant Defaults.

          (i)  Borrower shall fail to perform or observe any covenant contained in Section 5.1(i), 5.2(b), 5.2(d), 5.2(h) (by reason of a failure to comply with Section 5.3(a) on a pro forma basis with respect to an Investment) or 5.3(a); or

          (ii)  Borrower shall fail to perform or observe any covenant contained in Section 5.2(e), 5.2(f), 5.2(g), 5.2(h) (by reason of a failure to comply with Section 5.3(b) on a pro forma basis with respect to an Investment) or 5.3(b) and such failure shall remain unremedied for ten (10) Banking Days after the earliest of (i) such failure first becoming known to Borrower, (ii) the date on which Borrower could reasonably have been expected to have known of such failure and (iii) the date on which a written notice thereof shall have been given to Borrower by Agent or any Bank; or

          (d)    Other Covenant Defaults. Borrower shall fail to perform or observe any term, covenant or agreement contained herein or in any other Credit Document on its part to be performed or observed (other than those referred to in any of Sections 6.1(a), (b) and (c)) and such failure shall remain unremedied for thirty (30) days after the earliest of (i) such failure first becoming known to Borrower, (ii) the date on which Borrower could reasonably have been expected to have known of such failure and (iii) the date on which a written notice thereof shall have been given to Borrower by Agent or any Bank; or

          (e)    Other Debt.

           (i)  Borrower shall default in the payment of principal of One Million Dollars ($1,000,000) (or the equivalent in any foreign currency) or more on any Debt (other than the Obligations) having an outstanding principal amount of Fifty Million Dollars ($50,000,000) (or the equivalent in any foreign currency) or more in the aggregate, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable notice and grace period, if any, specified in the agreement or instrument relating to such Debt; or

           (ii)  any other default under any agreement or instrument relating to any such Debt, or any other event, shall occur and shall continue after the applicable notice and grace period, if any, specified in such agreement or instrument, if, as a result thereof, the maturity of such Debt is accelerated, provided that if such acceleration is rescinded within thirty (30) days, the Event of Default arising out of such acceleration shall be deemed to have been cured; or

          (f)    Debt of Material Subsidiaries. Any default under any agreement or instrument relating to Debt of any Material Subsidiary having an outstanding principal amount of Fifty Million Dollars ($50,000,000) or more in the aggregate shall occur and shall continue after the applicable notice and grace period, if any, specified in such agreement or instrument, if, as a result thereof, the maturity of such Debt is accelerated; provided that if such acceleration is rescinded within thirty (30) days, the Event of Default arising out of such acceleration shall be deemed to have been cured; or

          (g)    Judgments and Orders. One or more judgments or orders for the payment of money in the aggregate in excess of Fifty Million Dollars ($50,000,000) (or the equivalent in any foreign currency) shall be rendered against Borrower or any Material Subsidiary and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of ninety (90) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (h)    Insolvency or Voluntary Proceedings. Borrower or any Material Subsidiary is generally not paying or admits in writing its inability to pay its debts as such debts become due, or files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium Law or any other Law for the relief of debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors, liquidates or dissolves, or takes any action in furtherance of any of the foregoing; or

          (i)     Involuntary Proceedings. An involuntary petition is filed against Borrower or any Material Subsidiary under any bankruptcy, reorganization, insolvency or moratorium Law now or hereafter in effect, or a custodian, receiver, trustee or assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Borrower or such Material Subsidiary, as the case may be, and (i) such petition or appointment is not set aside or withdrawn or otherwise ceases to be in effect within ninety (90) days from the date of said filing or appointment, or (ii) an order for relief is entered against Borrower or such Material Subsidiary, as the case may be, with respect thereto, or (iii) Borrower or such Material Subsidiary, as the case may be, shall take any action indicating its consent to, approval of or acquiescence in any such petition or appointment; or

          (j)     ERISA. A Termination Event shall have occurred that, when taken together with all other Termination Events that have occurred, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect; or

          (k)     Berkshire Hathaway Ownership. Berkshire Hathaway shall fail to own beneficially (directly or indirectly) at least 50% of the common stock of Borrower, calculated on a fully-diluted basis;

then and in every such event, Agent shall (i) if requested by the Majority Banks, by written notice to Borrower, terminate the Commitments and they shall thereupon terminate, and (ii) if requested by the Majority Banks, by written notice to Borrower, declare the Obligations (including, without limitation, the Loans and all accrued interest thereon) to be, and the Notes shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower; provided that upon the occurrence of an Event of Default described in Section 6.1(h) or (i), without any notice to Borrower or any other act by Agent or the Banks, the Commitments shall immediately and automatically terminate and the Obligations (including, without limitation, the Loans and all accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower.

          Section 6.2   Cash Collateral. If any Event of Default described in Section 6.1(h) or (i) shall occur or the Loans shall have otherwise been accelerated and the Commitments terminated pursuant to Section 6.1, then, without any request or the taking of any other action by Agent or any of the Banks, Borrower shall forthwith pay to Agent an amount in immediately available funds equal to the then aggregate amount available for drawings (regardless of whether any conditions to any such drawing can then be met) under all L/Cs at the time outstanding, to be held by Agent as cash collateral as provided in Section 2.10.

ARTICLE VII

RELATIONSHIP OF AGENT AND BANKS

          Section 7.1   Authorization and Action. Each Bank hereby appoints and authorizes Agent, as agent on behalf of such Bank, to take such action and to exercise such powers under the Credit Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto. As to any (a) matters requiring or permitting an approval, consent, waiver, election or other action by the Majority Banks, (b) matters as to which, notwithstanding any delegation of authority to Agent, Agent has requested instructions from the Majority Banks, or (c) matters not expressly provided for by the Credit Documents, Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting only (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Banks, and such instructions shall be binding upon all Banks; provided, however, that Agent shall not be required to take any action which exposes Agent to personal liability or which is contrary to any Credit Document or applicable Law. Agent agrees to give to each Bank prompt notice of each notice given to it by Borrower pursuant to the terms of any Credit Document.

          Section 7.2   Agent’s Reliance, Etc. Neither Agent nor any of its directors, officers, agents, attorneys or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with any Credit Document, except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, Agent: (a) may treat each Bank as the holder of the right to payment of its outstanding Loans until Agent receives and accepts (together with any required transfer fee) an Assignment and Assumption signed by such Bank and its Assignee in form satisfactory to Agent and otherwise in accordance with the provisions of this Agreement; (b) may consult with legal counsel (including counsel for Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or other experts if such counsel, accountants or other experts are selected without gross negligence or willful misconduct on the part of Agent; (c) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties or representations made in or in connection with any Credit Document; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Credit Document on the part of Borrower or to inspect the property (including the books and records) of Borrower; (e) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Credit Document or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of any Credit Document by acting upon any notice, consent, certificate or other instrument or writing (which may be, without limitation, by telegram, cable, telex or telecopy) believed by it to be genuine and signed or sent by the proper party or parties unless such action by Agent constitutes gross negligence or willful misconduct on its part.

          Section 7.3   Agent and Affiliates. With respect to its Commitments, the Loans made by it, the L/Cs issued by it and the obligations of Borrower owed to it under the Credit Documents as a Bank thereunder, Agent shall have the same rights and powers under the Credit Documents as any other Bank and may exercise the same as though it were not Agent; and the term “Bank” or “Banks” shall, unless otherwise expressly indicated, include Agent in its individual capacity. Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, Borrower, any of its Affiliates and any Person who may do business with or own securities of Borrower or any such Affiliates, all as if Agent were not Agent and without any duty to account therefor to the Banks.

          Section 7.4   Bank Credit Decision. Each Bank acknowledges that (a) it has, independently and without reliance upon Agent or any other Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement, (b) it will, independently and without reliance upon Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Credit Documents, and (c) Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information (other than obtained under the provisions of this Agreement) with respect thereto, whether coming into its possession before the date hereof or at any time thereafter.

          Section 7.5   Indemnification. Each Bank agrees to indemnify Agent (to the extent not reimbursed by Borrower), ratably according to its respective Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of the Credit Documents, or any of them, or any action taken or omitted by Agent under the Credit Documents, or any of them, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or willful misconduct. Without limiting the foregoing, each Bank agrees to reimburse Agent promptly upon demand for such Bank’s ratable share (based upon its respective Percentage) of any out-of-pocket expenses (including counsel fees and allocated costs of in-house legal services) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, the Credit Documents, or any of them, to the extent that Agent is not reimbursed for such expenses by Borrower.

          Section 7.6   Successor Agent. Agent (a) may resign at any time as Agent under the Credit Documents by giving thirty (30) days’ prior written notice thereof to the Banks and Borrower, and (b) may be removed as Agent under the Credit Documents at any time with or without cause upon written notice to Agent and Borrower signed by the Majority Banks. Upon any such resignation or removal, the Majority Banks shall have the right to appoint a successor Agent thereunder (with, unless an Event of Default has occurred and is continuing, Borrower’s prior written consent, not to be unreasonably withheld or delayed). If no successor Agent shall have been so appointed by the Majority Banks, and shall have accepted such appointment, within thirty (30) days after the retiring Agent’s giving of notice of resignation or the Majority Banks’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent (with, unless an Event of Default has occurred and is continuing, Borrower’s prior written consent, not to be unreasonably withheld or delayed), which shall be a commercial bank organized under the laws of the United States of America or of a state thereof and having a combined capital and surplus of at least Two Hundred Million Dollars ($200,000,000). Unless and until a successor Agent shall have been appointed as above provided, the retiring Agent shall serve as a caretaker Agent unless dismissed by the Majority Banks. Upon the acceptance of any appointment as Agent under the Credit Documents by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from all duties and obligations of Agent arising thereafter under the Credit Documents. After any retiring Agent’s resignation or removal as Agent under the Credit Documents, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Credit Documents.

          Section 7.7   Syndication Agent; Other Titles. No Bank identified on the signature pages of this Agreement as a “Syndication Agent,” “Co-Agent,” or “Co-Documentation Agent,” or that is given any other title hereunder other than “Agent”, shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Banks as such. Without limiting the foregoing, no Bank so identified as a “Syndication Agent,” “Co-Agent,” or “Co-Documentation Agent,” or that is given any other title hereunder, shall have, or be deemed to have, any fiduciary relationship with any Bank. Each Bank acknowledges that it has not relied, and will not rely, on the Banks so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE VIII

MISCELLANEOUS

          Section 8.1   Notices. Except as provided in Article II with respect to the matters therein specified, all notices, demands, instructions, requests, and other communications required or permitted to be given to, or made upon, any party hereto shall be in writing and (except for financial statements and other related informational documents to be furnished pursuant hereto, which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, by overnight courier, or by prepaid telex, TWX, telecopy or telegram (with messenger delivery specified) and shall be deemed to be given for purposes of this Agreement on the day that such writing is received by the Person to whom it is to be sent pursuant to the provisions of this Agreement. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section, notices, demands, requests, instructions and other communications in writing shall be given to or made upon each party hereto at the address (or its telex, TWX or telecopier numbers, if any) set forth for such party on the signature pages hereof or in Schedule I or, in the case of any Assignee or New Bank, set forth in the relevant Assignment and Assumption or Accession and Amendment Agreement, respectively.

          Section 8.2   Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that (a) other than in a transaction effected in accordance with Section 5.2(b), Borrower shall not assign this Agreement or any of the rights or obligations of Borrower hereunder without the prior written consent of all Banks and Agent (the giving of such consent to be in each Bank’s and Agent’s sole and absolute discretion), and any such purported assignment without such consent shall be absolutely void, and (b) no Bank shall assign this Agreement or any of the rights or obligations of such Bank hereunder except in accordance with Section 8.11.

          Section 8.3   Amendments and Related Matters. No amendment or waiver of any provision of any Credit Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Banks and Borrower and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent with respect to any Credit Document shall, unless in writing and signed by all Banks, do any of the following: (a) waive, or have the effect of waiving, any of the conditions specified in Section 3.1, (b) increase the Commitment of any Bank or subject the Banks to any additional obligations, (c) reduce the principal of, or interest on, the Loans, any Fee or any other amount payable to any Bank hereunder or under any other Credit Document, (d) postpone any date fixed for any payment of principal of, or interest on, the Loans, any Fee or any other amount payable to any Bank hereunder or under any other Credit Document (including, without limitation, to extend the scheduled Termination Date), (e) change the relative percentage of the Commitments, or of the aggregate unpaid principal amount of the Loans, required for the Banks or any of them to take any action hereunder, (f) change the several nature of the obligations of the Banks hereunder or under the other Credit Documents, or (g) amend Section 2.7, 8.2, this Section 8.3 or Section 8.4(b); and provided, further, that no amendment, waiver or consent with respect to any Credit Document shall, unless in writing and signed by Agent in addition to the Banks required above to take such action, affect the rights or duties of Agent under this Agreement or any other Credit Document; and provided, further, that no amendment, waiver or consent with respect to any Credit Document shall, unless in writing and signed by the L/C Issuer in addition to the Banks required above to take such action, affect the rights or duties of the L/C Issuer under this Agreement or any other Credit Document.

          Section 8.4   Costs and Expenses; Indemnification.

          (a)     Expenses. Borrower agrees to pay on demand, subject to the proviso set forth below, (i) all costs and expenses of Agent and the Syndication Agent in connection with the syndication by Agent or the Syndication Agent, as the case may be, of the credit facility provided hereunder upon presentation of supporting documentation and in connection with the preparation, execution, delivery, administration, modification and amendment of the Credit Documents and the other documents to be delivered under the Credit Documents, including, without limitation, (A) the reasonable fees and expenses of counsel (excluding allocated costs for in-house legal services) for Agent or the Syndication Agent, as the case may be, with respect thereto and with respect to advising Agent or the Syndication Agent, as the case may be, as to its rights and responsibilities under the Credit Documents, and (B) any fees payable in respect of the use and maintenance by Agent of IntraLinks® or a similar website in connection with the syndication of the credit facility provided hereunder and the administration of the Credit Documents, and (ii) all costs and expenses of Agent and each of the Banks, if any (including, without limitation, reasonable counsel fees and expenses, but limited to costs and expenses of one counsel and any one local counsel who shall act for Agent and the Banks (excluding allocated costs for in-house legal services)), in connection with (A) the enforcement of, or other protection of the interests of Agent and the Banks under (whether through negotiations, legal proceedings or otherwise and including in connection with any bankruptcy or insolvency proceedings), or (B) restructuring (whether or not in the nature of a “work-out”) and administration of, the Credit Documents and the other documents to be delivered under the Credit Documents; provided that Borrower shall only be liable for costs or expenses incurred in connection with the initial syndication of the credit facility provided hereunder pursuant to subclause (a)(i) of this Section 8.4 to any Bank that is or becomes party to this Agreement on or prior to the Closing Date or within ninety (90) days thereafter. The provisions of this Section 8.4(a) shall survive the payment in full of the Obligations and termination of the Commitments and of this Agreement.

          (b)     Indemnification. Borrower agrees to indemnify Agent, each Bank and each officer, director, Affiliate, employee, agent or representative of Agent or such Bank (“Bank Indemnitees”) and hold each Bank Indemnitee harmless, from and against any and all liabilities, losses, damages, penalties, costs and expenses of any kind (including the reasonable fees and disbursements of counsel for any Bank Indemnitee (excluding allocated costs of in-house counsel)) in connection with any investigative, administrative or judicial proceeding, whether or not such Bank Indemnitee shall be designated a party thereto (but if not a party thereto, then only with respect to such proceedings where such Bank Indemnitee (i) is subject to legal process (whether by subpoena or otherwise) or other compulsion of law, (ii) believes in good faith that it will be so subject, or (iii) believes in good faith that it is necessary or appropriate for it to resist any legal process or other compulsion of law which is purported to be asserted against it), that may be incurred by any Bank Indemnitee, relating to or arising out of this Agreement or any of the other Credit Documents, any of the transactions contemplated hereby or thereby, or any actual or proposed use of proceeds of Loans hereunder; provided, however, that no Bank Indemnitee shall have the right to be indemnified hereunder for its own gross negligence or willful misconduct. The provisions of this Section 8.4(b) shall survive the payment in full of the Obligations and termination of the Commitments and of this Agreement.

          Section 8.5   Oral Communications. Agent may, but is not required (except as otherwise provided herein) to, accept and act upon oral communications from Borrower. Any oral communication from Borrower to Agent (including telephone communications) hereunder shall be immediately confirmed in writing by Borrower, but in the event of any conflict between any such oral communication and the written confirmation thereof, such oral communication shall control if Agent has acted thereon prior to actual receipt of written confirmation. Borrower shall indemnify Agent and hold Agent harmless from and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including reasonable attorneys’ fees and disbursements (but excluding allocated costs for in-house legal services)) that arise out of or are incurred in connection with the making of Loans or taking other action in reliance upon oral communications, except that Agent shall not be indemnified against its own gross negligence or willful misconduct.

          Section 8.6   Entire Agreement. This Agreement and the other Credit Documents are intended by the parties hereto to be a final and complete expression of all terms and conditions of their agreement with respect to the subject matter thereof and supersede all oral negotiations and prior writings in respect of the subject matter hereof.

          Section 8.7   Governing Law. THIS AGREEMENT AND EACH OTHER CREDIT DOCUMENT (EXCEPT TO THE EXTENT THE LAW OF ANOTHER JURISDICTION IS EXPRESSLY CHOSEN THEREIN) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

          Section 8.8   Severability. The illegality or unenforceability of any provision of this Agreement or any other Credit Document shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or such Credit Document.

          Section 8.9   Counterparts. This Agreement may be executed in as many counterparts as may be deemed necessary or convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

          Section 8.10  Confidentiality. Unless otherwise required by any Directive, Agent and each Bank agree not to disclose voluntarily to any third party information that Borrower designates in writing as “Confidential” and that is provided to it pursuant to this Agreement (including in connection with any inspection pursuant to Section 5.1(e)) or the other Credit Documents, except that there shall be no obligation of confidentiality in respect of (a) any information that may be generally available to the public or that becomes available to the public through no fault of Agent or such Bank; (b) communications with actual or prospective participants, Assignees or counterparties (or their advisors) to any swap, securitization or derivative transaction referenced to credit risk or other risks arising under this Agreement, that undertake in writing to be bound by this Section 8.10 and that are banks or other financial institutions; or (c) disclosures to Agent’s or any Bank’s directors, officers, employees and other representatives and agents, and directors, officers, employees and other representatives and agents of its Affiliates that are banks or other financial institutions, legal counsel, auditors and internal bank examiners, and to the extent necessary or advisable in its judgment, independent engineering consultants and other experts or consultants retained by it (or any rating agency when required by it, or any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement in connection with a grant to an SPFV under Section 8.11(g)), if, in the case of a Person other than a director, officer, employee, legal counsel, auditor or internal bank examiner, Agent or such Bank obtains from such Person an undertaking in writing as to confidentiality substantially identical to this undertaking and if, as to all other Persons, Agent or such Bank informs them of the obligations under this Section 8.10 and is responsible for any breach thereof. If any subpoena or other process is served on Agent or any Bank seeking disclosure of any information designated by Borrower as “Confidential” in accordance with this Section 8.10, then, to the extent permitted to do so under applicable law, Agent or such Bank, as the case may be, shall promptly give notice to Borrower of such occurrence and shall reasonably cooperate, at Borrower’s expense, with Borrower’s efforts to seek a protective order with respect to, or other limitation on, the requested disclosure.

          Section 8.11   Assignments and Participations.

          (a)     Assignments. Each Bank may assign to one or more financial institutions (as “Assignee”) all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, L/C Obligations and Loans); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of the assigning Bank’s rights and obligations under this Agreement being assigned, and any assignment of such Bank’s Commitment and Committed Loans shall cover the same percentage of such Bank’s Commitment and Committed Loans, (ii) unless Agent, Borrower and the L/C Issuer otherwise consent, the amount of the Commitment (such amount to be determined without reduction for utilization) of the assigning Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment and Assumption with respect to such assignment) shall not be less than One Million Dollars ($1,000,000) or shall be an integral multiple of One Million Dollars ($1,000,000) in excess thereof, and, unless such assigning Bank is assigning its entire Commitment, shall not reduce the amount of the Commitment retained by such Bank to less than Five Million Dollars ($5,000,000), (iii) the parties to each such assignment shall execute and deliver to Agent for recording an Assignment and Assumption, together with a processing and recordation fee of Three Thousand Five Hundred Dollars ($3,500), and (iv) such assignment shall require the consent (which consent shall not be unreasonably withheld or delayed) of Borrower (unless an Event of Default shall have occurred and be continuing), Agent and the L/C Issuer; provided, however, that the consent of the L/C Issuer shall not be required for any assignments by a Bank to any other Bank. Upon such execution, delivery, approval, acceptance and recording, from and after the effective date specified in each Assignment and Assumption, (x) the Assignee thereunder shall be a party hereto as a Bank and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, have the rights and obligations of a Bank hereunder and under the other Credit Documents and (y) the Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights and be released from its obligations under this Agreement and under the other Credit Documents (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Bank’s rights and obligations under this Agreement and under the other Credit Documents, such Bank shall cease to be a party hereto, but shall remain entitled to the benefit of all of Borrower’s indemnities hereunder with respect to the period preceding such assignment).

          (b)    Effect of Assignment. By executing and delivering an Assignment and Assumption, a Bank assignor thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as expressly provided in such Assignment and Assumption, such assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Credit Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Credit Document or any other instrument or document furnished pursuant to any Credit Document; (ii) such assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under any Credit Document or any other instrument or document furnished pursuant to any Credit Document or with respect to the taxability of payments to be made hereunder or under the other Credit Documents; (iii) such Assignee confirms that it has received a copy of the Credit Documents, together with copies of the financial statements referred to in the Credit Documents and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (iv) such Assignee will, independently and without reliance upon Agent, such assigning Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under any Credit Document; (v) such Assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Credit Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (vi) such Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of any Credit Document are required to be performed by it as a Bank.

          (c)     Register. Agent shall maintain at its Agency Office a copy of each Assignment and Assumption, Accession and Amendment Agreement and Increasing Bank Agreement delivered to it and a register for the recordation of the names and addresses of the Banks and the Commitments of, and principal amount of the Loans owing to, each Bank from time to time. The entries in such register shall be conclusive and binding for all purposes, absent manifest error, and Borrower, Agent and the Banks may treat each Person whose name is recorded in the register as a Bank hereunder for all purposes of this Agreement. The register shall be available for inspection by Borrower or any Bank at any reasonable time and from time to time upon reasonable prior notice.

          (d)    Assignments Recorded. Upon its receipt of an Assignment and Assumption executed by an assigning Bank and an Assignee, Agent shall, if such Assignment and Assumption has been properly completed, and subject to Borrower’s consent as above provided, (i) record the information contained therein in the register maintained by Agent for this purpose and (ii) give prompt notice thereof to Borrower.

          (e)     Participations. Each Bank may sell participations to one or more Persons in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, L/C Obligations and Loans); provided, however, that (i) such Bank’s obligations under this Agreement (including, without limitation, its Commitments to Borrower hereunder) shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Bank shall remain the owner of such Loans for all purposes of this Agreement, and (iv) Borrower, Agent and the Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement; provided, further, that to the extent of any such participation (unless otherwise stated therein and subject to the preceding proviso), the assignee or purchaser of such participation shall, to the fullest extent permitted by law, have the same rights and benefits hereunder as it would have if it were a Bank hereunder; provided, further, that each such participation shall be granted pursuant to an agreement providing that the purchaser thereof shall not have the right to consent or object to any action by the selling Bank (who shall retain such right) with respect to this Agreement or any other Credit Document other than an action that would (A) reduce the principal of or interest on any Loan or any Fee due under any Credit Document in which such purchaser has an interest, or (B) postpone any date fixed for payment of principal of or interest on any such Loan or such Fee; and provided, further, that notwithstanding anything to the contrary contained in this Section 8.11(e), the provisions of Sections 2.7 and 2.8 shall apply to the purchasers of participations as if they were Banks, provided that no such purchaser shall be entitled to receive any greater amount pursuant to either such Section than the Bank selling such participation would have been entitled to receive in respect of the participation transferred had no such transfer occurred.

          (f)     Assignment to Affiliates and Federal Reserve Bank. Anything herein to the contrary notwithstanding, each Bank shall have the right, without the prior consent of Borrower, to assign or pledge from time to time any or all of its Commitments, Loans or other rights hereunder or under any of the other Credit Documents to any of its Affiliates or to any Federal Reserve Bank.

          (g)    Funding by SPFV. Anything herein to the contrary notwithstanding, each Bank (the “Granting Bank”) shall have the right, without the prior consent of Borrower, to grant to a special purpose funding vehicle (the “SPFV”) that is an Affiliate of such Granting Bank, identified as such in writing from time to time by the Granting Bank to Agent and Borrower, the option to provide all or any part of any Loan that such Granting Bank would otherwise be obligated to make hereunder, provided that (i) nothing herein shall constitute a commitment to make any Loan by any SPFV or shall relieve its Granting Bank of any obligation of such Granting Bank hereunder or under any other Credit Document, except to the extent that such SPFV actually funds all or part of any Loan such Granting Bank is obligated to make hereunder, (ii) if an SPFV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, such Granting Bank shall be obligated to make such Loan pursuant to the terms hereof, (iii) the Granting Bank hereby indemnifies and holds Agent harmless from and against any liability, loss, penalty, cost or expense (including for or in respect of Taxes) arising out of such identification and grant or any transaction contemplated thereby, and (iv) the provisions of this Section 8.11(g) shall not impose any increased cost or liability on Borrower. The making of a Loan by an SPFV hereunder shall utilize the Commitment of its Granting Bank to the same extent, and as if, such Loan were made by such Granting Bank. Each party hereto agrees that no SPFV shall be liable for any payment under this Agreement or any other Credit Document for which a Bank would otherwise be liable, for so long as, and to the extent that, its Granting Bank makes such payment. As to any Loans or portions of Loans made by it, each SPFV shall have all the rights that a Bank making such Loans or such portions of Loans would have had under this Agreement and otherwise; provided that (1) its voting rights under this Agreement shall be exercised solely by its Granting Bank and (2) its Granting Bank shall remain solely responsible to the other parties hereto for the performance of such SPFV’s obligations under this Agreement, including its obligations in respect of the Loans or portions of Loans made by it. No additional Notes, if any, shall be required to evidence the Loans or portions of Loans made by a SPFV; and the Granting Bank shall be deemed to hold its Note, if any, as agent for its SPFV to the extent of the Loans or portions of Loans funded by such SPFV. Each Granting Bank shall act as administrative agent for its SPFV and give and receive notices and other communications on its behalf. Any payments for the account of any SPFV shall be paid to its Granting Bank as administrative agent for such SPFV, and neither Borrower nor Agent shall be responsible for any Granting Bank’s application of such payments. In furtherance of the foregoing, each party hereto hereby agrees that, until the date that is one year and one day after the payment in full of all outstanding senior Debt of any SPFV, it shall not institute against, or join any other Person in instituting against, such SPFV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings (or any similar proceedings) under the laws of the United States of America or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 8.11, an SPFV may (1) (A) with notice to, but without the prior written consent of, Agent or Borrower and without paying any processing fee therefor, assign all or any portion of its interest in any Loan to its Granting Bank or (B) with the consent (which consent shall not be unreasonably withheld) of Agent and (if no Event of Default has occurred and is continuing) Borrower, but without paying any processing fee therefor, assign all or any portion of its interest in any Loan to any financial institution providing liquidity or credit facilities to or for the account of such SPFV to fund the Loans funded by such SPFV or to support any securities issued by such SPFV to fund such Loans, and (2) disclose, on a confidential basis, any non-public information relating to Loans funded by it to any rating agency, commercial paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to such SPFV. Borrower shall not be required to pay, or to reimburse any Granting Bank for, its expenses relating to any SPFV identified by such Granting Bank pursuant to this Section 8.11.

          Section 8.12 Waiver of Trial by Jury. BORROWER, THE BANKS, THE L/C ISSUER AND AGENT, TO THE MAXIMUM EXTENT THEY MAY LEGALLY DO SO, HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS, OR IN ANY WAY CONNECTED WITH, OR RELATED TO, OR INCIDENTAL TO, THE DEALINGS OF THE PARTIES HERETO WITH RESPECT TO THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS, THE NEGOTIATION, ADMINISTRATION, PERFORMANCE, OR ENFORCEMENT HEREOF OR THEREOF, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. TO THE EXTENT THEY MAY LEGALLY DO SO, BORROWER, THE BANKS, THE L/C ISSUER AND AGENT HEREBY AGREE THAT ANY SUCH CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 8.12 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE OTHER PARTY OR PARTIES HERETO TO WAIVER OF ITS OR THEIR RIGHT TO TRIAL BY JURY.

          Section 8.13 Choice of Forum and Service of Process. To the maximum extent permitted by Law, Borrower agrees that all actions or proceedings arising in connection with the Credit Documents shall be tried and determined only in the state and federal courts located in New York, New York, or, at the sole option of Agent, in any other court in which Agent shall initiate legal or equitable proceedings and which has subject matter jurisdiction over the matter in controversy. Borrower waives any right it may have to assert the doctrine of forum non conveniens or to object to venue to the extent any proceeding is brought in accordance with this Section. Borrower hereby irrevocably and unconditionally designates and appoints (a) CT Corporation System, with an office on the date hereof at 111 Eighth Avenue, New York, New York 10011, and (b) such other Person as may be selected by Borrower that shall irrevocably agree in writing to so serve, as its agent to receive on its behalf service of all process in any proceedings in any such court, such service being hereby acknowledged by Borrower to be effective and binding service in every respect. A copy of any such process so served shall be mailed by registered mail to Borrower; provided, however, that unless otherwise provided by mandatory provisions of applicable law, no failure to mail such copy shall affect the validity of service of process. If any agent appointed by Borrower refuses to accept service, Borrower hereby agrees that service upon it by mail shall constitute sufficient notice. Nothing herein shall affect the right to serve process in any other manner permitted by Law.

          Section 8.14   Remedies. The remedies provided to Agent, the L/C Issuer and the Banks in the Credit Documents are cumulative and are in addition to, and not in lieu of, any remedies provided by Law. To the maximum extent permitted by Law, remedies may be exercised by Agent, the L/C Issuer or any Bank successively or concurrently, and the failure to exercise any remedy shall not constitute a waiver thereof, nor shall the single or partial exercise of any remedy preclude any other or further exercise of such remedy or any other right or remedy.

          Section 8.15   Right of Set-Off. Upon the occurrence and during the continuance of any Event of Default, each Bank is hereby authorized, after receipt of written consent of Agent, at any time and from time to time, to the fullest extent permitted by Law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank or any of such Bank’s Affiliates to or for the credit or the account of Borrower against an equivalent amount of the Obligations, irrespective of whether or not such Bank shall have made any demand under this Agreement and although such Obligations may be unmatured. Each Bank agrees promptly to notify Borrower and Agent after any such set-off and application is made by such Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Bank may have.

          Section 8.16   Acknowledgements. Borrower hereby acknowledges that:

          (a)     it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

    (b)     none of Agent, the L/C Issuer or any Bank has any fiduciary relationship with or fiduciary duty to Borrower arising out of or in connection with this Agreement or any of the other Credit Documents; and

   (c)     no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Banks, or among Borrower and the Banks, or between Borrower and Agent, or between Borrower and the L/C Issuer.

          Section 8.17   Patriot Act Notice. Each Bank and Agent (for itself and not on behalf of any other party) hereby notifies Borrower that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Patriot Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Bank or Agent, as applicable, to identify Borrower in accordance with the Patriot Act.

          Section 8.18   Amendment and Restatement. (a) The parties hereto hereby agree that upon the effectiveness of this Agreement, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended and restated in their entirety by the terms and conditions of this Agreement and the terms and provisions of the Existing Credit Agreement, except as otherwise provided in the next paragraph, shall be superseded by this Agreement.

      (b)    Notwithstanding the amendment and restatement of the Existing Credit Agreement by this Agreement, Borrower shall continue to be liable to Agent and the Banks with respect to agreements on the part of Borrower under the Existing Credit Agreement to indemnify and hold harmless Agent and the Banks from and against all claims, demands, liabilities, damages, losses, costs, charges and expenses to which Agent and the Banks may be subject arising in connection with the Existing Credit Agreement. This Agreement is given as a substitution of, and not as a payment of, the obligations of Borrower under the Existing Credit Agreement and is not intended to constitute a novation of the Existing Credit Agreement. Upon the effectiveness of this Agreement all amounts outstanding and owing by Borrower under the Existing Credit Agreement shall constitute amounts outstanding and owing by Borrower hereunder.

      (c)    By execution of this Agreement all parties hereto agree that each of the existing Credit Documents is hereby amended such that all references to the Existing Credit Agreement and the Loans thereunder shall be deemed to refer to this Credit Agreement and the continuation of the Loans hereunder.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

MIDAMERICAN ENERGY HOLDINGS COMPANY,
as Borrower

By:	/s/ Brian K. Hankel
Name: Brian K. Hankel
Title: Vice President and Treasurer

Address for Notices:
666 Grand Avenue
29th Floor
Des Moines, Iowa 50303-0657
Attn: General Counsel
Telecopier: (515) 242-4080

with a copy to:

Latham & Watkins LLP
885 Third Avenue
Suite 1000
New York, New York 10022
Attn: Jonathan Rod, Esq.
Telecopier: (212) 751-4864

UNION BANK OF CALIFORNIA, N.A.,
as Agent and an Existing Bank

By:	/s/ Dennis G. Blank
Name: Dennis G. Blank
Title: Vice President

Address for Notices:
Credit Contact:
445 S. Figueroa Street, 15th Floor
Los Angeles, California 90071
Attn: Alex Wernberg/Dennis Blank
Telephone: (213) 236-5016/6564
Telecopier: (213) 236-4096

Operations Contact:
601 Potrero Grande Dr.
Monterey Park, California 91754
Attn: Mary Malki
Commercial Loan Operations
Telephone: (323) 720-7404
Telecopier: (323) 278-6173

THE ROYAL BANK OF SCOTLAND PLC,
as Syndication Agent and an Existing Bank

By:	/s/ Andrew N. Taylor
Name: Andrew N. Taylor
Title: Vice President

Address for Notices:
Credit Contact:
101 Park Avenue, 12th Floor
New York, New York 10178
Attn: Grant Matthews
Telephone: (212) 401-3545
Telecopier: (212) 401-3456

Operations Contact:
101 Park Avenue, 12th Floor
New York, New York 10178
Attn: Laverne Small
Telephone: (212) 401-1414
Telecopier: (212) 401-1494

JPMORGAN CHASE BANK, N.A.,
as L/C Issuer, Co-Documentation Agent and an Existing Bank

By:	/s/ Thomas Casey
Name: Thomas Casey
Title: Vice President

Address for Notices:
Credit Contact:
270 Park Avenue
New York, New York 10017
Attn: Tom Casey
Telephone: (212) 270-5305
Telecopier: (212) 270-3089

Operations Contact:
1111 Fanin, 10th Floor
Houston, Texas 77002
Attn: Fran Camero
Telephone: (713) 750-2200
Telecopier: (713) 750-2782

ABN AMRO BANK N.V.,
as Co-Documentation Agent and an Existing Bank

By:	/s/ Kris Grosshans
Name: Kris Grosshans
Title: Managing Director

By:	/s/ R. Scott Donaldson
Name: R. Scott Donaldson
Title: Vice President

Address for Notices:
Credit Contact:
440 Post Oak Parkway, Suite 1500
Houston, Texas 77027
Attn: Scott Donaldson
Telephone: (823) 681-7144
Telecopier: (823) 681-7141

Operations Contact:
540 West Madison Street
Chicago, Illinois 60611
Attn: Loan Administration/Credit Administration
Telephone: (312) 995-5150
Telecopier: (312) 992-5155/ (312) 992-5111

BNP PARIBAS,
as Co-Documentation Agent and an Existing Bank

By:	/s/ Francis De Laney
Name: Francis De Laney
Title: Managing Director

By:	/s/ Mark Renaud
Name: Mark Renaud
Title: Managing Director

Address for Notices:
Credit Contact:
787 Seventh Avenue
New York, New York 10019
Attn: Manoj Khatri
Telephone: (212) 841-2922
Telecopier: (212) 841-2052

Operations Contact:
787 Seventh Avenue
New York, New York 10019
Attn: Gabriel Candamo
Telephone: (212) 471-6635
Telecopier: (212) 471-6697

BARCLAYS BANK PLC,
as an Existing Bank

By:	/s/ Alison McGuigan
Name: Alison McGuigan
Title: Associate Director

Address for Notices:
Credit Contact:
200 Park Avenue, 4th Floor
New York, New York 10166
Attn: Nicholas Bell
Telephone: (212) 412-4029
Telecopier: (212) 412-1600

Operations Contact:
200 Cedar Knolls Road
Whippany, New Jersey 07981
Attn: Shoshana Harrison
Telephone: (973) 576-3303
Telecopier: (973) 576-3014

CALYON NEW YORK BRANCH,
as an Existing Bank

By:	/s/ Dennis Petito
Name: Dennis Petito
Title: Managing Director

By:	/s/ Michael Willis
Name: Michael Willis
Title: Director

Address for Notices:
Credit Contact:
1301 Travis, Suite 2100
Houston, Texas 77002
Attn: Fabien Stal
Telephone: (713) 890-8604
Telecopier: (713) 890-8668

Operations Contact:
1301 Avenue of the Americas
New York, New York 10019
Attn: Gener David
Telephone: (212) 261-7411
Telecopier: (917) 849-5440

CREDIT SUISSE, CAYMAN ISLANDS BRANCH,
as an Existing Bank

By:	/s/ Brian Caldwell
Name: Brian Caldwell
Title: Director

By:	/s/ Thomas Cantello
Name: Thomas Cantello
Title: Vice President

Address for Notices:
Credit Contact:
Eleven Madison Avenue
New York, New York 10010
Attn: Brian Caldwell
Telephone: (212) 325-0029
Telecopier: (212) 743-2042

Operations Contact:
One Madison Avenue
New York, New York 10010
Attn: Edward Markowski
Telephone: (212) 538-3380
Telecopier: (212) 538-6851

LEHMAN BROTHERS BANK, FSB,
as an Existing Bank

By:	/s/ Gary T. Taylor
Name: Gary T. Taylor
Title: Senior Vice President

Address for Notices:
Credit Contact:
745 7th Avenue, 7th Floor
New York, New York 10019
Attn: Janine Shugan
Telephone: (212) 526-8625
Telecopier: (917) 522-0139

Operations Contact:
745 7th Avenue, 16th Floor
New York, New York 10019
Attn: Theresa Siu
Telephone: (212) 526-6560
Telecopier: (212) 520-0450

LLOYDS TSB BANK PLC,
as an Existing Bank

By:	/s/ Deborah Carlson
Name: Deborah Carlson
Title: Vice President & Manager

By:	/s/ Andrew Roberts
Name: Andrew Roberts
Title: Vice President

Address for Notices:
Credit Contact:
1251 Avenue of the Americas, 39th Floor
New York, New York 10020
Attn: Windsor Davies
Telephone: (212) 930-8909
Telecopier: (212) 930-5098

Operations Contact:
1251 Avenue of the Americas, 39th Floor
New York, New York 10020
Attn: Patricia Kilian
Telephone: (212) 930-8914
Telecopier: (212) 930-5098

MIZUHO CORPORATE BANK, LTD.
as an Existing Bank

By:	/s/ Makoto Murata
Name: Makoto Murata
Title: Deputy General Manager

Address for Notices:
Credit Contact:
1251 Avenue of the Americas
New York, New York 10020
Attn: Hiroshi Komada
Telephone: (212) 282-3289
Telecopier: (212) 282-4488

Operations Contact:
1800 Plaza Ten
Jersey City, New Jersey 07311
Attn: Nicole Ferrara
Telephone: (201) 626-9341
Telecopier: (201) 626-9941

SUN TRUST BANK,
as an Additional Bank

By:	/s/ Kelley Brandenburg
Name: Kelley Brandenburg
Title: Vice President

Address for Notices:
Credit Contact:
303 Peachtree Street
Atlanta, Georgia 30308
Attn: Bill Banks
Telephone: (404) 658-4691
Telecopier: (404) 827-6270

Operations Contact:
303 Peachtree Street
Atlanta, Georgia 30308
Attn: Tina Marie Edwards
Telephone: (404) 588-8660
Telecopier: (404) 588-4402

THE BANK OF NEW YORK,
as an Existing Bank

By:	/s/ Peter Keller
Name: Peter Keller
Title: Managing Director

Address for Notices:
Credit Contact:
One Wall Street, 19th Floor
New York, New York 10286
Attn: Cynthia Howells
Telephone: (212) 635-7889
Telecopier: (212) 635-7923

Operations Contact:
One Wall Street, 19th Floor
New York, New York 10286
Attn: Frank Su
Telephone: (212) 635-7532
Telecopier: (212) 635-7552

WACHOVIA BANK, NATIONAL ASSOCIATION,
as an Existing Bank

By:	/s/ Frederick W. Price
Name: Frederick W. Price
Title: Managing Director

Address for Notices:
Credit Contact:
201 South College Street
Charlotte, North Carolina 28288
Attn: Rick Price
Telephone: (704) 374-4062
Telecopier: (704) 383-7661

Operations Contact:
201 South College Street
Charlotte, North Carolina 28288
Attn: Taylor Ahlstrom
Telephone: (704) 715-2991
Telecopier: (704) 715-0094

WILLIAM STREET COMMITMENT CORPORATION,
(Recourse only to assets of William Street Commitment Corporation), as an Additional Bank

By:	/s/ Mark Walton
Name: Mark Walton
Title: Assistant Vice President

Address for Notices:
Credit Contact:
1 New York Plaza, 48th Floor
New York, New York 10004
Attn: Sohan Ahmad
Telephone: (212) 902-7479
Telecopier: (212) 346-8608

Operations Contact:
30 Hudson Street, 17th Floor
Jersey City, New Jersey 07302
Attn: Philip Green
Telephone: (212) 357-7570
Telecopier: (212) 357-4597

SCHEDULE I
COMMITMENT SCHEDULE

A.	Agency Office:	445 South Figueroa Street, 15th Floor
Los Angeles, California 90071

B.	Banks:	(Listed Below)

BANKS	TOTAL ALLOCATION (%)	COMMITMENT AMOUNT
Union Bank of California, N.A.	9.00000000%	$54,000,000.00
The Royal Bank of Scotland plc	9.00000000%	$54,000,000.00
JPMorgan Chase Bank, N.A.	9.00000000%	$54,000,000.00
ABN AMRO Bank N.V.	7.33333333%	$44,000,000.00
BNP Paribas	7.33333333%	$44,000,000.00
Barclays Bank PLC	6.66666667%	$40,000,000.00
Lehman Brothers Bank, FSB	6.66666667%	$40,000,000.00
Wachovia Bank, National Association	6.66666667%	$40,000,000.00
William Street Commitment Corporation	6.66666667%	$40,000,000.00
Calyon New York Branch	5.50000000%	$33,000,000.00
Credit Suisse, Cayman Islands Branch	5.50000000%	$33,000,000.00
Mizuho Corporate Bank, Ltd.	5.50000000%	$33,000,000.00
Sun Trust Bank	5.50000000%	$33,000,000.00
The Bank of New York	5.50000000%	$33,000,000.00
Lloyds TSB Bank plc	4.16666666%	$25,000,000.00
Total	100.0%	$600,000,000.00

SCHEDULE II

PRICING SCHEDULES

The “Applicable Margin”, the “Applicable Facility Fee Rate” and the “Applicable L/C Fee Rate” for any day are the respective annual percentage rates set forth below in the applicable row under the column corresponding to the Status that exists on such day:

	≥A+/A1	A/A2	A-/A3	BBB+/Baa1	BBB/Baa2	BBB-/Baa3	≤BB+/Ba1
Status	Level I	Level II	Level III	Level IV	Level V	Level VI	Level VII
Applicable Margin - Eurodollar Committed Loans	0.10%	0.115%	0.155%	0.195%	0.30%	0.40%	0.60%
Applicable Margin - Base Rate Loans	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.25%
Applicable L/C Fee Rate	0.10%	0.115%	0.155%	0.195%	0.30%	0.40%	0.60%
Applicable Facility Fee Rate	0.05%	0.06%	0.07%	0.08%	0.10%	0.125%	0.175%

The “Applicable Utilization Fee Rate” for the Commitments for any day are the respective annual percentage rates set forth below in the applicable row under the column corresponding to the Status and the Utilized Percentage that exists on such day:

	≥A+/A1	A/A2	A-/A3	BBB+/Baa1	BBB/Baa2	BBB-/Baa3	≤BB+/Ba1
Status/Utilized Percentage	Level I	Level II	Level III	Level IV	Level V	Level VI	Level VII
< 50%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
> 50%	0.100%	0.100%	0.100%	0.100%	0.100%	0.100%	0.100%

For purposes of these Schedules, the following terms have the following meanings:

“Level I Status” exists at any date if, at such date, the Borrower’s senior unsecured long-term debt is rated either A+ or higher by S&P or A1 or higher by Moody’s.

Schedule II-1

“Level II Status” exists at any date if, at such date (i) the Borrower’s senior unsecured long-term debt is rated either A or higher by S&P or A2 or higher by Moody’s and (ii) Level I Status does not exist.

“Level III Status” exists at any date if, at such date (i) the Borrower’s senior unsecured long-term debt is rated either A- or higher by S&P or A3 or higher by Moody’s and (ii) neither Level I Status nor Level II Status exists.

“Level IV Status” exists at any date if, at such date (i) the Borrower’s senior unsecured long-term debt is rated either BBB+ or higher by S&P or Baa1 or higher by Moody’s and (ii) none of Level I Status, Level II Status or Level III Status exists.

“Level V Status” exists at any date if, at such date (i) the Borrower’s senior unsecured long-term debt is rated either BBB or higher by S&P or Baa2 or higher by Moody’s and (ii) none of Level I Status, Level II Status, Level III Status or Level IV Status exists.

“Level VI Status” exists at any date if, at such date (i) the Borrower’s senior unsecured long-term debt is rated either BBB- or higher by S&P or Baa3 or higher by Moody’s and (ii) none of Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status exists.

“Level VII Status” exists at any date if, at such date, no other Status exists.

“Status” refers to the determination of which of Level I Status, Level II Status, Level III Status, Level IV Status, Level V Status, Level VI Status, or Level VII Status exists at any date.

The credit ratings to be utilized for purposes of the foregoing Schedules are those assigned to the senior unsecured long-term debt securities of Borrower (including, if no senior unsecured long-term debt securities of Borrower are outstanding, any such ratings that Moody’s or S&P has explicitly stated may be implied from the ratings it has assigned to Borrower’s outstanding subordinated unsecured long-term debt securities) without third-party credit enhancement (the “Index Debt”), and any rating assigned to any other debt security of Borrower shall be disregarded. The rating in effect at any date is that in effect at the close of business on such date.

Notwithstanding the foregoing, if the Index Debt is split-rated and the ratings differential is two or more ratings levels, the Status shall be determined assuming that (a) the higher rating is equal to the midpoint of the two ratings (e.g., for a split rating of A+/A3, A is the midpoint and will be deemed to be the higher rating, and for a split rating of BBB/A1, A3 is the midpoint and will be deemed to be the higher rating) or (b) if there is no exact midpoint, the higher rating is equal to the higher of the two middle intermediate ratings (e.g., for a split rating of A+/Baa1, A is the higher of the two middle intermediate ratings and will be deemed to be the higher rating, and for a split rating of BB+/A2, Baa1 is the higher of the two middle intermediate ratings and will be deemed to be the higher rating).

Schedule II-2

                If at any time Borrower has no Moody’s rating or no S&P rating in respect of its Index Debt, Level VII Status shall exist; provided that if the reason that there is no such Moody’s rating or S&P rating results from Moody’s or S&P, as the case may be, ceasing to issue debt ratings generally, then Borrower and Agent may select another nationally-recognized rating agency to substitute for Moody’s or S&P, as applicable, for purposes of the foregoing Schedules (and all references herein to Moody’s or S&P, as applicable, shall refer to such substitute rating agency), and until a substitute nationally-recognized rating agency is so selected the Status shall be determined by reference to the rating most recently in effect prior to such cessation.

Schedule II-3

SCHEDULE III

LETTERS OF CREDIT

1.
Irrevocable Standby Letter of Credit No. 00335549 dated May 29, 2003, in the original aggregate amount of US$32,675,567.41 (US$23,113,082.28 as of the Closing Date), issued by Bank One, NA (JPMorgan Chase Bank, N.A. as of the Closing Date) for the benefit of J.P. Morgan Trust Company, National Association, as Depositary Bank, having an expiration date of June 6, 2007, as amended through the Closing Date.

2.
Irrevocable Standby Letter of Credit No. SLT332175 dated June 5, 2003, in the original aggregate amount of US$16,290,000.00 (US$13,417,000.00 as of the Closing Date), issued by Bank One, NA (JPMorgan Chase Bank, N.A. as of the Closing Date) for the benefit of U.S. Bank Trust, as Collateral Agent, having an expiration date of June 6, 2007, as amended through the Closing Date.

3.
Irrevocable Standby Letter of Credit No. CPCS-234409 dated February 7, 2006, in the original aggregate amount of US$12,089,172.00 (US$12,089,172.00 as of the Closing Date), issued by JPMorgan Chase Bank, N.A. for the benefit of J.P. Morgan Trust Company, National Association, as Depositary Bank, having an expiration date of February 6, 2007.

4.
Irrevocable Standby Letter of Credit No. CPCS-246397 dated March 14, 2006, in the original aggregate amount of US$11,285,000.00 (US$11,285,000.00 as of the Closing Date), issued by JPMorgan Chase Bank, N.A. for the benefit of Commissioner of Insurance, The State of Vermont, having an expiration date of March 13, 2007.

Schedule III-1

APPENDIX A

DEFINED TERMS

As used in the Credit Agreement, the following terms shall have the following meanings, except to the extent otherwise defined in the Credit Agreement.

“Accession and Amendment Agreement” means an Accession and Amendment Agreement entered into by a New Bank, Borrower and Agent, in substantially the form of  Exhibit F.

“Accounting Change” has the meaning ascribed thereto in Section 1.3.

“Additional Banks” has the meaning ascribed thereto in the preamble to this Agreement.

“Affected Person” has the meaning ascribed thereto in Section 2.7(a).

“Affiliate” means, as to any Person, any other Person directly or indirectly controlling or controlled by or under common control with such Person.

“Agency Office” means the office of Agent designated on the Commitment Schedule, or such other office of Agent as Agent may from time to time designate by notice to Borrower and the Banks.

“Agent” means UBOC, in its capacity as administrative agent for the Banks hereunder, and any successor thereto in such capacity.

“Aggregate Commitments” means the sum of the Commitments. The Aggregate Commitments shall in no event exceed (i) on the Closing Date, $600,000,000, and (ii) at any time after the Closing Date, $800,000,000.

“Aggregate Operating Lease Obligations” means, at any time, the sum of the Significant Operating Lease Obligations with respect to all Significant Operating Leases then in effect.

“Applicable Agent’s Account” means the account of Agent maintained at the Agency Office, or such other account of Agent as may be hereafter from time to time designated by Agent upon notice to Borrower and the Banks, as the account through which the Banks are to make Loans and Borrower is to repay Loans and to pay the other sums due under this Agreement.

“Applicable Facility Fee Rate” means, at any date (and subject to adjustment from time to time in accordance with the provisions of Section 2.5(c)), the rate per annum determined in accordance with the Pricing Schedule attached hereto as Schedule II.

“Applicable L/C Fee Rate” means, at any date (and subject to adjustment from time to time in accordance with the provisions of Section 2.5(c)), the rate per annum determined in accordance with the Pricing Schedule attached hereto as Schedule II.

“Applicable Lending Office” means, with respect to each Bank, the office of such Bank designated on the Commitment Schedule, or in the Assignment and Acceptance Agreement or Accession and Amendment Agreement (as the case may be) pursuant to which it became a Bank, or such other office of such Bank as such Bank may from time to time designate by notice to Borrower and Agent.

“Applicable Margin” means, at any date (and subject to adjustment from time to time in accordance with the provisions of Section 2.5(c)), the rate per annum determined in accordance with the Pricing Schedule attached hereto as Schedule II.

“Applicable Utilization Fee Rate” means, at any date (and subject to adjustment from time to time in accordance with the provisions of Section 2.5(c)), the rate per annum determined in accordance with the Pricing Schedule attached hereto as Schedule II.

“Application Documents” means the L/C Issuer’s customary L/C application and such other standard documents as may be required by the L/C Issuer in connection with the issuance of an L/C.

“Assignee” has the meaning ascribed thereto in Section 8.11(a).

“Assignment and Assumption” means an assignment and assumption agreement, in compliance with Section 8.11 and substantially in the form of Exhibit A.

“Banking Day” means (a) a day on which banks are not required or authorized to close in the city in which the Agency Office is located and (b) in matters relating to the determination of a Eurodollar Rate or an Interest Period for a Eurodollar Rate Loan or the borrowing or continuation of, or conversion to, a Eurodollar Rate Loan, any day which is a Banking Day described in clause (a) above and which is also a day on which the London interbank market deals in Dollar deposits.

“Banks” means the banks and other financial institutions signatory hereto in their capacity as Banks, any Assignees hereafter added as Banks under one or more Assignment and Acceptance Agreements pursuant to Section 8.11, and any New Banks that are hereafter added as Banks under one or more Accession and Amendment Agreements pursuant to Section 2.1(b)(ii).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as amended from time to time, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Reference Rate in effect on such day, and (b) the Federal Funds Rate in effect on such day plus a margin of 0.50 percentage points. Any change in the Base Rate due to a change in the Reference Rate or the Federal Funds Rate shall be effective from and including the effective date of such change in the Reference Rate or the Federal Funds Rate, respectively.

2

“Base Rate Loan” means a Committed Loan bearing interest as provided in Section 2.4(a).

“Beneficiary Documents” has the meaning ascribed thereto in Section 2.2(d)(i).

“Berkshire Hathaway” means Berkshire Hathaway Inc., a Delaware corporation.

“Bid” means an offer by a Bank to make a Bid Rate Loan in accordance with Section 2.1(e).

“Bid Rate” means, with respect to any Bid, the Eurodollar Bid Margin or the Fixed Rate, as applicable, offered by the Bank making such Bid.

“Bid Rate Loan” means any loan made by a Bank to Borrower pursuant to Section 2.1(e).

“Bid Rate Loan Outstandings” means, at any time, the aggregate principal amount of all outstanding Bid Rate Loans.

“Bid Request” means a request for Bids in the form of Exhibit B-4.

“Board of Directors” means either the Board of Directors of Borrower or any duly authorized committee of such Board.

“Capital” means the sum of Consolidated Debt of Borrower plus the outstanding amount of the Trust Preferred Securities plus minority interest and stockholders’ equity of Borrower.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or nonvoting) in, or interests (however designated) in, the equity of such Person that is outstanding or issued on or after the Closing Date, including, without limitation, all common stock and preferred stock and partnership, membership and joint venture interests in such Person.

“Cash Collateral Account” has the meaning ascribed thereto in Section 2.10.

3

“Cash Equivalents” means any of the following: (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), (b) time deposits and certificates of deposit of any commercial bank organized in the United States of America having capital and surplus in excess of Five Hundred Million Dollars ($500,000,000) or any commercial bank organized under the laws of any other country having total assets in excess of Five Hundred Million Dollars ($500,000,000) with a maturity date not more than two years from the date of acquisition, (c) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) or (d) of this definition that were entered into with any bank meeting the qualifications set forth in clause (b) of this definition or another financial institution of national reputation, (d) direct obligations issued by any state or other jurisdiction of the United States of America or any other country or any political subdivision or public instrumentality thereof maturing, or subject to tender at the option of the holder thereof, within 90 days after the date of acquisition thereof and, at the time of acquisition, having a rating of A from S&P or A-2 from Moody’s (or, if at any time neither S&P nor Moody’s may be rating such obligations, then having an equivalent rating from another nationally recognized rating service designated by Borrower and reasonably acceptable to Agent), (e) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, any government-sponsored enterprise created under the federal laws of the United States of America (including, without limitation, the Federal Farm Credit Banks, the Federal Home Loan Bank System, the Federal Home Loan Mortgage Corporation (Freddie Mac), the Federal National Mortgage Association (Fannie Mae), the Federal Agricultural Mortgage Corporation (Farmer Mac) and the Student Loan Marketing Association (Sallie Mae)), provided that such obligations are rated, at the date of acquisition thereof, at least AAA by S&P or Aaa by Moody’s (or, if at any time neither S&P nor Moody’s may be rating such obligations, then having an equivalent rating from another nationally recognized rating service designated by Borrower and reasonably acceptable to Agent), (f) commercial paper issued by (i) the parent corporation of any commercial bank organized in the United States of America having capital and surplus in excess of Five Hundred Million Dollars ($500,000,000) or any commercial bank organized under the laws of any other country having total assets in excess of Five Hundred Million Dollars ($500,000,000), or (ii) other Persons having one of the two highest ratings obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s may be rating such obligations, then from another nationally recognized rating service designated by Borrower and reasonably acceptable to Agent) and in each case maturing within one year from the date of acquisition, (g) overnight bank deposits and bankers’ acceptances at any commercial bank organized in the United States of America having capital and surplus in excess of Five Hundred Million Dollars ($500,000,000) or any commercial bank organized under the laws of any other country having total assets in excess of Five Hundred Million Dollars ($500,000,000), (h) deposits available for withdrawal on demand with any commercial bank organized in the United States of America having capital and surplus in excess of Five Hundred Million Dollars ($500,000,000) or any commercial bank organized under the laws of any other country having total assets in excess of Five Hundred Million Dollars ($500,000,000), (i) investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (a) through (g) and (j) of this definition, and (j) auction rate securities or money market preferred stock having one of the two highest ratings obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s may be rating such obligations, then from another nationally recognized rating service designated by Borrower and reasonably acceptable to Agent).

“Certificate of Exemption” has the meaning ascribed thereto in Section 2.8(h).

“Change in Directives” has the meaning ascribed thereto in Section 2.7(a).

“Closing Date” means July 6, 2006.

“Commercial Paper” means any commercial paper issued by Borrower in respect of which the Aggregate Commitments are providing liquidity support.

4

“Commitment” means, as to any Bank, (a) the amount set forth opposite such Bank’s name as its Commitment on the Commitment Schedule, (b) in the case of any New Bank, the amount set forth opposite such New Bank’s name on the signature pages to the Accession and Amendment Agreement to which it is a party, or (c) in the case of any Increasing Bank, the amount set forth opposite such Increasing Bank’s name on the signature pages to the Increasing Bank Agreement to which it is a party, in each case adjusted for the effect of any one or more Assignment and Acceptance Agreements to which such Bank may be or become a party and for any reductions in the Aggregate Commitments pursuant to Section 2.3(c).

“Commitment Schedule” means the schedule attached as Schedule I to the Credit Agreement.

“Committed Loan” means any loan made by the Banks to Borrower pursuant to Section 2.1(a) or Section 2.2(c)(i).

“Commodity Swap Agreement” means, with respect to any Person, any physical or financial transaction for the forward or future purchase or sale of gas, gas transportation, coal, coal transportation, electric energy, electric capacity, electric transmission or related products to or under which such Person is a party or a beneficiary on the Closing Date or becomes a party or a beneficiary thereafter, in each case to the extent such transaction is entered into for operations or hedging purposes.

“Consolidated Debt” means, without duplication, Debt of Borrower and its consolidated Subsidiaries on a consolidated basis (excluding (i) obligations in respect of the Trust Preferred Securities, (ii) from the date hereof until the Northern GIC Termination Date, the GIC-Supported Northern Debt and (iii) from the date hereof until the Yorkshire GIC Termination Date, the GIC-Supported Yorkshire Debt) plus the Subsidiary Preferred Securities.

“Consolidated Funds From Operations” means Consolidated Net Income plus (or minus, as the case may be) depreciation, amortization, deferred taxes, allowance for funds used during construction, capitalized interest and all other non-cash items included, in accordance with GAAP, in operating activities in Borrower’s consolidated statement of cash flows (but excluding changes in working capital).

“Consolidated Net Income” means, for any period, the net income (or loss) of Borrower and its consolidated Subsidiaries for such period computed on a consolidated basis in accordance with GAAP (but excluding all extraordinary and non-recurring gains and losses as determined in accordance with GAAP).

“Consolidated Net Interest Expense” means, for any period, the total interest expense of Borrower and its consolidated Subsidiaries for such period computed on a consolidated basis in accordance with GAAP (including, without limitation, all interest, preferred dividends and preference dividends payable in respect of the Trust Preferred Securities and the Subsidiary Preferred Securities, whether or not they would be included in total interest expense under GAAP), net of interest income and capitalized interest.

“Consolidated Net Tangible Assets” means, as of the date of any determination thereof, the total amount of all assets of Borrower and its consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP as of such date less the sum of (a) the consolidated current liabilities of Borrower and its consolidated Subsidiaries determined in accordance with GAAP and (b) the assets of Borrower and its consolidated Subsidiaries properly classified as intangible assets determined on a consolidated basis in accordance with GAAP.

5

“Consolidated Senior Interest Expense” means, for any period, the total interest expense of Borrower and its consolidated Subsidiaries for such period computed on a consolidated basis in accordance with GAAP (excluding all interest, preferred dividends and preference dividends payable in respect of the Trust Preferred Securities and the Subsidiary Preferred Securities), net of interest income and capitalized interest.

“Contingent Performance Guarantee” means a performance guarantee (in respect of an obligation that is not principally a monetary obligation) as to which (a) the guarantor’s obligation cannot be reasonably quantified, and (b) neither Borrower nor any of its Subsidiaries has any information that raises a reasonable possibility that a demand under such performance guarantee may be made prior to, or within eighteen (18) months after, the Termination Date.

“Control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Coverage Ratio” means the ratio of (x) the sum of Consolidated Funds From Operations plus Consolidated Net Interest Expense plus Significant Operating Lease Payments to (y) Consolidated Senior Interest Expense plus Significant Operating Lease Payments.

“Credit Documents” means (a) this Agreement, the Notes, any Assignment and Acceptance Agreements, any Accession and Amendment Agreements and any Increasing Bank Agreements, (b) any certificates, opinions and other documents required to be delivered pursuant to Section 3.1, and (c) any other documents (i) delivered pursuant to or in connection with any one or more of the foregoing and (ii) expressly agreed by Agent and Borrower to be a “Credit Document” at the time of delivery hereunder.

“Currency Protection Agreement” means, with respect to any Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangement intended to protect such Person against fluctuations in currency values to or under which such Person is a party or a beneficiary on the Closing Date or becomes a party or a beneficiary thereafter.

“Debt” of any Person means, at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person in respect of letters of credit, bankers’ acceptances, surety, bid, operating and performance bonds, performance guarantees or other similar instruments or obligations (or reimbursement obligations with respect thereto) (except, in each case, to the extent incurred in the ordinary course of business), (d) obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (e) obligations of such Person as lessee under leases that shall have been or are required to be, in accordance with GAAP, recorded as capital leases, (f) all Debt of others secured by a Lien on any Property of such Person, whether or not such Debt is assumed by such Person, provided that, for purposes of determining the amount of any Debt of the type described in this clause, if recourse with respect to such Debt is limited to such Property, the amount of such Debt shall be limited to the lesser of the fair market value of such Property and the amount of such Debt, (g) all Redeemable Stock (excluding, to the extent otherwise included, the Trust Preferred Securities), valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Debt of others Guaranteed by such Person to the extent such Debt is Guaranteed by such Person, and (i) all net obligations of such Person under Currency Protection Agreements and Interest Rate Protection Agreements.

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For purposes of determining any particular amount of Debt that is or would be outstanding, the following shall not be included: (i) Contingent Performance Guarantees, and (ii) Guarantees of, or obligations with respect to letters of credit or similar instruments supporting (to the extent any of the foregoing constitutes Debt), Debt otherwise included in the determination of such particular amount.

“Default” means any event, occurrence, condition, act or omission that, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Default Rate” means the rate of interest determined pursuant to Section 2.4(g), and unless otherwise specified, shall be calculated with reference to the Base Rate.

“Direct Exposure” has the meaning ascribed thereto in Section 2.10(b).

“Directive” means any Law, and any directive, guideline or requirement of any Governmental Authority (whether or not having the force of law).

“Dollar” and “$” mean the lawful currency of the United States of America (and references to dollar amounts in Articles IV, V and VI shall also include the equivalent thereof in any foreign currency).

“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval system which can be accessed through the SEC’s internet site at www.sec.gov (or any successor system).

“Employee Benefit Plan” means any employee benefit plan (other than a Multiemployer Plan) within the meaning of Section 3(3) of ERISA that (a) is maintained by Borrower or any ERISA Affiliate of Borrower for, or on behalf of, its current or former employees, officers or directors or (b) has at any time within the preceding six years been maintained by Borrower or any current or former ERISA Affiliate of Borrower.

“Environmental Law” means any Law imposing liability or standards of conduct concerning, or otherwise relating to, pollution, waste disposal, industrial hygiene, occupational health and safety, the presence, manufacture, use, handling, treatment, storage, disposal or release of Hazardous Materials or the protection of human health, plant life or animal life, natural resources or the environment.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means, as applied to any Person, any Person who, together with such first Person, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the IRC or Section 4001(b) of ERISA.

“Eurocurrency Liabilities” has the meaning specified in Regulation D promulgated by the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Bid Margin” means, with respect to any Eurodollar Bid Rate Loan, the marginal rate of interest, if any, to be added to or subtracted from the Eurodollar Rate to determine the rate of interest applicable to such Eurodollar Bid Rate Loan, as specified by the Bank making such Eurodollar Bid Rate Loan in its related Bid.

“Eurodollar Bid Rate Loan” means any Bid Rate Loan bearing interest as provided in Section 2.4(b)(ii).

“Eurodollar Committed Loan” means a Committed Loan bearing interest as provided in Section 2.4(b)(i).

“Eurodollar Rate” means the rate per annum equal to (a) the rate determined by Agent at approximately 11:00 a.m. (London time) on the Interest Rate Determination Date by reference to the British Bankers Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by Agent which has been nominated by the British Bankers Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to the relevant Interest Period, divided by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period (rounded upward to the nearest whole multiple of one-sixteenth of one percent (0.0625%)); provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “Eurodollar Rate” shall be the interest rate per annum determined by Agent to be the average (rounded upward to the nearest whole multiple of one-sixteenth of one percent (0.0625%) per annum, if such average is not such a multiple) of the rates per annum at which deposits in Dollars are offered to major banks in the London interbank market in London, England by the Reference Banks at approximately 11:00 a.m. (London time) on the Interest Rate Determination Date for such Interest Period.

“Eurodollar Rate Loan” means any Eurodollar Bid Rate Loan or Eurodollar Committed Loan.

“Eurodollar Rate Reserve Percentage” means, for each Interest Period applicable to a Eurodollar Rate Loan, the highest reserve percentage applicable to any Bank during such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System or any successor for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

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“Eurodollar Tranche” means all Eurodollar Committed Loans that have current Interest Periods beginning on the same date and ending on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default” has the meaning specified in Section 6.1.

“Excluded Taxes” has the meaning ascribed thereto in Section 2.8(a).

“Existing Banks” has the meaning ascribed thereto in the preamble to this Agreement.

“Existing Credit Agreement” has the meaning ascribed thereto in the recitals to this Agreement.

“Facility Fee” has the meaning ascribed thereto in Section 2.6(a)(iii).

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest one-hundredth (1/100th) of one percent (1%)), equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or if such day is not a Banking Day, for the next preceding Banking Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day that is a Banking Day, the average of the quotations for such day on such transactions received by Agent from three federal funds brokers of recognized standing selected by Agent.

“Fees” has the meaning ascribed thereto in Section 2.6(a).

“Fixed Rate” means, with respect to any Fixed Rate Loan, the fixed rate of interest per annum specified by the Bank making such Fixed Rate Loan in its related Bid.

“Fixed Rate Loan” means any Bid Rate Loan bearing interest as provided in Section 2.4(c).

“Foreign Bank” has the meaning ascribed thereto in Section 2.8(h).

“Funding Date” means, with respect to any Loan or L/C, the date on which such Loan is funded or such L/C is issued.

“GAAP” means United States generally accepted accounting principles.

“GIC-Supported Northern Debt” means £100,000,000 in aggregate principal amount of the £150,000,000 5.125 per cent. Guaranteed Bonds due 2035 issued by Northern Electric Finance plc pursuant to that certain Trust Deed, dated May 5, 2005, among Northern Electric Finance plc, Northern Electric Distribution Limited, Ambac Assurance UK Limited and HSBC Trustee (C.I.) Limited; provided, however, that the aggregate principal amount of such Bonds that shall be deemed to constitute GIC-Supported Northern Debt for purposes of this Agreement shall, on any date of determination, be equal to the lesser of (a) $185,000,000 or (b) the product of (i) the amount of Invested Monies (as defined in the Northern GIC), denominated in Sterling, then on deposit with Ambac Capital Funding, Inc. pursuant to the Northern GIC multiplied by (ii) 1.85.

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“GIC-Supported Yorkshire Debt” means the £200,000,000 5.125 per cent. Bonds due 2035 issued by Yorkshire Electricity Distribution plc pursuant to that certain Trust Deed, dated May 5, 2005, among Yorkshire Electricity Distribution plc, Ambac Assurance UK Limited and HSBC Trustee (C.I.) Limited; provided, however, that the aggregate principal amount of such Bonds that shall be deemed to constitute GIC-Supported Yorkshire Debt for purposes of this Agreement shall, on any date of determination, be equal to the lesser of (a) $370,000,000 or (b) the product of (i) the amount of Invested Monies (as defined in the Yorkshire GIC), denominated in Sterling, then on deposit with Ambac Capital Funding, Inc. pursuant to the Yorkshire GIC multiplied by (ii) 1.85.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements (other than solely by reason by being a general partner of a partnership), by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise, or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or the grant of any Lien in connection with any limited recourse project financings of the type described in clause (e) of the definition of “Permitted Subsidiary Debt”. The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Materials” means any asbestos, flammables, volatile hydrocarbons, industrial solvents, explosive or radioactive materials, hazardous wastes, toxic substances, oil, petroleum, or related materials or any other material, substance, waste, element or compound regulated pursuant to any Environmental Law now or hereafter in effect, including, without limitation, substances defined as “hazardous substances,” “hazardous materials,” “contaminants,” “pollutants,” “hazardous wastes,” “toxic substances,” “solid waste,” “extremely hazardous substance,” “liquefied natural gas,” “synthetic gas” or “natural gas liquids” (a) in (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. Section 9601 et seq., (ii) the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., (iii) the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., (iv) the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq., (v) the Clean Air Act, 33 U.S.C. Section 7401 et seq., (vi) the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., (vii) the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., (viii) applicable foreign, state or local law, or (ix) the rules, orders or regulations adopted or proposed or in the publications promulgated pursuant to said laws; or (b) in any reported decision of a foreign, state or federal court.

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“Increasing Bank” has the meaning ascribed thereto in Section 2.1(b)(iii).

“Increasing Bank Agreement” means an Increasing Bank Agreement entered into by an Increasing Bank, Agent and Borrower, in substantially the form of Exhibit G.

“Increasing Existing Bank” means each Existing Bank whose Commitment (as set forth opposite its name on the Commitment Schedule) exceeds its Commitment under the Existing Credit Agreement.

“Indemnified Taxes” has the meaning ascribed thereto in Section 2.8(a).

“Index Debt” has the meaning ascribed thereto in Schedule II.

“Industry Standard” has the meaning ascribed thereto in Section 5.1(b).

“Initial Termination Date” has the meaning ascribed thereto in Section 2.12

“Interest Period” means:

(a)   with respect to any Eurodollar Committed Loan, the period commencing on:

                    (i) the Funding Date or conversion date, as the case may be, with respect to such Eurodollar Committed Loan, or

            (ii) if such Interest Period is selected in connection with the continuation of all or any portion of a Eurodollar Tranche, the last day of the Interest Period applicable to such Eurodollar Tranche, and ending one, two, three or six months or, if available, nine or twelve months, thereafter, or, if available, such periods of shorter than one month as may be agreed to by Agent, as selected by Borrower in its Notice of Borrowing, Request for Conversion of or to a Eurodollar Committed Loan or Request for Continuation of a Eurodollar Committed Loan, as the case may be, given with respect thereto;

(b) with respect to any Eurodollar Bid Rate Loan, the period commencing on the Funding Date with respect to such Eurodollar Bid Rate Loan and ending one, two, three or six months, or, if available, nine or twelve months thereafter (or, if available, such periods of shorter than one month as may be agreed to by Agent), as specified by Borrower in the applicable Bid Request; and

(c) with respect to any Fixed Rate Loan, the period commencing on the date of such Loan and ending on the date specified in the applicable Bid Request;

provided that the foregoing provisions relating to Interest Periods are subject to the following:

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(w) if any Interest Period would otherwise end on a day that is not a Banking Day, such Interest Period shall be extended to the next succeeding Banking Day unless, in the case of an Interest Period applicable to a Eurodollar Rate Loan, the result of such extension would be to carry such Interest Period into another calendar month, in which case such Interest Period shall end on the immediately preceding Banking Day;

(x)  no Interest Period may be selected that would extend beyond the Termination Date, and any Interest Period that would otherwise extend beyond the Termination Date shall end on the Termination Date;

(y) any Interest Period applicable to a Eurodollar Rate Loan that begins on the last Banking Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Banking Day of a calendar month; and

(z) Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Rate Loan or Fixed Rate Loan during an Interest Period for such Loan.

“Interest Rate Determination Date” means, as to any Interest Period applicable to a Eurodollar Rate Loan, the second Banking Day before the first day of such Interest Period.

“Interest Rate Protection Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement intended to protect such Person against fluctuations in interest rates to or under which such Person or any of its Subsidiaries is a party or a beneficiary on the date of this Agreement or becomes a party or a beneficiary thereafter.

“Investment” in any Person means (a) any direct or indirect loan, advance or other extension of credit made to such Person (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), (b) any capital contribution to such Person, (c) any purchase of an ownership interest in such Person, (d) any purchase of all or substantially all of the assets of such Person or (e) any purchase of assets constituting a business unit of such Person. For purposes of this definition, the dollar value of any Investment made by any Person shall be the amount of capital invested by such Person in such Investment.

“IRC” means the Internal Revenue Code of 1986, as amended from time to time.

“L/C” means each of the letters of credit set forth on Schedule III hereto and any standby L/C issued by the L/C Issuer for the account of Borrower pursuant to Section 2.2, in each case, as amended, supplemented or modified from time to time.

“L/C Expiration Date” means, with respect to any L/C, the date that is the earlier to occur of (a) three-hundred sixty-five (365) days after the date of issuance thereof and (b) the Termination Date.

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“L/C Fees” has the meaning ascribed thereto in Section 2.6.

“L/C Issuance Request” has the meaning ascribed thereto in Section 2.2(b)(i).

“L/C Issuer” means JPMorgan Chase Bank, N.A., and, for purposes of any L/C issued by such Person, any other Person that becomes an “L/C Issuer” pursuant to Section 2.2(h).

“L/C Obligations” means, as of any date of determination, all the existing liabilities (including all fees) of Borrower to the L/C Issuer, Agent and the Banks in respect of all L/Cs outstanding, whether such liability is contingent or fixed, which liabilities shall be computed to include the sum of the aggregate maximum amount then available to be drawn under all L/Cs (assuming, whether or not such is the case, that such aggregate maximum amount shall have been drawn) and the aggregate amount of any Unreimbursed Drawings then outstanding.

“L/C Outstandings” means at any time, the sum of (a) the maximum aggregate amount available to be drawn under all outstanding L/Cs (assuming the satisfaction of all conditions for drawing enumerated therein) and (b) the amount of all Unreimbursed Drawings.

“L/C Sublimit” means $200,000,000.

“Laws” means all federal, state, local or foreign laws, rules, regulations and treaties, all judgments, awards, orders, writs, injunctions or decrees issued by any federal, state, local or foreign authority, court, tribunal, agency or other Governmental Authority, or by any arbitrator, all permits, licenses, approvals, franchises, notices, authorizations and similar filings by or with any federal, state, local or foreign Governmental Authority and all consent decrees or regulatory agreements with any federal, state, local or foreign Governmental Authority.

“Lien” means any lien, mortgage, security interest, pledge, charge, conditional sale or other title retention arrangement or other encumbrance (it being understood, however, for avoidance of doubt, that a mere agreement not to grant a Lien on any one or more assets does not constitute a “Lien”).

“Loan” means any Committed Loan or Bid Rate Loan.

“Majority Banks” means:

(a) As of any time before the Termination Date, except during any period that an Event of Default pursuant to Section 6.1(a)(i) has occurred and is continuing, Banks holding Commitments that collectively constitute more than 50% of the aggregate amount of all Commitments; and

(b) As of any time on or after the Termination Date, and during any period that an Event of Default pursuant to Section 6.1(a)(i) has occurred and is continuing, Banks (including any non-consenting Banks) whose total outstanding Loans exceed 50% of the total outstanding Loans of all Banks (including any non-consenting Banks) (or, if no Loans are then outstanding, Banks whose total participation interests in all L/C Obligations (other than fees under Section 2.6(a)(v)) exceed 50% of all such L/C Obligations).

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“Mandatory L/C Borrowing” has the meaning ascribed thereto in Section 2.2(c)(i).

“Material Adverse Effect” means (a) any change or effect, when taken together with all other adverse changes and effects relating to Borrower and its Subsidiaries, that is materially adverse to the business, operations, properties, financial condition, assets or liabilities (including, without limitation, contingent liabilities) of Borrower and its Subsidiaries, taken as a whole, or (b) the material impairment of the ability of Borrower to perform its obligations under any Credit Document to which it is a party or the material impairment of the ability of Agent, the L/C Issuer or any Bank to enforce or collect any of the Obligations.

“Material Subsidiary” means MidAmerican Energy Company, PacifiCorp and each other Subsidiary of Borrower with respect to which (x) Borrower’s percentage ownership interest in such Subsidiary multiplied by (y) the value of the consolidated assets of such Subsidiary, determined on a consolidated basis in accordance with GAAP, represents at least 15% of the consolidated assets of Borrower, determined on a consolidated basis in accordance with GAAP, based on the most recent financial statements delivered pursuant to Section 5.1(h).

“Maturity Date” means with respect to each Eurodollar Rate Loan or Fixed Rate Loan, the last day of the Interest Period applicable to such Eurodollar Rate Loan or Fixed Rate Loan.

“MEHC Shareholders” means, collectively, (a) the holders of the common stock of Borrower and (b) the holders of Borrower’s 11% Junior Subordinated Deferrable Interest Debentures.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which Borrower or any ERISA Affiliate of Borrower is making, or is obligated to make, contributions or has made, or has been obligated to make, contributions within the preceding six years.

“New Bank” has the meaning ascribed thereto in Section 2.1(b)(ii).

“non-consenting Bank” has the meaning ascribed thereto in Section 2.12.

“Northern GIC” means the Investment Agreement, dated April 29, 2004, among Ambac Capital Funding, Inc., Ambac Assurance UK Limited, Northern Electric Finance plc, Northern Electric Distribution Limited and RBS.

“Northern GIC Termination Date” has the meaning assigned to the term “Termination Date” in the Northern GIC.

“Note” means a promissory note issued by Borrower pursuant to Section 2.5(i), substantially in the form of (a) Exhibit C-1, with respect to Committed Loans, or (b) Exhibit C-2, with respect to Bid Rate Loans, in each case, appropriately completed in conformity herewith.

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“Notice of Borrowing” means a request for a borrowing of Committed Loans in the form of Exhibit B-1.

“Obligations” means all obligations, liabilities and indebtedness of every nature of Borrower from time to time owed to Agent, the L/C Issuer or any Bank under the Credit Documents and the Application Documents and any other agreement, instrument or document relating to reimbursement or payment of L/C Obligations, including the principal amount of all debts, claims and indebtedness, accrued and unpaid interest and all fees, costs and expenses, whether primary or secondary, direct or contingent, fixed or otherwise, heretofore, now or from time to time hereafter owing, due or payable whether before or after the filing of a proceeding under the Bankruptcy Code by or against Borrower or any of its Subsidiaries.

“Other Taxes” has the meaning ascribed thereto in Section 2.8(b).

“Patriot Act” has the meaning ascribed thereto in Section 8.17.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any “pension plan” (as defined in Section 3(2) of ERISA) that is subject to the provisions of Title IV of ERISA or Section 412 of the IRC (other than a Multiemployer Plan) and that (a) is maintained for employees of Borrower or any of its ERISA Affiliates or (b) has at any time within the preceding six years been maintained for the employees of Borrower or any of its current or former ERISA Affiliates.

“Percentage” means, for any Bank on any date of determination, the percentage obtained by dividing such Bank’s Commitment on such date by the Aggregate Commitments on such date, and multiplying the quotient so obtained by 100%. In the event that the Commitments have been terminated, each Bank’s Percentage shall be calculated on the basis of the Commitments in effect immediately prior to such termination.

“Permitted Asset Sales” means, collectively, (a) dispositions of all or substantially all of the assets of Borrower and its Subsidiaries that are permitted under Section 5.2(b), (b) dispositions of assets required to be sold to conform with laws or governmental regulations, (c) dispositions of short-term, readily marketable investments purchased for cash management purposes with funds not representing the proceeds of other asset sales, (d) dispositions of assets in addition to the foregoing if the proceeds thereof are retained by Borrower as cash or Cash Equivalents or used to retire Debt of Borrower (other than Debt that is subordinated to the Obligations) and its Subsidiaries, and (e) dispositions of assets in addition to the foregoing if, on a pro forma basis, the aggregate net book value of all such dispositions during the most recent 12-month period would not exceed 10% of Consolidated Net Tangible Assets computed as of the end of the most recent quarter preceding the disposition, provided that any such dispositions will be disregarded for purposes of such 10% limitation (but, for the avoidance of doubt, be deemed to be Permitted Asset Sales) if the net proceeds thereof are invested in assets in similar or related lines of business (including geographic extensions thereof) of Borrower and its Subsidiaries.

“Permitted Liens” means any Liens that are:

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(a) Liens for taxes or other governmental levies and assessments that (i) do not arise under ERISA or Environmental Laws and (ii) are not yet due or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are available to Borrower and reasonably acceptable to Agent or are maintained on the books of Borrower in accordance with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 60 days or that are being contested in good faith and by appropriate proceedings;

(c) pledges or deposits in connection with worker’s compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions (including landmarking and zoning restrictions), royalties, leasehold and fee interest covenants and other similar encumbrances incurred or imposed in the ordinary course of business which are not of the nature of a Lien for security purposes and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of Borrower or any of its Subsidiaries;

(f) Liens incidental to the conduct of the grantor’s business or the ownership of its property and assets which do not relate to Debt, do not arise under ERISA, the IRC or Environmental Laws and which do not materially detract from the value of its property or its assets or materially impair the use thereof in the operation of its business;

(g) zoning and landmarking restrictions;

(h) Liens arising from judgments, provided that (i) the execution or other enforcement of such Lien is effectively stayed, (ii) the judgment secured thereby is being actively appealed in good faith and by appropriate proceedings, (iii) adequate book reserves shall have been established and maintained and shall exist with respect thereto, (iv) such Lien shall have been in existence no more than sixty days from the date of its creation, and (v) the aggregate amount so secured, with respect to all judgments against Borrower or any of its Material Subsidiaries, shall not at any time exceed Fifty Million Dollars ($50,000,000);

(i) Purchase Money Liens, if, after giving effect thereto and any concurrent transactions: (i) each such Purchase Money Lien secures Debt in an amount not exceeding the lesser of (A) the cost of acquisition or construction of the property subject to such Lien and (B) 90% of the fair market value of such property at the time of acquisition or construction, (ii) no Default or Event of Default would exist as a result of incurring the Debt secured by such Purchase Money Lien (determined, for purposes of compliance with Section 5.3(a), on a pro forma basis for the period of four consecutive fiscal quarters of Borrower then most recently ended, as if the Debt secured thereby had been incurred (and the property subject to such Lien had been acquired) on the first day of such period, and, for purposes of compliance with Section 5.3(b), on a pro forma basis as if the Debt secured thereby had been incurred (and the property subject to such Lien had been acquired) on the last day of Borrower’s fiscal quarter then most recently ended), and (iii) the holder of such Debt has no recourse to Borrower or its assets other than assets subject to such Purchase Money Lien; and any extensions, renewals, refundings or refinancings of any Debt secured thereby, provided that the Liens in connection with such renewal, extension, refunding or refinancing shall be limited to all or part of the specific property that was subject to the original Lien;

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(j) Liens existing on property of a Person at the time such property is acquired by Borrower, provided that such Liens (i) are not created, incurred or assumed in contemplation of such acquisition and (ii) do not extend to any other property of Borrower; and any extensions, renewals, refundings or refinancings of any Debt secured thereby, provided that the Liens in connection with such renewal, extension, refunding or refinancing shall be limited to all or part of the specific property that was subject to the original Lien;

(k) Liens created in the ordinary course of business of Borrower which are (i) Liens incurred to secure obligations in respect of letters of credit, bankers’ acceptances, surety, bid, operating and performance bonds, performance guarantees or other similar instruments or obligations (or reimbursement obligations with respect thereto), (ii) Liens arising by reason of security for the performance of tenders, contracts (other than contracts for the payment of money) or leases, or (iii) Liens arising by reason of deposits to secure public or statutory obligations, or to secure permitted contracts for the purchase or sale of any currency entered into in the ordinary course of business;

(l) Liens in effect on the date hereof on the assets of Borrower, and any refinancing, restructuring, extension or renewal thereof, provided that the Liens in connection with such refinancing, restructuring, extension or renewal shall be limited to all or part of the specific property that was subject to the original Lien;

(m) Liens to secure the Obligations;

(n) Liens to secure (i) Debt described in clause (e) of the definition of “Permitted Subsidiary Debt,” and (ii) to the extent incurred with respect to Debt described in such clause (e), Debt described in clause (h) of the definition of “Permitted Subsidiary Debt”); and

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(o) Liens, in addition to the foregoing, that secure obligations not in excess of Twenty Five Million Dollars ($25,000,000).

“Permitted Subsidiary Debt” means, with respect to any Subsidiary of Borrower (without duplication):

(a) Debt outstanding on the Closing Date;

(b) Debt incurred under any Interest Rate Protection Agreement or Currency Protection Agreement (for the avoidance of doubt, obligations under Commodity Swap Agreements shall not be deemed to constitute Debt);

(c) Debt owed to any Affiliate of such Subsidiary;

(d) Debt of any Person that becomes a Subsidiary after the Closing Date, provided that such Debt exists at the time such Person becomes a Subsidiary and is not created, incurred or assumed in contemplation of such acquisition;

(e) Debt that is not recourse to Borrower other than with respect to Liens granted by Borrower to secure such Debt and limited guarantees of, or equity commitments with respect to, such Debt by Borrower, which Liens, limited guarantees and equity commitments are of a type consistent with other limited recourse project financings, including, to the extent otherwise complying with the foregoing restriction, (i) Debt incurred in connection with the acquisition, development, construction, improvement, maintenance or operation of any projects, companies, partnership or joint venture interests or other assets, including Debt assumed in connection with the acquisition of such assets, (ii) Debt incurred for working capital purposes, and (iii) Debt incurred by a Subsidiary that such Subsidiary is expressly permitted to incur under any credit agreement, indenture or other debt instrument to which such Subsidiary is a party;

(f) Debt in addition to the foregoing to the extent that (i) the Debt of such Subsidiary has been assigned a rating by either Moody’s or S&P, (ii) a Ratings Downgrade with respect to such Subsidiary does not occur as a result of the incurrence of such Debt and (iii) such Debt is not incurred to any material extent to fund a dividend to the shareholders of Borrower;

(g) Debt in addition to the foregoing that does not at any time exceed Fifty Million Dollars ($50,000,000) in the aggregate for all Subsidiaries of Borrower; and

(h) Debt that represents an extension, renewal, replacement or refinancing of any of the foregoing, provided that, in the case of a replacement or refinancing, the principal amount of such new Debt shall not exceed the principal amount of the Debt being replaced or refinanced plus 10% of such principal amount.

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If an incurrence of Debt falls within more than one of the categories of Permitted Subsidiary Debt described above, Borrower may elect which category (or categories) of Permitted Subsidiary Debt in which to include such issuance.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, limited liability company, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Property” of any Person means all types of real, personal, tangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person under GAAP.

“Purchase Money Lien” means any Lien on property acquired or constructed by Borrower or any of its Subsidiaries after the Closing Date, which Lien secures all or a portion of the related purchase price or construction costs of such property, provided that such Lien (i) is created within 180 days of such acquisition or construction, (ii) encumbers only property purchased or constructed after the Closing Date and acquired or constructed with the proceeds of the Debt secured thereby, and (iii) does not extend to any other property.

“Rating Adjustment Date” means any date on which the Status (as defined in the Pricing Schedule attached hereto as Schedule II) changes as a result of an upgrade or downgrade in the rating of the Index Debt by S&P or Moody’s.

“Ratings Downgrade” means, with respect to any Person, a downgrade in the ratings assigned to such Person’s Debt by S&P or Moody’s.

“RBS” has the meaning ascribed thereto in the preamble to this Agreement.

“Redeemable Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is (a) required to be redeemed on or prior to the date that occurs 91 days after the Termination Date, (b) redeemable at the option of the holder of such class or series of Capital Stock at any time on or prior to the date that occurs 91 days after the Termination Date or (c) convertible into or exchangeable for Capital Stock referred to in clause (a) or (b) above or Debt having a scheduled maturity on or prior to the date that occurs 91 days after the Termination Date, provided that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require Borrower to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or a “change of control” occurring on or prior to the date that occurs 91 days after the Termination Date shall not constitute Redeemable Stock if the “asset sale” or “change of control” provision applicable to such Capital Stock specifically provides that Borrower shall not purchase or redeem any such Capital Stock pursuant to such covenants either (x) prior to Borrower’s repayment of the Loans, termination of the Commitments and cash collateralization of any outstanding L/Cs or (y) at any time after the occurrence and during the continuance of an Event of Default.

“Reference Banks” means, initially, RBS and, at the request of Agent, shall include one other Bank that deals in Dollar deposits in the London interbank market that may be selected from time to time by Agent with Borrower’s written consent (which consent shall not be unreasonably withheld) or any substitute Reference Bank for the foregoing (or any of them) from time to time selected by Agent with Borrower’s written consent (which consent shall not be unreasonably withheld).

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“Reference Rate” means the variable rate of interest per annum established by UBOC from time to time as its “reference rate”. Such “reference rate” is set by UBOC as a general reference rate of interest, taking into account such factors as UBOC may deem appropriate, it being understood that many of UBOC’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that UBOC may make various commercial or other loans at rates of interest having no relationship to such rate. For purposes of this Agreement, each change in the Reference Rate shall be effective as of the opening of business on the date announced as the effective date of any change in such “reference rate”.

“Relevant Contingent Exposure” has the meaning ascribed thereto in Section 2.10(b).

“Request for Continuation of a Eurodollar Committed Loan” means a request for the continuation of a Eurodollar Committed Loan in the form of Exhibit B-2.

“Request for Conversion of or to a Eurodollar Committed Loan” means a request for the conversion of or to a Eurodollar Committed Loan in the form of Exhibit B-3.

“Responsible Officer” means, as to any Person, the president, the chief executive officer, the chief operating officer, the chief financial officer, any vice president, the chief corporate officer, the treasurer or the controller of such Person.

“Restricted Payments” means all dividends (other than dividends payable in shares of Capital Stock of Borrower) and other distributions, including, without limitation, pursuant to stock repurchases, to the MEHC Shareholders (excluding all interest, preferred dividends and preference dividends payable in respect of the Trust Preferred Securities).

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“SEC” means the Securities and Exchange Commission.

“Significant Operating Lease” means any operating lease or group of related operating leases (including, without limitation, any synthetic lease or tax retention operating lease) with respect to assets having an aggregate fair market value, at the time such assets first become subject to such lease, in excess of Seventy Five Million Dollars ($75,000,000).

“Significant Operating Lease Obligations” means, at any time, with respect to any Significant Operating Lease, the sum of the present values at such time of all payments that Borrower or any of its consolidated Subsidiaries is required to make over the remaining term of such Significant Operating Lease.

“Significant Operating Lease Payments” means, for any period, the aggregate amount of all payments paid or required to be paid by Borrower or any of its consolidated Subsidiaries under Significant Operating Leases for such period.

“SPFV” has the meaning ascribed thereto in Section 8.11(g).

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“Stated Maturity” means, with respect to any debt security or any installment of interest thereon, the date specified in such debt security as the fixed date on which any principal of such debt security or any such installment of interest is due and payable.

“Sterling” and “£” mean the lawful currency of the United Kingdom that is legal tender for the payment of public and private debts, as in effect from time to time.

“Subsidiary” means, with respect to any Person, any corporation or other entity (a) of which such Person owns, directly or indirectly, at least 50% of the Capital Stock or other ownership interests, and (b) in respect of which such Person, directly or indirectly, (i) controls, by voting power, board or management committee membership or through the provisions of any applicable partnership, shareholder or other similar agreement or under an operating, maintenance or management agreement or otherwise, the management or operation of such corporation or other entity, or (ii) otherwise has significant influence over the management or operation of such corporation or other entity in all material respects (significant influence includes, without limitation, the right to control or veto any material act or decision) in connection with such management or operation.

“Subsidiary Preferred Securities” means, collectively, (a) each of the $3.30, $3.75, $3.90, $4.20, $4.35, $4.40 and $4.60 Series of Cumulative Preferred Stock of MidAmerican Energy Company, (b) the 8.061p Series of Cumulative Preference Shares of Northern Electric plc, (c) the Series A and Series B Preferred Stock of CE Luzon Geothermal Power Company, Inc. and (d) any other series of preferred or preference stock that may in the future be issued by any Subsidiary of Borrower to Persons other than the MEHC Shareholders.

“Tax Credit” has the meaning ascribed thereto in Section 2.8(g).

“Taxes” has the meaning ascribed thereto in Section 2.8(a).

“Tax Indemnitee” has the meaning ascribed thereto in Section 2.8(a).

“Termination Date” means July 6, 2011 or such later date to which the Initial Termination Date is extended pursuant to Section 2.12, or such earlier date upon which the whole of the Commitments are terminated, pursuant to Section 6.1 or otherwise.

“Termination Event” means: (a) a “Reportable Event” described in Section 4043 of ERISA and the regulations issued thereunder occurs with respect to a Pension Plan, except to the extent that the PBGC has by regulation waived the notice requirements of Section 4043(a) of ERISA; or (b) the withdrawal of Borrower or any of its ERISA Affiliates from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA; or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC; or (e) the partial or complete withdrawal of Borrower or any of its ERISA Affiliates from a Multiemployer Plan; or (f) the imposition of a Lien with respect to a Pension Plan pursuant to Section 412 of the IRC or Section 302 of ERISA; or (g) any event or condition that results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA; or (h) any event or condition that results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.

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“Trust Preferred Securities” means, collectively, (a) the preferred securities issued by CalEnergy Capital Trust II, CalEnergy Capital Trust III, MidAmerican Capital Trust I, MidAmerican Capital Trust II or MidAmerican Capital Trust III, the common securities of which are directly or indirectly owned by Borrower and, without duplication, any junior subordinated debentures issued by Borrower to any of such trusts in connection with such preferred securities, and (b) any other series of preferred securities that may in the future be issued to the MEHC Shareholders or any controlled Affiliates of Berkshire Hathaway, and, without duplication, any junior subordinated debentures issued by Borrower in connection with any such preferred securities to the trust issuing such preferred securities.

“Type” means, with respect to any Loan, a Base Rate Loan, a Eurodollar Committed Loan, a Eurodollar Bid Rate Loan or a Fixed Rate Loan.

“UBOC” has the meaning ascribed thereto in the preamble to this Agreement.

“Unreimbursed Drawings” has the meaning ascribed thereto in Section 2.2(c)(i).

“U.S. Withholding Taxes” means Taxes imposed by the federal government of the United States of America by means of withholding pursuant to sections 881 and 1442 of the IRC.

“Utilization Fee” has the meaning ascribed thereto in Section 2.6(a)(ii).

“Utilized Percentage” means, on any day, (a) the sum of the aggregate principal amount of all outstanding Loans and the L/C Outstandings, but excluding Bid Rate Loan Outstandings, divided by (b) the Aggregate Commitments, expressed as a percentage.

“Yorkshire GIC” means the Investment Agreement, dated April 29, 2004, among Ambac Capital Funding, Inc., Ambac Assurance UK Limited, Yorkshire Electricity Distribution plc and RBS.

“Yorkshire GIC Termination Date” has the meaning assigned to the term “Termination Date” in the Yorkshire GIC.

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